Filed Pursuant to Rule 424(b)(5)
Registration No. 333-239047
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Class A ordinary shares, par value US$0.00025 per share(1)	US$2,000,000,000	US$218,200

(1)
The Class A ordinary shares are represented by American depositary shares, each of which represents one Class A ordinary share. The ADSs issuable on deposit of the ordinary shares registered hereby have been registered under separate registration statements on Form F-6 (333-227062) and Form F-6 (333-248194).

(2)
Calculated in accordance with Rules 457(o) of Regulation C under the Securities Act of 1933, as amended, based on the maximum aggregate offering price of the securities offered.

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 9, 2020)
NIO Inc.
Up to US$2,000,000,000
of American Depositary Shares Representing Class A Ordinary Shares

We have entered into an equity distribution agreement with Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Goldman Sachs (Asia) L.L.C., China International Capital Corporation Hong Kong Securities Limited, Nomura Securities International, Inc. and Guotai Junan Securities (Hong Kong) Limited, or the sales agents, relating to our American Depositary Shares, or ADSs. Each ADS represents one class A ordinary share, par value US$0.00025 per share. The ADSs are offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the equity distribution agreement, we may offer and sell our ADSs with an aggregate offering price of up to US$2,000,000,000 from time to time on the New York Stock Exchange, or the NYSE, or other markets for our ADSs in the U.S. through the sales agents.
Our ADSs are listed on the NYSE under the symbol “NIO.” On September 3, 2021, the reported last sale price of the ADSs on the NYSE was US$40.37 per ADS.
Sales of our ADSs under this prospectus supplement and the accompanying prospectus may include ordinary brokers’ transactions, to or through a market maker, on or through the NYSE or other markets for our ADSs, in negotiated transactions, or as otherwise agreed with the sales agents. Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Goldman Sachs (Asia) L.L.C., China International Capital Corporation Hong Kong Securities Limited, Nomura Securities International, Inc. and Guotai Junan Securities (Hong Kong) Limited will act as sales agents on a reasonable efforts basis. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.
We also may sell some or all of the ADSs to any of the sales agent as principal for its own account at a price per share agreed upon at the time of sale. If we sell ADSs to a sales agent as principal, we will enter into a separate agreement setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.
The sales agents will be entitled to compensation at a commission rate of 1.3% of the gross sales price per ADS sold. In connection with the sale of our ADSs on our behalf, the sales agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and the compensation of the sales agents may be deemed to be underwriting commissions or discounts.
Investing in our ADSs involves risks. See “Risk Factors” beginning on page S-16.
NIO Inc. is a Cayman Islands holding company with no equity ownership in our consolidated variable interest entity. We conduct our operations in China through (i) our PRC subsidiaries and (ii) our consolidated variable interest entity with which we have maintained contractual arrangements. PRC laws and regulations restrict and impose conditions on foreign investment in value-added telecommunication services, including without limitation, performing internet services, operating our website and mobile application as well as holding certain related licenses. Accordingly, we operate these businesses in China through our consolidated variable interest entity, and rely on contractual arrangements among our PRC subsidiaries, our variable interest entity and its nominee shareholders to control the business operations of our variable interest entity. Investors in our ADSs thus are not purchasing equity interest in our operating entities in China but instead are purchasing equity interest in a Cayman Islands holding company. As used in this prospectus supplement, “NIO,” “we,” “us,” “our company,” and “our” refer to NIO Inc., our Cayman Islands holding company and its subsidiaries, and in the context of describing our operations and consolidated financial information, our consolidated variable interest entity and the subsidiaries of the consolidated variable interest entity, and depending on the context, may also refer to Shanghai Anbin Technology Co., Ltd., which is no longer our consolidated variable interest entity as of June 30, 2021, and its subsidiaries.
We face various legal and operational risks and uncertainties associated with being based in or having our operations primarily in China and the complex and evolving PRC laws and regulations. The PRC government has significant authority to exert influence on the ability of a China-based company, such as us, to conduct its business. Therefore, investors of our company and our business face potential uncertainty from the PRC government. Changes in China’s economic, political or social conditions or government policies could have a material and adverse effect on our business and results of operations. For example, we face risks associated with regulatory approvals on offshore offerings, anti-monopoly regulatory actions, the use of our variable interest entity and oversight on cybersecurity and data privacy, as well as the lack of PCAOB inspection on our auditors. These risks could result in a material adverse change in our operations and the value of our ADSs, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline. For a detailed description of risks related to doing business in China, see “Risk Factors — Risks Related to Doing Business in China” in this prospectus supplement.
Our corporate structure is subject to risks associated with our contractual arrangements with our variable interest entity. Investors may never directly hold equity interests in our variable interest entity. If the PRC government deems that our contractual arrangements with our variable interest entity do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. Our holding company, our PRC subsidiaries and our variable interest entity and investments in our company face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with our variable interest entity and, consequently, the business, financial condition and results of operations of our variable interest entity and our company as a whole. Our Class A ordinary shares or our ADSs may significantly decline in value, if we are unable to assert our contractual control rights over the assets of our PRC subsidiaries and consolidated variable interest entity that conduct all or substantially all of our operations. For a detailed description of the risks associated with our corporate structure, please refer to “Risk Factors — Risks Related to Our Corporate Structure” in this prospectus supplement.
Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Credit Suisse	Morgan Stanley	Goldman Sachs
CICC	Nomura	Guotai Junan International
The date of this prospectus supplement is September 7, 2021.

PROSPECTUS SUPPLEMENT
PROSPECTUS
You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any other offering materials we file with the SEC. We have not, and the sales agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on such different or inconsistent information. We are not, and the sales agents are not, making an offer of the ADSs in any jurisdiction where such offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any other offering material is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or the sales agents to subscribe for and purchase, any of the ADSs and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus dated June 9, 2020 included in the registration statement on Form F-3 (No. 333-239047), which provides more general information.
To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.
In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires:
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“ADAS” refers to advanced driver assistance system;

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“ADRs” refer to the American depositary receipts that evidence the ADSs;

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“ADSs” refer to our American depositary shares, each of which represents one Class A ordinary share;

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“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus supplement only, Hong Kong, Macau and Taiwan;

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“Class A ordinary shares” refer to our Class A ordinary shares, par value US$0.00025 per share;

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“Class B ordinary shares” refer to our Class B ordinary shares, par value US$0.00025 per share;

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“Class C ordinary shares” refer to our Class C ordinary shares, par value US$0.00025 per share;

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“EVs” refer to electric passenger vehicles;

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“ICE” refers to internal combustion engine;

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“NEVs” refer to new energy passenger vehicles;

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“NIO,” “we,” “us,” “our company,” and “our” refer to NIO Inc., our Cayman Islands holding company and its subsidiaries, its consolidated variable interest entity and the subsidiaries of the consolidated variable interest entity, and depending on the context, may also refer to Shanghai Anbin Technology Co., Ltd., which is no longer our consolidated variable interest entity as of June 30, 2021, and its subsidiaries;

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“Ordinary shares” refer to our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares, each of par value US$0.00025 per share;

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“RMB” or “Renminbi” refers to the legal currency of China; and

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“US$,” “dollars” or “U.S. dollars” refer to the legal currency of the United States.

We have published our consolidated financial statements in RMB. Our business is primarily conducted in China and substantially all of our revenues are denominated in RMB. The conversion of RMB into U.S. dollars in this prospectus supplement is based on the exchange rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus supplement are made at the rate as of the end of the applicable period, that is, RMB6.4566 to US$1.00, the rate in effect as of June 30, 2021. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange.

SPECIAL NOTES REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:
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our goals and growth strategies;

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the COVID-19 pandemic;

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our future business development, financial condition and results of operations;

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the expected growth of the electric vehicles industry in China;

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our expectations regarding demand for and market acceptance of our products and services;

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our expectations regarding our relationships with customers, contract manufacturers, component suppliers, third-party service providers, strategic partners and other stakeholders;

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competition in our industry; and

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relevant government policies and regulations relating to our industry; and assumptions underlying or related to any of the foregoing.

The forward-looking statements included in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Other sections of this prospectus supplement include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should read thoroughly this prospectus supplement and the documents that we refer to with the understanding that our actual future results may be materially different from, or worse than, what we expect. We qualify all of our forward-looking statements by these cautionary statements.
This prospectus supplement contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The electric vehicles industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our ADSs. In addition, the rapidly evolving nature of the electric vehicles industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions.
We would like to caution you not to place undue reliance on the forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference herein for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus supplement or incorporated by reference into this prospectus supplement are made only as of the date of this prospectus supplement or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

PROSPECTUS SUPPLEMENT SUMMARY
The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In addition to this summary, we urge you to carefully read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, the information included under the section entitled “Risk Factors” and the financial statements and the related notes thereto included in this prospectus supplement or incorporated by reference.
Our Business
Our mission is to shape a joyful lifestyle. We aim to build a community starting with smart electric vehicles to share joy and grow together with users. Our Chinese name, Weilai ( ), which means Blue Sky Coming, reflects our commitment to a more environmentally friendly future.
We are a pioneer and a leading company in the premium smart electric vehicle market in China. We design, develop, jointly manufacture, and sell premium smart electric vehicles, driving innovations in autonomous driving, digital technologies, electric powertrains and batteries. We differentiate ourselves through our continuous technological breakthroughs and innovations, such as our industry-leading battery swapping technologies, Battery as a Service, or BaaS, as well as our proprietary autonomous driving technologies and Autonomous Driving as a Service, or ADaaS.
We introduced the EP9 supercar in 2016, which was then the fastest electric vehicle, setting the Nurburgring Nordschleife all-electric vehicle lap record. In December 2017, we launched the ES8, which is a six- or seven-seater flagship premium smart electric SUV. Subsequently, we launched the award-winning ES6, a five-seater high-performance premium smart electric SUV, in December 2018, and the EC6, a five-seater premium smart electric coupe SUV, in December 2019, followed by the ET7, a flagship premium smart electric sedan and NIO’s first autonomous driving model, in January 2021.
Our vehicles have been well-received by Chinese consumers. As of August 31, 2021, we had cumulatively delivered 131,408 vehicles.
Model	ES8	ES6	EC6	ET7*
Segment	Mid-large SUV	Mid-size SUV	Mid-size coupe SUV	Mid-large sedan
Wheelbase (mm)	3,010	2,900	2,900	3,060
NEDC range (km) (with 70/100/150kWh battery pack)**	415/580/850	430/610/900***	440/615/910***	500/700/1,000
Acceleration time from 0 to 100km/h(s)	4.9	4.7***	4.5***	3.9
Peak power (kW)	400	400***	400***	480
Maximum torque (N·m)	725	725***	725***	850
Autonomous driving package	NIO Pilot	NIO Pilot	NIO Pilot	NIO Autonomous Driving
MSRP starting from (RMB) †	468,000	358,000	368,000	448,000

*
ET7 delivery is expected to commence in the first quarter of 2022.

**
150 kWh battery is expected to be available in the fourth quarter of 2022.

***
Represent configurations of performance versions.

†
Starting price of base models, and actual price may be higher depending on configuration.

Our Key Technological Breakthroughs and Innovations
Since our inception, we have continued to innovate with the goal of consistently creating the most worry-free and convenient experience for our users. Our technological breakthroughs and innovations differentiate us from our peers, creating better user experience and enhancing our users’ confidence in us.

Battery swapping and BaaS
Since our introduction of the ES8 in 2017, all of our smart electric vehicles have been equipped with proprietary battery swapping technologies, providing our users a “chargeable, swappable, upgradable” experience. In 2020, we launched the industry-first Battery as a Service, or BaaS, an innovative model which allows users to purchase electric vehicles and subscribe for the usage of battery packs separately. BaaS enables our users to benefit from lower vehicle purchase prices, flexible battery upgrade options and assurance of battery performance.
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Battery swapping.   Empowered by over 1,200 patented technologies, all of our vehicles support battery swapping. It provides our users with convenient “recharging” experience by simply swapping the user’s battery for another one within minutes. In addition, it enables users to enjoy the benefits of battery technology advancements with upgrade options. Our Power Swap station 2.0, which began deployment in April 2021, significantly increases our service capacity by shortening the battery swapping time to under three minutes and carrying up to 13 battery packs. As of June 30, 2021, we had 300 Power Swap stations covering urban areas and expressways across 90 cities, through which we had completed over two million battery swaps cumulatively. By the end of 2021, we expect to operate over 700 power swap stations.

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BaaS.   Enabled by vehicle-battery separation and battery subscription, BaaS decouples the battery price from the purchase price of a vehicle. BaaS users enjoy a lower upfront purchase price and flexible subscription options for battery packs of various capacities according to their needs on a monthly or yearly basis, as well as flexibility for battery upgrades in the future. For the six months ended June 30, 2021, over half of the new orders we received chose BaaS subscription.

Autonomous driving and ADaaS
We believe that autonomous driving is the core of smart electric vehicles and it has been our focus from day one. We are one of the first companies in China to offer enhanced ADAS capabilities. NIO Pilot, our proprietary enhanced advanced driver assistance system, or ADAS, is now equipped with Navigate on Pilot, or NOP. NOP is able to guide a vehicle on and off ramps, overtake, merge lanes and cruise according to planned routes on highways and urban expressways. In January 2021, we announced NIO Autonomous Driving, or NAD, our next generation, proprietary full stack autonomous driving technology. We have built up the NAD capability with in-house developed perception algorithms, localization, control strategy and platform software. The technology comprises a super computing platform called NIO Adam and a super sensing system called NIO Aquila.
NAD is expected to gradually cover use cases from expressways, urban roads, parking, battery swapping to other domains to deliver a safer and more relaxing autonomous driving experience for our users and is first available on the ET7. We plan to roll out NAD through a RMB680 monthly subscription under Autonomous Driving as a Service, or ADaaS, in early 2022.
Please see “Risk Factors — Risks Related to Our Business and Industry — We may be subject to risks associated with autonomous driving technologies” for the risks associated with autonomous driving technologies, ADAS and other automated driving systems.
Our User Community
We strive to build an integrated online and offline user community by providing holistic services, and a joyful lifestyle under which users interact with us and with each other. Our direct sales model allows us to build direct relationship with users and engage with them online through NIO app and offline through NIO Houses and NIO Spaces. We further engage our user community through NIO Day and NIO Events, as well as our lifestyle brand NIO Life.
Our in-house developed NIO app is designed to be a portal not only for selling vehicles where users can place orders for and configure all NIO vehicles, but also for vehicle control, service access and NIO Life product purchase. As of June 30, 2021, our NIO app had over two million registered users, and over 196,000 daily active users on peak days. NIO Houses have showroom functions while serving as clubhouses for our users and their friends. NIO Spaces are mainly showrooms for our brand, vehicles and services. As of June 30,

2021, we operated 25 NIO Houses and 234 NIO Spaces across 128 cities, and 34 NIO service centers and 169 authorized service centers in 132 cities.
We have fostered a NIO community with users being involved in planning, organizing and participating in company- and user-organized events, including our annual NIO Day. As a result of strong user engagement, our users are more willing to refer friends and family to our vehicles and services.
Our Supply Chain and Manufacturing
Our position as a pioneer in the market has attracted many global leaders and innovative companies in the industry to work with us, creating an extensive industry alliance network that is mutually beneficial to NIO and our partners. We continuously innovate our supply chain in order to establish a more effective and diverse supply chain system. We actively cultivate partnerships with suppliers that have innovative technological capabilities and cost advantages, thereby increasing the competitiveness and innovativeness of our supply chain.
We manufacture our vehicles through a strategic alliance with Jianghuai Automobile Group Ltd., or JAC, at its Hefei manufacturing facility, which currently has an annual production capacity of 120,000 units. Our alliance with JAC has given us great flexibility and scalability, enabling our vehicles to hit market fast with high quality assurance. According to J.D. Power’s 2019 China New Energy Vehicle Experience Index Study published in July 2019, NIO ranked the highest in quality among all electric vehicle brands, and the ES8 ranked the highest in quality among all mid-large battery electric vehicles. According to J.D. Power’s 2020 China New Energy Vehicle Experience Index Study published in September 2020, NIO ranked the highest in quality among all battery electric vehicle brands, and the ES6 ranked the highest in quality among all midsize battery electric vehicles.
Our Competitive Strengths
We believe the following strengths contribute to our success:
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Leading brand in China’s premium smart electric vehicle market

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Well positioned products in the premium smart electric vehicle market

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Proven capabilities in proprietary software and hardware technological innovations

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Innovative Battery as a Service and comprehensive power solutions

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User enterprise advocating a worry-free and holistic user experience

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World-class management and global talent pool

Our Strategies
We are pursuing the following strategies to achieve our mission:
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Successfully launch future models and accelerate product iteration

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Continue to focus on technological innovations

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Continue to develop our power infrastructure and expand sales and service coverage

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Create more recurring revenues during the lifetime ownership

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Expand internationally to benefit from rising global demand

Recent Developments
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Vehicle Deliveries

In the first quarter of 2021, we delivered 20,060 vehicles, including 4,516 ES8s, 8,088 ES6s and 7,456 EC6s, representing an increase of 422.7% from the first quarter of 2020. In the second quarter of 2021, we delivered 21,896 vehicles, including 4,433 ES8s, 9,935 ES6s and 7,528 EC6s, representing an increase of 111.9% from the second quarter of 2020. The total number of vehicles we delivered in the first six months of 2021 was 41,956. Our total revenues were RMB16,430.4 million (US$2,544.7 million) in the first six months of 2021, representing an increase of 222.7% from the same period in 2020. Revenues from vehicle sales were RMB15,317.6 million (US$2,372.4 million) in the first six months of 2021, representing an increase of 223.0% from the same period in 2020. Net loss was RMB1.038.2 million (US$160.8 million) in the first six months of 2021, representing a decrease of 63.8% from the same period in 2020. We delivered 7,931 and 5,880 vehicles in July and August 2021, respectively. As of August 31, 2021, we had cumulatively delivered 131,408 vehicles.
Additionally, the global semiconductor shortage and other supply constraints have negatively impacted our production activity and volume. Starting from March 29, 2021, we temporarily suspended the vehicle production activity in the JAC-NIO manufacturing plant in Hefei for five working days. In May 2021, our vehicle delivery was also adversely impacted for several days due to the volatility of semiconductor supply and certain logistical adjustments. See “Risk Factors — Risks Related to Doing Business in China — We are dependent on our suppliers, many of whom are our single source suppliers, for the components they supply.” In August 2021, our vehicle production, especially the manufacturing of the ES6 and EC6, was materially disrupted by the supply chain constraints resulting from the COVID-19 pandemic in certain areas in China and Malaysia. See “Risk Factors — Risks Related to Our Business and Industry — Our business, financial condition and results of operations may be adversely affected by the COVID-19 pandemic.”
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Business Collaboration

On April 15, 2021, we entered into a framework agreement with China Petroleum & Chemical Corporation, or Sinopec, the Chinese state-owned oil producer. Pursuant to the agreement, we and Sinopec will work together on building charging and battery swapping infrastructure in gas stations in China. We believe this strategic collaboration will enhance efficiency of site selection for our charging and swapping facilities, provide better user experiences and help convert more ICE (internal combustion engine) vehicle users to electric vehicle users.
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Xinqiao Manufacturing Plant

On April 29, 2021, we participated in the kickoff ceremony of the Xinqiao Industrial Park in Hefei. To further support the production of our future models, together with our partners, we and/or our partners will plan and build a new manufacturing plant in Xinqiao Industrial Park. We are discussing with our partners about the detailed execution plan and cooperation model.
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Global Expansion

On May 6, 2021, we officially announced our market entry into Norway, our first overseas market. We will build a user community and establish a full-fledged ecosystem encompassing vehicles, services, power solutions, digital experience and lifestyle. The ES8 will be the first vehicle model introduced to Norway, with the ET7 to follow. We plan to open the first NIO House outside China in Oslo and build Power Swap stations in Norway in 2021.
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Renewal of Joint Manufacturing Arrangements

Since 2016, JAC, a major state-owned automobile manufacturer in China, has been our partner for the joint manufacturing of our vehicles. In May 2021, we entered into renewed manufacturing agreements regarding the joint manufacturing of our vehicles and related fee arrangements with JAC and Jianglai Advanced Manufacturing Technology (Anhui) Co., Ltd., or Jianglai. Pursuant to the renewed joint manufacturing arrangements, from May 2021 to May 2024, JAC will continue to manufacture the ES8, ES6, EC6, ET7 and potentially other NIO models in the pipeline. In addition, JAC will expand its annual production capacity to 240,000 units (calculated based on 4,000 work hours per year) in order to meet the growing demand for NIO vehicles. We will be in charge of vehicle development and engineering, supply chain management, manufacturing techniques, and quality management and assurance. Jianglai will be responsible for parts assembly and operation management. The fee arrangements under the renewed arrangements consist of the following: (i) asset depreciation and amortization with regard to the assets JAC invested and to invest for the manufacture of NIO models as actually incurred, payable monthly and subject to adjustment annually; (ii) vehicle production and processing fees recorded on a per-vehicle basis, payable monthly and subject to adjustment annually; (iii) certain compensatory arrangements; (iv) relevant tax; and (v) purchase amount of certain production materials. We believe the new agreements allow us to benefit from economies of scale and manufacturing efficiency improvement in the future.
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Extraordinary General Meeting

We held an extraordinary general meeting (the “EGM”) of shareholders at our office in Shanghai, China on June 3, 2021 at 10 a.m. (Beijing Time), for the purposes of approving the proposals to amend and restate our memorandum and articles of association. At the EGM, our shareholders adopted the resolutions to amend and restate the Eleventh Amended and Restated Memorandum and Articles of Association by the deletion in their entirety and by the substitution in their place of the Twelfth Amended and Restated Memorandum and Articles of Association.
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Appointment of Independent Director

On July 12, 2021, our board of directors appointed Ms. Yu Long as a new independent director, effective July 12, 2021. Ms. Long also serves as a member and the chairperson of the nominating and corporate governance committee of our board of directors while Mr. William Bin Li, the Company’s founder, chairman of the board of directors and chief executive officer, resigned from the nominating and corporate governance committee of the board of directors on July 12, 2021.
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Recent Regulatory Developments

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies. As of the date of this prospectus supplement, we have not received any inquiry, notice, warning, or sanctions from PRC governmental authorities in connection with the above contents of Opinions. Based on the foregoing and the currently effective PRC laws, our PRC legal counsel is of the view that, as of the date of this prospectus supplement, the Opinions do not materially and adversely affect our disclosure, including PRC counsel's opinions, taken as a whole , as stated in “Risk Factors — Risks Related to Doing Business in China — If the PRC government deems that our contractual arrangements with our variable interest entity do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.” and “Risk Factors — Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.”
On June 10, 2021, the Standing Committee of the National People’s Congress of China promulgated the Data Security Law, which took effect in September 2021. The Data Security Law sets forth data security and privacy related compliance obligations on entities and individuals carrying out data related activities. The Data Security Law also introduces a data classification and layered protection system based on the importance of data and the degree of impact on national security, public interests or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked or illegally acquired or used. In addition, the Data Security Law provides a national security review procedure for those data activities that may affect national security, and imposes export restrictions on certain data and information. According to the PRC National Security Law, the State shall establish institutions and mechanisms for national security review and regulation, and conduct national security review on certain matters that affect or may affect PRC national security, such as key technologies and IT products and services. According to the effective Cybersecurity Review Measures, online platform/website operators of certain industries may be identified as critical information infrastructure operators by the Cyberspace Administration of China, once they meet standard as stated in the National Cybersecurity Inspection Operation Guide, and such operators may be subject to cybersecurity review. In early July 2021, regulatory authorities in China launched cybersecurity investigations with regard to several China-based companies that are listed in the United States.

On July 10, 2021, the Cyberspace Administration of China released the Cybersecurity Review Measures (Revised Draft for Solicitation of Comments), or the Revised Draft, pursuant to which data processors with information of over one million users shall be subject to cybersecurity review before listing abroad. The cybersecurity review will evaluate, among others, the risk of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments after going public overseas. The procurement of network products and services, data processing activities and overseas listing should also be subject to cybersecurity review if they concern or potentially pose risks to national security. It is uncertain when the final measures will be issued and take effect, how they will be enacted, interpreted or implemented, and whether they will affect us. The scope of business operations and financing activities that are subject to the Revised Draft and the implementation thereof is not yet clear. As of the date of this prospectus supplement, we have not been informed by any PRC governmental authority of any requirement that we file for approval for this offering.
On August 12, 2021, the MIIT issued the Opinion on Strengthening the Access Administration of Intelligent Connected Vehicles Manufacturing Enterprises and Their Products, or the Access Administration Opinion, which provided responsibilities of intelligent connected vehicles manufacturing enterprises, and required such enterprises to strengthen the management of vehicle data security, cyber security, software updates, function safety and intended function safety. Furthermore, the Access Administration Opinion stated that vehicles manufacturing enterprises shall conduct cybersecurity review prior to transmitting data abroad.
On August 17, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure, or the Regulations, which took effect in September 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the Cyber Security Law. The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure.
On August 20, 2021, the Standing Committee of the National People’s Congress of China promulgated the Personal Information Protection Law of the PRC, or the Personal Information Protection Law, which will take effect in November 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s separate consent shall be obtained before operation of such individual’s sensitive personal information, e.g., biometric characteristics and individual location tracking, (ii) personal information operators operating sensitive personal information shall notify individuals of the necessity of such operations and the influence on the individuals’ rights, (iii) if personal information operators reject individuals’ requests to exercise their rights, individuals may file a lawsuit with a People’s Court. On August 20, 2021, the Cyberspace Administration of China promulgated the Provisions on the Administration of Automobile Data Security (for Trial Implementation), or the Provisions on Automobile Data Security, which will take effect in October 2021. The Provisions on Automobile Data Security clearly define the definition of “automobile data”, “automobile data operating”, “automobile data operator”, “personal information”, “sensitive personal information” and “important data”, and further elaborate the principles of and requirements for the automobile data operating activities within the PRC. Furthermore, the Provisions on Automobile Data Security also prescribe the implementation of classified protection of cybersecurity, the obligations of automobile data operators to inform, anonymize and obtain individuals’ consents, and the specific requirements for operating sensitive personal information, as well as the risk assessment when operating important data and the security assessment when providing data abroad.
Given that the above mentioned newly promulgated laws, regulations and policies were recently promulgated or issued, and have not yet taken effect (as applicable), their interpretation, application and enforcement are subject to substantial uncertainties. See “Risk Factors — Risks Related to Our Business and Industry — Our business is subject to a variety of laws, regulations, rules, policies and other obligations regarding cybersecurity, privacy, data protection and information security. Any failure to comply with these laws, regulations and other obligations or any losses, unauthorized access or releases of confidential information or personal data could subject us to significant reputational, financial, legal and operational consequences” and “— Our vehicles are subject to motor vehicle standards and the failure to satisfy such mandated safety standards would have a material adverse effect on our business and operating results.”

Corporate History and Structure
We were founded in November 2014, as NextCar Inc., and changed our name to NIO Inc. in July 2017. NIO Inc. is a holding company with no material operations of its own. We conduct our operations through our PRC subsidiaries and our variable interest entity in China, and through our subsidiaries in the United States, Germany and the United Kingdom.
PRC laws and regulations restrict and impose conditions on foreign investment in value-added telecommunication services, and historically, on vehicle manufacturing. In April 2018, we entered into a series of contractual arrangements with Shanghai Anbin Technology Co., Ltd., or Shanghai Anbin, and Beijing NIO Network Technology Co., Ltd., or Beijing NIO, our two variable interest entities at the time, and their shareholders, to conduct certain future operations in China. These contractual arrangements enable us to:
•
receive the economic benefits that could potentially be significant to our consolidated variable interest entities in consideration for the services provided by our subsidiaries;

•
exercise effective control over our consolidated variable interest entities; and

•
hold an exclusive option to purchase all or part of the equity interests in our consolidated variable interest entities when and to the extent permitted by PRC law.

These contractual agreements include an exclusive business cooperation agreement, exclusive option agreement, equity interest pledge agreement, loan agreement and power of attorney. For a summary of the material provisions of the contractual arrangements relating to Beijing NIO, please refer to “Item 4. Information on the Company — C. Organizational Structure — Contractual Agreements with the VIE and Its Shareholders” in our 2020 Annual Report.
We intended to rely on the subsidiaries of Shanghai Anbin to conduct vehicle manufacturing, and we operate value-added telecommunication services, including without limitation, performing internet services, operating our website and mobile application as well as holding certain related licenses, through Beijing NIO. The contractual arrangements with Shanghai Anbin Technology Co., Ltd. were terminated in March 2021. The revenue contribution of Beijing NIO and Shanghai Anbin, our current and past variable interest entities, and their subsidiaries, taking into account all of their respective business with or without foreign investment restrictions under PRC laws, accounted for 0%, 0%, 0.002% and 0.002% of our total revenues in 2018, 2019, and 2020 and for the six months ended June 30, 2021, respectively. The revenue contribution of the businesses of our current and past variable interest entities and their subsidiaries with foreign investment restrictions under PRC laws, being value-added telecommunications services, amounted to RMB0.5 million (US$0.1 million) during 2018, 2019, 2020 and the six months ended June 30, 2021.
Investors in our ADSs are not purchasing equity interest in our operating entities in China but instead are purchasing equity interest in a holding company incorporated in the Cayman Islands. We do not have any equity interests in our consolidated variable interest entity, Beijing NIO. However, as a result of contractual arrangements, we have effective control over and are considered the primary beneficiary of Beijing NIO, and we have consolidated the financial results of it in our consolidated financial statements. The nominee shareholders of Beijing NIO, Bin Li and Lihong Qin, are directors of our company. We consider Mr. Li and Mr. Qin suitable to act as the nominee shareholders of Beijing NIO because of, among other considerations, their contribution to our company, their competence and their length of service with and loyalty to our company. If Beijing NIO or the nominee shareholders fail to perform their respective obligations under the contractual arrangements, we could be limited in our ability to enforce the contractual arrangements that give us effective control over Beijing NIO. Furthermore, if we are unable to maintain effective control, we would not be able to continue to consolidate the financial results of Beijing NIO in our financial statements. For a detailed description of the risks associated with our corporate structure, please refer to “Risk Factors — Risks Related to Our Corporate Structure” in this prospectus supplement.
The following diagram illustrates our corporate structure, including our principal subsidiaries and its principal subsidiaries and our variable interest entity, as of the date of this prospectus supplement:

Notes:
(1)
NIO Holding Co., Ltd. is owned 69.09%, 20.31%, 4.25%, 2.55%, 2.27%, 0.97% and 0.57% by NIO Nextev Limited, NIO User Enterprise Limited, Hefei Jianheng New Energy Vehicle Investment Fund Partnership (Limited Partnership), Advanced Manufacturing Industry Phase II Investment Fund (Limited Partnership), Anhui Sanzhong Yichuang Industrial Development Fund Co., Ltd., NIO Power Express Limited and Anhui Jintong New Energy Vehicle Phase II Fund Partnership (Limited Partnership), respectively.

(2)
Mr. Bin Li and Mr. Lihong Qin hold 80% and 20% equity interests, respectively, in Beijing NIO. Mr. Bin Li is also our founder, the chairman of our board of directors and our chief executive officer. Mr. Lihong Qin is a director of our Company.

(3)
Wuhan NIO Energy Co., Ltd. is owned 51% and 49% by NIO Energy Investment (Hubei) Co., Ltd. and Hubei Science Technology Investment Group Co., Ltd., respectively.

(4)
XTRONICS (Nanjing) Automotive Intelligent Technologies Co., Ltd. is owned 50%, 33.41% and 16.59% by XPT (Jiangsu) Automotive Technology Co., Ltd., Wistron Info Comm (Kunshan) Co., Ltd. and Xtronics Innovation Ltd., respectively.

(5)
NIO Co., Ltd. has one subsidiary.

(6)
NIO Sales and Services Co., Ltd. has 55 subsidiaries.

(7)
Wuhan NIO Energy Co., Ltd. has 23 subsidiaries.

In May 2016, we entered into a manufacturing cooperation agreement with JAC for the manufacturing of our vehicles, initially the ES8, pursuant to which the JAC-NIO Cooperation Project (New Energy Vehicle) officially launched since the signing of the framework agreement. In April 2019 and March 2020, we entered into manufacturing cooperation agreements with JAC with regard to the manufacture of the ES6 and the EC6, respectively. In May 2021, we entered into renewed manufacturing agreements regarding the joint manufacturing of our vehicles and related fee arrangements with JAC and Jianglai.
On September 12, 2018, our ADSs commenced trading on the New York Stock Exchange under the symbol “NIO.” Counting in the ADSs sold upon the exercise of the over-allotment option by the underwriters, we raised from our initial public offering US$1,099.1 million in net proceeds after deducting underwriting commissions and discounts and the offering expenses payable by us.
In February 2019, we issued US$750 million aggregate principal amount of 4.50% convertible senior notes due 2024, or the 2024 Notes. In September 2019, we issued and sold convertible notes in an aggregate principal amount of US$200 million to an affiliate of Tencent Holdings Limited and Mr. Bin Li, our chairman of the board of directors and chief executive officers. In February and March 2020, we issued and sold convertible notes in an aggregate principal amount of US$435 million due 2021, or the 2021 Notes, to several unaffiliated Asia based investment funds.
In April and May 2020, we entered into definitive agreements, as amended and supplemented, with a group of investors in relation to investments into NIO Holding, the legal entity of NIO China wholly owned by us pre-investment. See “Item 4. Information on the Company — B. Business Overview — Certain Other Cooperation Arrangements — Hefei Strategic Investors” in the 2020 Annual Report.
In June 2020, we completed a registered follow-on offering of our ADSs and raised US$475.1 million in net proceeds after deducting underwriting commissions and discounts and the offering expenses payable by us.
On August 18, 2020, joined by Contemporary Amperex Technology Co., Limited, or CATL, Hubei Science Technology Investment Group Co., Ltd. and a subsidiary of Guotai Junan International Holdings Limited (collectively referred to as the Initial BaaS Investors in this prospectus supplement), we established Wuhan Weineng Battery Asset Co., Ltd., or the Battery Asset Company. We and the Initial BaaS Investors each invested RMB200 million and held 25% equity interest in the Battery Asset Company at its establishment. In December 2020 and April 2021, the Battery Asset Company entered into agreements with new and existing investors for additional financing. In August 2021, the Battery Asset Company conducted series B financing with an aggregate amount of RMB530.5 million. We will invest an additional RMB270 million in the Battery Asset Company in connection with its series B financing. Upon the consummation of the series B financing, we will beneficially own approximately 19.84% of the equity interests in the Battery Asset Company. We refer to the Initial BaaS Investors together with the other investors of the Battery Asset Company that subsequently joined as the Battery Asset Company Investors. The Battery Asset Company is dedicated to purchasing and owning the battery assets, and offering the battery packs to users who subscribe to the BaaS model.
In September 2020, we completed a registered follow-on offering of our ADSs and raised US$1,690.0 million in net proceeds after deducting underwriting commissions and discounts and the offering expenses payable by us.
In December 2020, we completed a registered follow-on offering of our ADSs and raised US$3,007.6 million in net proceeds after deducting underwriting commissions and discounts and the offering expenses payable by us.

In January 2021, we issued US$750 million aggregate principal amount of 0.00% convertible senior notes due 2026, or the 2026 Notes, and US$750 million aggregate principal amount of 0.50% convertible senior notes due 2027, or the 2027 Notes. Shortly after the pricing of the 2026 Notes and the 2027 Notes, we entered into separate, individually and privately negotiated agreements with certain holders of our outstanding 2024 Notes to exchange approximately US$581.7 million principal amount of the outstanding 2024 Notes for ADSs (each, a “2024 Notes Exchange” and collectively, the “2024 Notes Exchanges”). The 2024 Notes Exchanges closed on January 15, 2021.
In connection with the 2024 Notes Exchanges, we also entered into agreements with certain financial institutions that are parties to our existing capped call transactions (which we had entered into in February 2019 in connection with the issuance of the 2024 Notes) shortly after the pricing of the 2026 Notes and the 2027 Notes to terminate a portion of the relevant existing capped call transactions in a notional amount corresponding to the portion of the principal amount of such 2024 Notes exchanged. In connection with such terminations of the existing capped call transactions, we received deliveries of ADSs in such amounts as specified pursuant to such termination agreements on January 15, 2021. Shortly after the consummation of the 2024 Notes Exchanges, we also terminated a portion of the zero-strike call option transactions (which we had entered into in February 2019 in connection with the issuance of the 2024 Notes).
Summary of Risk Factors
Investing in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus supplement before making an investment in our ADSs. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the “Risk Factors” section of this prospectus supplement and “Item 3. Key Information — D. Risk Factors” in our 2020 Annual Report.
Risks Related to Our Business and Industry
Risks and uncertainties related to our business and industry include, but are not limited to, the following:
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Our ability to develop and manufacture a car of sufficient quality and appeal to customers on schedule and on a large scale is still evolving;

•
We have not been profitable, and have only recently started to generate positive cash flows from operations;

•
Our business, financial condition and results of operations may be adversely affected by the COVID-19 pandemic;

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We have a limited operating history and face significant challenges as a new entrant into our industry;

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Manufacturing in collaboration with partners is subject to risks;

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The unavailability, reduction or elimination of government and economic incentives or government policies which are favorable for electric vehicles and domestically produced vehicles could have a material adverse effect on our business, financial condition, operating results and prospects;

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Our vehicles may not perform in line with customer expectations;

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Any delays in the manufacturing and launch of the commercial production vehicles in our pipeline could have a material adverse effect on our business;

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We may face challenges providing our power solutions;

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We may face challenges providing the Battery as a Service;

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We are dependent on our suppliers, many of whom are our single source suppliers, for the components they supply; and

•
Our business is subject to a variety of laws, regulations, rules, policies and other obligations regarding cybersecurity, privacy, data protection and information security. Any failure to comply with these laws, regulations and other obligations or any losses, unauthorized access or releases of confidential information or personal data could subject us to significant reputational, financial, legal and operational consequences.
Risks Related to Our Corporate Structure
We are also subject to risks and uncertainties related to our corporate structure, including, but not limited to, the following:
•
We are a Cayman Islands holding company with no equity ownership in our variable interest entity and we conduct our operations in China through (i) our PRC subsidiaries and (ii) our variable interest entity with which we have maintained contractual arrangements. Investors in our ADSs thus are not purchasing equity interest in our operating entities in China but instead are purchasing equity interest in a Cayman Islands holding company. If the PRC government deems that our contractual arrangements with our variable interest entity do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. Our holding company in the Cayman Islands, our variable interest entity and investors of our company face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with our variable interest entity and, consequently, significantly affect the financial performance of our variable interest entity and our company as a group;

•
We rely on contractual arrangements with our variable interest entity and its shareholders to exercise control over our business, which may not be as effective as direct ownership in providing operational control; and

•
Our ability to enforce the equity pledge agreements between us and our PRC variable interest entity’ shareholders may be subject to limitations based on PRC laws and regulations.

Risks Related to Doing Business in China
We face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:
•
Our ADSs may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections;

•
Proceedings instituted by the SEC against the “big four” PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act;

•
Changes in China’s political or social conditions or government policies could have a material and adverse effect on our business and results of operations; and

•
Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

Risks Related to Our ADSs and This Offering
In addition to the risks described above, we are subject to risks related to our ADSs and this offering, including, but are not limited to, the following:
•
The ADSs offered hereby will be sold in an “at-the-market offering” and investors who buy ADSs at different times will likely pay different prices;

•
The trading prices of our ADSs have fluctuated and may be volatile, which could result in substantial losses to investors;

•
If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ADSs, the market price for our ADSs and trading volume could decline;

•
Our triple-class voting structure will limit the holders of our Class A ordinary shares and ADSs to influence corporate matters, provide certain shareholders of ours with substantial influence and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial; and

•
Techniques employed by short sellers may drive down the market price of our ADSs.

Corporation Information
Our principal executive offices are located at Building 20, No. 56 AnTuo Road, Jiading District, Shanghai 201804, PRC. Our telephone number at this address is +86-21-6908-2018. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.
The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. We maintain our website at http://ir.nio.com/. The information contained on, or linked from, our website is not a part of this prospectus supplement.
Holding Company Structure
NIO Inc. is a holding company with no operations of its own. We conduct our operations in China primarily through our subsidiaries and consolidated variable interest entity in China. As a result, although other means are available for us to obtain financing at the holding company level, NIO Inc.’s ability to pay dividends to its shareholders and to service any debt it may incur may depend upon dividends paid by our PRC subsidiaries and service fees paid by our variable interest entity. If any of our subsidiaries incurs debt on its own in the future, the instruments governing such debt may restrict its ability to pay dividends to NIO Inc. In addition, our PRC subsidiaries and consolidated variable interest entity are required to make appropriations to certain statutory reserve funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies.
Our PRC subsidiaries, being foreign-invested enterprises established in China, are required to make appropriations to certain statutory reserves, namely, a general reserve fund, an enterprise expansion fund, a staff welfare fund and a bonus fund, all of which are appropriated from net profit as reported in their PRC statutory accounts. Each of our PRC subsidiaries is required to allocate at least 10% of its after-tax profits to a general reserve fund until such fund has reached 50% of its respective registered capital. Appropriations to the enterprise expansion fund and staff welfare and bonus funds are at the discretion of the board of directors of the PRC subsidiaries.
Our consolidated variable interest entity must make appropriations from its after-tax profits as reported in its PRC statutory accounts to non-distributable reserve funds, namely a statutory surplus fund, a statutory public welfare fund and a discretionary surplus fund. It is required to allocate at least 10% of its after-tax profits to the statutory surplus fund until such fund has reached 50% of its respective registered capital. Appropriations to the statutory public welfare fund and the discretionary surplus fund are at the discretion of our consolidated variable interest entity.
Under PRC laws and regulations, our PRC subsidiaries and consolidated variable interest entity are subject to certain restrictions with respect to paying dividends or otherwise transferring any of their net assets to us. The amounts restricted include the paid-up capital and the statutory reserve funds of our PRC subsidiaries and the net assets of our consolidated variable interest entity in which we have no legal ownership, totaling RMB15,527.4 million, RMB20,733.5 million, RMB20,656.8 million and RMB31,237.9 million (US$4,838.1 million) as of December 31, 2018, 2019 and 2020, and June 30, 2021, respectively.

THE OFFERING
ADSs offered by us
ADSs with an aggregate offering price of up to US$2,000,000,000.
The ADSs
Each ADS represents one Class A ordinary share. See “Description of American Depositary Shares” in the accompanying prospectus.
Depositary
Deutsche Bank Trust Company Americas.
Distribution
Sales of our ADSs under this prospectus supplement and the accompanying prospectus may include ordinary brokers’ transactions, to or through a market maker, on or through the NYSE or other markets for our ADSs, in negotiated transactions, or as otherwise agreed with the sales agents.
Use of proceeds
We intend to use the net proceeds from the offering to further strengthen our balance sheet, as well as for general corporate purposes. See “Use of Proceeds” for additional information.
Risk factors
See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in the ADSs.
New York Stock Exchange
symbol
NIO.

RISK FACTORS
Investing in the ADSs involves a high degree of risk. Before you decide to buy these securities, you should carefully consider the risks described below together with the risks described in our 2020 Annual Report, and the other information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment. Please see “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated by reference in this prospectus supplement.
Risks Related to Our Business and Industry
Our ability to develop and manufacture vehicles of sufficient quality and appeal to customers on schedule and on a large scale is still evolving.
Our future business depends in large part on our ability to execute on our plans to develop, manufacture, market and sell our electric vehicles. We plan to manufacture our vehicles in higher volumes than our present production capabilities.
Our continued development and manufacturing of our vehicles, the ES8, the ES6, the EC6, and the ET7, and our future vehicles are and will be subject to risks, including with respect to:
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our ability to secure necessary funding;

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the equipment we use being able to accurately manufacture the vehicle within specified design tolerances;

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compliance with environmental, workplace safety and similar regulations;

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securing necessary components on acceptable terms and in a timely manner;

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delays in delivery of final component designs to our suppliers, or delays in the development and delivery of our core technologies and new vehicle models, such as our NIO Autonomous Driving, or NAD, and technologies for battery packs and battery swapping;

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our ability to attract, recruit, hire and train skilled employees;

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quality controls;

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delays or disruptions in our supply chain;

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our ability to maintain solid partnership with our manufacturing partners and suppliers; and

•
other delays in manufacturing and production capacity expansion, and cost overruns.

We began making deliveries of the seven-seater ES8 in June 2018, the six-seater ES8 in March 2019 and the ES6 in June 2019. In December 2019, we launched our third volume manufactured electric vehicle, the EC6, and the all-new ES8 with more than 180 product improvements. We began making deliveries of the all- new ES8 in April 2020, and making deliveries of the EC6 in September 2020. In January 2021, we launched our fourth volume manufactured electric vehicle, the ET7, and we estimated to start delivery of our flagship smart electric sedan NIO ET7 in the first quarter of 2022. Our vehicles may not meet customer expectations and our future models may not be commercially viable.
Historically, automobile customers have expected auto companies to periodically introduce new and improved vehicle models. In order to meet these expectations, we may be required to introduce new vehicle models and enhanced versions of existing vehicle models. To date we have limited experience designing, testing, manufacturing, marketing and selling our electric vehicles and therefore cannot assure you that we will be able to meet customer expectations.
Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

We have not been profitable and have only recently started to generate positive cash flows from operations.
We have not been profitable since our inception, and have only recently started to generate positive cash flows from operations. We incurred net losses of RMB9,639.0 million, RMB11,295.7 million, RMB5,304.1 million and RMB1.038.2 million (US$160.8 million) in 2018, 2019, 2020 and the six months ended June 30, 2021, respectively. In addition, although we generated positive cash flows from operations in 2020 and the six months ended June 30, 2021, we had negative cash flows from operating activities of RMB7,911.8 million and RMB8,721.7 million in 2018 and 2019, respectively. We have made significant up-front investments in research and development, service network, and sales and marketing to rapidly develop and expand our business. We expect to continue to invest significantly in research and development and sales and marketing, and potentially in production capacity expansion, to further develop and expand our business, and these investments may not result in an increase in revenue or positive cash flow on a timely basis, or at all.
We may continue to record net losses in the near future. We may not generate sufficient revenues or we may incur substantial losses for a number of reasons, including lack of demand for our vehicles and services, increasing competition, challenging macro-economic environment due to the COVID-19 pandemic, as well as other risks discussed herein, and we may incur unforeseen expenses, or encounter difficulties, complications and delays in generating revenue or achieving profitability. If we are unable to achieve profitability, we may have to reduce the scale of our operations, which may impact our business growth and adversely affect our financial condition and results of operations. In addition, our continuous operation depends on our capability to improve operating cash flows as well as our capacity to obtain sufficient external equity or debt financing. If we do not succeed in doing so, we may have to limit the scale of our operations, which may limit our business growth and adversely affect our financial condition and results of operations.
Our business, financial condition and results of operations may be adversely affected by the COVID-19 pandemic.
Since the beginning of 2020, the COVID-19 pandemic has resulted in temporary closure of many corporate offices, retail stores, manufacturing facilities and factories across China and the world. In early 2020, in response to intensifying efforts to contain the spread of COVID-19, the Chinese government took a number of actions, which included, among others, extending the Chinese New Year holiday, quarantining and otherwise treating individuals in China who had contracted COVID-19, asking residents to remain at home and to avoid gathering in public. While such restrictive measures have been gradually lifted, our business has been and could continue to be adversely impacted by the effects of the COVID-19 pandemic. Although COVID-19 has been largely controlled in China, there have been occasional outbreaks in several cities. To the extent we have service centers and vehicle delivery centers in these locations, we are susceptible to factors adversely affecting one or more of these locations as a result of COVID-19. Our results of operations have been and could continue to be adversely affected to the extent the COVID-19 pandemic or any other epidemic harms the Chinese economy in general. We have experienced and may continue to experience impacts to certain of our customers and/or suppliers as a result of the COVID-19 pandemic occurring in one or more of these locations, which have materially and adversely affected our business, financial condition, results of operations and cash flows. In addition, our operations have experienced and may continue to experience disruptions, such as temporary closure of our offices and/or those of our customers or suppliers and suspension of services, resulting in a reduction of vehicles manufactured and in turn fewer vehicles delivered, which have and may continue to materially and adversely affected our business, financial condition, results of operations and cash flow. For example, our vehicle production in August 2021, especially the manufacturing of the ES6 and EC6, was materially disrupted by supply chain constraints resulting from the COVID-19 pandemic in certain areas in China and Malaysia. Further, to the extent the COVID-19 pandemic adversely affects our business and financial results, it has and may continue to have the effect of heightening many of the other risks described in this prospectus supplement, such as those relating to our level of indebtedness, our need to generate sufficient cash flows to service our indebtedness and our ability to comply with the covenants contained in the agreements that govern our indebtedness.
As a result of COVID-19, normal economic life throughout China was sharply curtailed and there were disruptions to normal operation of businesses in various areas, including the manufacturing and sales of vehicles in China. In addition, the ongoing global pandemic may adversely affect the supply chains, which in turn may materially and adversely affect our business and results of operations. The global pandemic, especially the situation in Europe, may also delay the execution of our overseas market expansion plan. Currently, the vaccines may not be widely accessible to the public in all countries. Relaxation of restrictions on economic and social life may lead to new cases which may lead to the re-imposition of restrictions. As a result, the duration of such business disruption and the resulting financial and operational impact on us cannot be reasonably estimated at this time. The extent to which the COVID-19 pandemic may further impact our business and financial performance will depend on future developments, which are highly uncertain and largely beyond our control. Even if the economic impact of COVID-19 gradually recedes, the pandemic will have a lingering, long-term effect on business activities and consumption behavior. There is no assurance that we will be able to adjust our business operations to adapt to these changes and the increasingly complex environment in which we operate.
We have a limited operating history and face significant challenges as a new entrant into our industry.
We were formed in 2014 and began making deliveries to the public of our first volume manufactured vehicle, the seven-seater ES8, in June 2018. We began making deliveries of our second volume manufactured electric vehicle, the ES6, in June 2019. We began making deliveries of the all-new ES8 in April 2020, and our third volume manufactured vehicle, the EC6, in September 2020. In January 2021, we launched our fourth volume manufactured electric vehicle, the ET7, and we estimate to start delivery of our flagship smart electric sedan NIO ET7 in the first quarter of 2022.
You should consider our business and prospects in light of the risks and challenges we face as a new entrant into our industry, including, among other things, with respect to our ability to:
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design and produce safe, reliable and quality vehicles on an ongoing basis;

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build a well-recognized and respected brand;

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establish and expand our customer base;

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successfully market not just our vehicles but also our other services, including our service package, energy package and other services we provide;

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properly price our services, including our power solutions and service package and successfully anticipate the take-rate and usage of such services by users;

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improve and maintain our operational efficiency;

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maintain a reliable, secure, high-performance and scalable technology infrastructure;

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attract, retain and motivate talented employees;

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anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape; and

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navigate an evolving and complex regulatory environment.

If we fail to address any or all of these risks and challenges, our business may be materially and adversely affected.
We have limited experience to date in high volume manufacturing of our electric vehicles. We cannot assure you that we will be able to develop efficient, automated, cost-efficient manufacturing capability and processes, and reliable sources of component supply that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes required to successfully mass market the ES8, the ES6, the EC6, the ET7, and future vehicles.
Furthermore, our vehicles are highly technical products that will require maintenance and support. If we were to cease or cut back operations, even years from now, buyers of our vehicles from years earlier might encounter difficulties in maintaining their vehicles and obtaining satisfactory support. We also believe that our service offerings, including user confidence in our ability to provide our power solutions and honor our obligations under our service package will be key factors in marketing our vehicles. As a result, consumers will be less likely to purchase our vehicles now if they are not convinced that our business will succeed or that our operations will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed.
Manufacturing in collaboration with partners is subject to risks.
Since 2016, Jianghuai Automobile Group Ltd., or JAC, a major state-owned automobile manufacturer in China, has been our partner for the joint manufacturing of our vehicles. In May 2021, we entered into renewed manufacturing agreements regarding the joint manufacturing of our vehicles and related fee arrangements with JAC and Jianglai Advanced Manufacturing Technology (Anhui) Co., Ltd., or Jianglai, the joint venture for operation management established by JAC and us where we hold 49% equity interests. JAC built the JAC-NIO manufacturing plant in Hefei for the production of the ES8 and subsequently for the production of the ES6 and EC6 with a modified production line as well as the ET7 and other future vehicles with us. Under our original manufacturing agreements with JAC, we paid JAC for each vehicle produced on a per-vehicle basis monthly.
Pursuant to the renewed joint manufacturing arrangement we entered into with JAC and Jianglai in May 2021, from May 2021 to May 2024, JAC will continue to manufacture the ES8, ES6, EC6, ET7 and potentially other NIO models in the pipeline. In addition, JAC will expand its annual production capacity to 240,000 units (calculated based on 4,000 working hours per year) in order to meet the growing demand for our vehicles. We will be in charge of vehicle development and engineering, supply chain management, manufacturing techniques, and quality management and assurance. Jianglai will be responsible for parts assembly and operation management.
Collaboration with third parties for the manufacturing of vehicles is subject to risks with respect to operations that are outside our control. We could experience delays to the extent our partners do not meet agreed upon timelines or experience capacity constraints. There is risk of potential disputes with partners, and we could be affected by adverse publicity related to our partners whether or not such publicity is related to their collaboration with us. Our ability to successfully build a premium brand could also be adversely affected by perceptions about the quality of our partners’ vehicles. In addition, although we are involved in each step of the supply chain and manufacturing process, given that we also rely on our partners to meet our quality standards, there can be no assurance that we will successfully maintain quality standards.
Our joint manufacturing arrangement with JAC will terminate in May 2024, upon which we will need to renew the contract with JAC or locate other manufacturing partners. We may be unable to enter into new agreements or extend existing agreements with JAC and other third-party manufacturing partners on terms and conditions acceptable to us and therefore may need to contract with other third parties or significantly add to our own production capacity. There can be no assurance that in such event we would be able to partner with other third parties or establish or expand our own production capacity to meet our needs on acceptable terms or at all. The expense and time required to complete any transition, and to assure that vehicles manufactured at facilities of new third-party partners comply with our quality standards and regulatory requirements, may be greater than anticipated. Any of the foregoing could adversely affect our business, results of operations, financial condition and prospects.
The unavailability, reduction or elimination of government and economic incentives or government policies which are favorable for electric vehicles and domestically produced vehicles could have a material adverse effect on our business, financial condition, operating results and prospects.
Our growth depends significantly on the availability and amounts of government subsidies, economic incentives and government policies that support the growth of new energy vehicles. Favorable government incentives and subsidies in China include one-time government subsidies, exemption from vehicle purchase tax, exemption from license plate restrictions in certain cities, preferential utility rates for charging facilities and more. Changes in government subsidies, economic incentives and government policies to support NEVs could adversely affect our results of our operations.
China’s central government provides subsidies for purchasers of certain NEVs until 2022 and reviews and further adjusts the subsidy standard on an annual basis. The 2019 subsidy standard, effective from March 26, 2019, reduced the amount of national subsidies and canceled local subsidies, resulting in a significant reduction in the total subsidy amount applicable to the ES8 and ES6 as compared to 2018. The 2020 subsidy standard, effective from April 23, 2020, reduces the base subsidy amount in general by 10% for each NEV, sets subsidies for two million vehicles as the upper limit of annual subsidy scale; and provides that national subsidy shall only apply to an NEV with the sale price under RMB300,000 or compatible with battery swapping. We believe that our sales performance of ES8, ES6 and EC6 in 2019 and 2020 was negatively affected by the reduction in the subsidy standard to some extent. The current 2021 subsidy standard, effective from January 1, 2021, reduced by 20% as compared to the 2020 subsidy standard. Further, the 2022 subsidy standard are expected to be reduced by 30% as compared to the standard of 2021.
Our vehicles sales may also be impacted by government policies such as tariffs on imported vehicles and foreign investment restrictions in the industry. The tariff in China on imported passenger vehicles (other than those originating in the United States of America) was reduced to 15% starting from July 1, 2018. As a result, pricing advantage of domestically manufactured vehicles could be diminished. There used to be certain limit on foreign ownership of automakers in China, but for automakers of NEVs, such limit was lifted in 2018. Further, pursuant to the 2020 Negative List, which came into effect on July 23, 2020, the limit on foreign ownership of automakers for ICE passenger vehicles will be lifted by 2022. As a result, foreign NEV competitors could build wholly-owned facilities in China without the need for a domestic joint venture partner. These changes could affect the competitive landscape of the NEV industry and reduce our pricing advantage, which may adversely affect our business, results of operations and financial condition.
Such negative influence and our undermined sales performance resulted therefrom could continue. Furthermore, China’s central government provides certain local governments with funds and subsidies to support the roll-out of a charging infrastructure. See “Item 4. Information on the Company — B. Business Overview — Regulation — Favorable Government Policies Relating to New Energy Vehicles in the PRC” of our 2020 Annual Report. These policies are subject to change and beyond our control. We cannot assure you that any changes would be favorable to our business. Furthermore, any reduction, elimination, delayed payment or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of electric vehicles, fiscal tightening or other factors may result in the diminished competitiveness of the alternative fuel vehicle industry generally or our electric vehicles in particular. Any of the foregoing could materially and adversely affect our business, results of operations, financial condition and prospects.
Our vehicles may not perform in line with customer expectations.
Our vehicles, including the ES8, ES6, EC6 and ET7, may not perform in line with customers’ expectations. For example, our vehicles may not have the durability or longevity of other vehicles in the market, and may not be as easy and convenient to repair as other vehicles in the market. Any product defects or any other failure of our vehicles to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims, harm to our brand and reputation, and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.
In addition, the range of our vehicles on a single charge declines principally as a function of usage, time and charging patterns as well as other factors. For example, a customer’s use of his or her electric vehicle as well as the frequency with which he or she charges the battery can result in additional deterioration of the battery’s ability to hold a charge.
Furthermore, our vehicles may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. We have delivered our vehicles with certain features of our NIO Pilot ADAS system initially disabled, and subsequently turned on some of these features. We activated most of the announced functions of the NIO Pilot in 2019 and 2020, and plan to continue to explore more features of the NIO Pilot system in 2021. We cannot assure you that our NIO Pilot system will ultimately perform in line with expectations. Our vehicles use a substantial amount of software code to operate and software products are inherently complex and often contain defects and errors when first introduced. While we have performed extensive internal testing on our vehicles’ software and hardware systems, we have a limited frame of reference by which to evaluate the long-term performance of our systems and vehicles. There can be no assurance that we will be able to detect and fix any defects in the vehicles prior to their sale to consumers. If any of our vehicles fail to perform as expected, we may need to delay deliveries, initiate product recalls and provide servicing or updates under warranty at our expense, which could adversely affect our brand in our target markets and could adversely affect our business, results of operations, financial condition and prospects.
Any delays in the manufacturing and launch of the commercial production vehicles in our pipeline could have a material adverse effect on our business.
We generally target to launch a new model every year in the near future as we ramp up our business. Auto companies often experience delays in the design, manufacture and commercial release of new vehicle models. We are planning to target a broader market with our future vehicles, and to the extent we need to delay the launch of our vehicles, our growth prospects could be adversely affected as we may fail to grow our market share. We also plan to periodically perform facelifts or refresh existing models, which could also be subject to delays. Furthermore, we rely on third-party suppliers for the provision and development of many of the key components and materials used in our vehicles. To the extent our suppliers experience any delays in providing us with or developing necessary components, we could experience delays in delivering on our timelines. Any delay in the manufacture or launch of the ES8, the ES6, the EC6, the ET7, or future models, including in the build out of the manufacturing facilities in China for these models or due to any other factors, or in refreshing or performing facelifts to existing models, could subject us to customer complaints and materially and adversely affect our reputation, demand for our vehicles, results of operations and prospects.
We may face challenges providing our power solutions.
We provide our users with comprehensive power solutions. We install home chargers for users where practicable, and provide other solutions including battery swapping, supercharging, charging through publicly accessible charging infrastructure and charging using our fast-charging vans. Our users are able to use our NIO One Click for Power valet charging service where their vehicles are picked up, charged and then returned.
We have very limited experience in the actual provision of our power solutions to users and providing these services is subject to challenges, including the challenges associated with sorting out the logistics of rolling out our network and teams in appropriate areas, inadequate capacity or over capacity of our services in certain areas, security risks or risk of damage to vehicles during One Click for Power valet services and the potential for lack of user acceptance of our services. In addition, although the Chinese government has supported the roll-out of a public charging network, the current number of charging infrastructures is generally considered to be insufficient. We also face uncertainties with regard to governmental support and public infrastructure as we roll out our power solutions, including whether we can obtain and maintain access to sufficient charging infrastructure, whether we can obtain any required permits and land use rights and complete any required filings, and whether the government support in this area may discontinue.
Furthermore, given our limited experience in providing power solutions, there could be unanticipated challenges which may hinder our ability to provide our solutions or make the provision of our solutions costlier than anticipated. To the extent we are unable to meet user expectations or experience difficulties in providing our power solutions, our reputation and business may be materially and adversely affected.
We rely on Battery Asset Company to work together with us to provide Battery as a Service to our users. If Battery Asset Company fails to achieve smooth and stable operations, our Battery as a Service and reputation may be materially and adversely affected.
On August 20, 2020, we introduced the Battery as a Service, or BaaS, which allows users to purchase electric vehicles and subscribe for the usage of battery packs separately. If users opt to purchase an ES8, ES6, EC6 or ET7 model and subscribe for the 70 kWh battery pack under the BaaS, they can enjoy an RMB70,000 deduction off the original vehicle purchase price and pay a monthly subscription fee of RMB980 for the battery pack. On November 6, 2020, we launched the 100 kWh battery pack with battery update plans. If users opt to purchase an ES8, ES6, EC6 or ET7 and subscribe for the 100 kWh battery pack under the BaaS, they can purchase the vehicle without the battery pack while paying a monthly subscription fee of RMB 1,480. Users who currently apply the 70 kWh battery pack with the intention to upgrade their batteries can choose to either purchase a 100 kWh battery pack for permanent upgrades or pay a monthly subscription fee of RMB880 for a flexible upgrade package.
Under the BaaS, we sell a battery pack to the Battery Asset Company, and the user subscribes for the usage of the battery pack from the Battery Asset Company. The service we provide to our users under the BaaS relies, in part, on the smooth operation of and stability and quality of service delivered by the Battery Asset Company, which we cannot guarantee. We invested in the Battery Asset Company together with the Battery Asset Company Investors. As a result, we only have limited control over the business operations of the Battery Asset Company. If it fails in delivering smooth and stable operations, we will suffer from negative customer reviews and even returns of products or services and our reputation may be materially and adversely affected. Additionally, given that we generate a portion of our total revenues from receiving payment for purchase batteries and service fees from the Battery Asset Company, our results of operations and financial performance will be negatively affected if the Battery Asset Company fails to operate smoothly. The Battery Asset Company may finance the purchase of battery packs through issuance of equity and debt or bank borrowing. If the Battery Asset Company is unable to obtain future financings from the Battery Asset Company Investors or other third parties to meet its operational needs, it may not be able to continue purchasing batteries from us and providing them to our users through battery subscription, or otherwise maintain its healthy and sustainable operations. On the other hand, if the Battery Asset Company bears a significant rate of customer default on its payment obligations, its results of operations and financial performance may be materially impacted, which will in turn reduce the value of our and the Battery Asset Company Investors’ investments in the Battery Asset Company. In addition, in furtherance of the BaaS, we agreed to provide guarantee to the Battery Asset Company for the default in payment of monthly subscription fees from users, while the maximum amount of guarantee that can be claimed shall not be higher than the accumulated service fees we receive from the Battery Asset Company. As the BaaS user base is expanding, if an increased number of defaults occurs, our results of operations and financial performance will be negatively affected. As of June 30, 2021, the guarantee liability we provided to Battery Asset Company was immaterial.
Our services may not be generally accepted by our users. If we are unable to provide good customer service, our business and reputation may be materially and adversely affected.
We aim to provide users with a good customer service experience, including by providing our users with access to a full suite of services conveniently through our mobile application and vehicle applications. In addition, we seek to engage with our users on an ongoing basis using online and offline channels, in ways which are non-traditional for automakers. We are also expanding our service scope to meet our users’ evolving demands. For example, in January 2021, we launched NIO Certified, our official used car business, where our users can sell their NIO vehicles to us and we will resell them for value. We have established a nationwide used vehicle business network, covering services including vehicle inspection, evaluation, acquisition and sales. In addition, we have also recently started to offer auto financing arrangements to our users directly through our subsidiaries. New service offerings will subject us to unknown risks. We cannot assure you that our services, including our energy package and service package, our used car service, our auto financing services or our efforts to engage with our users using both our online and offline channels, will be successful, which could impact our revenues as well as our customer satisfaction and marketing.
Our servicing will partially be carried out through third parties certified by us. Although such servicing partners may have experience in servicing other vehicles, we and such partners have very limited experience in servicing our vehicles. Servicing electric vehicles is different from servicing ICE vehicles and requires specialized skills, including high voltage training and servicing techniques. There can be no assurance that our service arrangements will adequately address the service requirements of our users to their satisfaction, or that we and our partners will have sufficient resources to meet these service requirements in a timely manner as the volume of vehicles we deliver increases.
In addition, if we are unable to roll out and establish a widespread service network, user satisfaction could be adversely affected, which in turn could materially and adversely affect our sales, results of operations and prospects.

We have received only a limited number of reservations for the ES8, the ES6, the EC6 and the ET7, all of which are subject to cancellation.
Intention orders and reservations for our vehicles are subject to cancellation by the customer until delivery of the vehicle. We have experienced cancellations in the past. Notwithstanding the non-refundable deposits we charge for the reservations, which are less than 1.5% of the MSRP, our users may still cancel their reservations for many reasons outside of our control. The potentially long wait from the time a reservation is made until the time the vehicle is delivered could also impact user decisions on whether to ultimately make a purchase, due to potential changes in preferences, competitive developments and other factors. If we encounter delays in the delivery of the ES8, ES6, EC6, ET7, or future vehicles, we believe that a significant number of reservations may be cancelled. As a result, no assurance can be made that reservations will not be cancelled and will ultimately result in the final purchase, delivery, and sale of the vehicle. Such cancellations could harm our financial condition, business, prospects and operating results.
The automotive market is highly competitive, and we may not be successful in competing in this industry.
The China automotive market is highly competitive. We have strategically entered into this market in the premium EV segment and we expect this segment will become more competitive in the future as additional players enter into this segment. We compete with international competitors, including Tesla. Our vehicles also compete with ICE vehicles in the premium segment. Many of our current and potential competitors, particularly international competitors, have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. We expect competition in our industry to intensify in the future in light of increased demand and regulatory push for alternative fuel vehicles, continuing globalization and consolidation in the worldwide automotive industry. Factors affecting competition include, among others, product quality and features, innovation and development time, pricing, reliability, safety, fuel economy, customer service and financing terms. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in downward price pressure and adversely affect our business, financial condition, operating results and prospects. Our ability to successfully compete in our industry will be fundamental to our future success in existing and new markets and our market share. There can be no assurance that we will be able to compete successfully in our markets. If our competitors introduce new vehicles or services that successfully compete with or surpass the quality or performance of our vehicles or services at more competitive prices, we may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow us to generate attractive rates of return on our investment.
Furthermore, our competitive advantage as the company with the first-to-market and leading premium EV volume-manufactured domestically in China will be severely compromised if our competitors begin making deliveries earlier than expected, or offer more favorable price than we do.
We may also be affected by the growth of the overall China automotive market. While sales of the premium segment of the passenger vehicles in China increased in 2020, overall automobile sales in China declined nearly 6% during the year. If demand for automobiles in China continues to decrease, our business, results of operations and financial condition could be materially adversely affected.
We may face challenges in expanding our business and operations internationally and our ability to conduct business in international markets may be adversely affected by legal, regulatory, political and economic risks.
We face challenges and risks associated with expanding our business and operations globally into new geographic markets. New geographic markets may have competitive conditions, user preferences, and discretionary spending patterns that are more difficult to predict or satisfy than our existing markets. In certain markets, we have relatively little operating experience and may not benefit from any first-to-market advantages or otherwise succeed. We may also face protectionist policies that could, among other things, hinder our ability to execute our business strategies and put us at a competitive disadvantage relative to domestic companies. Local companies may have a substantial competitive advantage because of their greater understanding of, and focus on, the local users, as well as their more established local brand names, requiring us to build brand awareness in that market through greater investments in advertising and promotional activity. International expansion may also require significant capital investment, which could strain our resources and adversely impact current performance, while adding complexity to our current operations. We are subject to PRC law in addition to the laws of the foreign countries in which we operate. If any of our overseas operations, or our associates or agents, violate such laws, we could become subject to sanctions or other penalties, which could negatively affect our reputation, business and operating results.
In addition, we may face operational issues that could have a material adverse effect on our reputation, business and results of operations, if we fail to address certain factors including, but not limited to, the following:
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lack of acceptance of our products and services, and challenges of localizing our offerings to appeal to local tastes;

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conforming our products to regulatory and safety requirements and charging and other electric infrastructures;

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failure to attract and retain capable talents with international perspectives who can effectively manage and operate local businesses;

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challenges in identifying appropriate local business partners and establishing and maintaining good working relationships with them;

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availability, reliability and security of international payment systems and logistics infrastructure;

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challenges of maintaining efficient and consolidated internal systems, including technology infrastructure, and of achieving customization and integration of these systems with the other parts of our technology platform;

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challenges in replicating or adapting our company policies and procedures to operating environments different from that of China;

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national security policies that restrict our ability to utilize technologies that are deemed by local governmental regulators to pose a threat to their national security;

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the need for increased resources to manage regulatory compliance across our international businesses;

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compliance with privacy laws and data security laws and compliance costs across different legal systems;

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heightened restrictions and barriers on the transfer of data between different jurisdictions;

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differing, complex and potentially adverse customs, import/export laws, tax rules and regulations or other trade barriers or restrictions related compliance obligations and consequences of non-compliance, and any new developments in these areas;

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business licensing or certification requirements of the local markets;

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challenges in the implementation of BaaS and other innovative business models in countries and regions outside of China;

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exchange rate fluctuations; and

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political instability and general economic or political conditions in particular countries or regions, including territorial or trade disputes, war and terrorism.

Failure to manage these risks and challenges could negatively affect our ability to expand our business and operations overseas as well as materially and adversely affect our business, results of operations, financial condition and prospects.
Our industry and its technology are rapidly evolving and may be subject to unforeseen changes. Developments in alternative technologies or improvements in the internal combustion engine may materially and adversely affect the demand for our electric vehicles.
We operate in China’s electric vehicle market, which is rapidly evolving and may not develop as we anticipate. The regulatory framework governing the industry is currently uncertain and may remain uncertain for the foreseeable future. As our industry and our business develop, we may need to modify our business model or change our services and solutions. These changes may not achieve expected results, which could have a material adverse effect on our business, results of operations, financial condition and prospects.
Furthermore, we may be unable to keep up with changes in electric vehicle technology and, as a result, our competitiveness may suffer. Our research and development efforts may not be sufficient to adapt to changes in electric vehicle technology. As technologies change, we plan to upgrade or adapt our vehicles and introduce new models in order to provide vehicles with the latest technology, in particular digital technologies, which could involve substantial costs and lower our return on investment for existing vehicles. There can be no assurance that we will be able to compete effectively with alternative vehicles or source and integrate the latest technology into our vehicles, against the backdrop of our rapidly evolving industry. Even if we are able to keep pace with changes in technology and develop new models, our prior models could become obsolete more quickly than expected, potentially reducing our return on investment.
Developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. For example, fuel which is abundant and relatively inexpensive in China, such as compressed natural gas, may emerge as consumers’ preferred alternative to petroleum based propulsion. Any failure by us to successfully react to changes in existing technologies could materially harm our competitive position and growth prospects.
We may be unable to adequately control the costs associated with our operations.
We have required significant capital to develop and grow our business, including developing the ES8, the ES6, the EC6, and the ET7, as well as building our brand. We expect to incur significant costs which will impact our profitability, including research and development expenses as we roll out new models and improve existing models, raw material procurement costs and selling and distribution expenses as we build our brand and market our vehicles. In addition, we may incur significant costs in connection with our services, including providing power solutions and honoring our commitments under our service package. Our ability to become profitable in the future will not only depend on our ability to successfully market our vehicles and other products and services but also to control our costs. If we are unable to cost efficiently design, manufacture, market, sell and distribute and service our vehicles and services, our margins, profitability and prospects will be materially and adversely affected.
We could experience cost increases or disruptions in supply of raw materials or other components used in our vehicles.
We incur significant costs related to procuring raw materials required to manufacture and assemble our vehicles. We use various raw materials in our vehicles including aluminum, steel, carbon fiber, non-ferrous metals such as copper, lithium, nickel as well as cobalt. The prices for these raw materials fluctuate depending on factors beyond our control, including market conditions and global demand for these materials, and could adversely affect our business and operating results. Our business also depends on the continued supply of battery cells for our vehicles. Battery cell manufacturers may refuse to supply electric vehicle manufacturers to the extent they determine that the vehicles are not sufficiently safe. We are exposed to multiple risks relating to availability and pricing of quality lithium-ion battery cells. These risks include:
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the inability or unwillingness of current battery cell manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric or plug-in hybrid vehicle industry as demand for such cells increases;

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disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

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an increase in the cost of raw materials, such as lithium, nickel and cobalt, used in lithium-ion cells.

Furthermore, currency fluctuations, tariffs or shortages in petroleum and other economic or political conditions may result in significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials or components would increase our operating costs, and could reduce our margins. In addition, a growth in popularity of electric vehicles without a significant expansion in battery cell production capacity could result in shortages which would result in increased costs in raw materials to us or impact of prospects.

We are dependent on our suppliers, many of whom are our single source suppliers, for the components they supply.
The ES8, ES6, EC6 and ET7 each uses a great amount of purchased parts from suppliers, many of whom are currently our single source suppliers for these components, and we expect that this will be similar for any future vehicle we may produce. The supply chain exposes us to multiple potential sources of delivery failure or component shortages. While we obtain components from multiple sources whenever possible, similar to other players in our industry, many of the components used in our vehicles are purchased by us from a single source. To date, we have not qualified alternative sources for most of the single sourced components used in our vehicles and we generally do not maintain long-term agreements with our single source suppliers. For example, while several sources of the battery cell we have selected for the ES8 are available, we have fully qualified only one supplier for these cells.
Furthermore, qualifying alternative suppliers or developing our own replacements for certain highly customized components of the ES8, the ES6, the EC6, and the ET7, such as the air suspension system and the steering system, may be time-consuming and costly. Any disruption in the supply of components, whether or not from a single source supplier, could temporarily disrupt production of our vehicles until an alternative supplier is fully qualified by us or is otherwise able to supply us the required material. There can be no assurance that we would be able to successfully retain alternative suppliers or supplies on a timely basis, on acceptable terms or at all. Changes in business conditions, force majeure, governmental changes and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components to us on a timely basis. For example, the current global supply constraint of semiconductor chips has negatively impacted our production activity and volume, as a result of which, we temporarily suspended the vehicle production activity in the JAC-NIO manufacturing plant in Hefei for five working days starting from March 29, 2021. In May 2021, our vehicle delivery was adversely impacted for several days due to the volatility of semiconductor supply and certain logistical adjustments. Our production activity and results of operations may be further impacted should the semiconductor chip shortage continue. Any of the foregoing could materially and adversely affect our business, results of operations, financial condition and prospects.
Our business is subject to a variety of laws, regulations, rules, policies and other obligations regarding cybersecurity, privacy, data protection and information security. Any failure to comply with these laws, regulations and other obligations or any losses, unauthorized access or releases of confidential information or personal data could subject us to significant reputational, financial, legal and operational consequences.
We use our vehicles’ electronic systems to log information about each vehicle’s use, such as charge time, battery usage, mileage and driving behavior, in order to aid us in vehicle diagnostics, repair and maintenance, as well as to help us customize and optimize the driving and riding experience. Our users may object to the use of this data, which may hinder our capabilities in conducting our business. Collection, possession and use of our user’s driving behavior and data in conducting our business may subject us to legislative and regulatory burdens in China and other jurisdictions that could require notification of any data breach, restrict our use of such information and hinder our ability to acquire new customers or market to existing customers. If users allege that we have improperly collected, used, transmitted, released or disclosed their personal information, we could face legal claims and reputational damage. We may incur significant expenses to comply with privacy, consumer protection and security standards and protocols imposed by laws, regulations, industry standards or contractual obligations. If third parties improperly obtain and use the personal information of our users, we may be required to expend significant resources to resolve these problems.
We are subject to numerous laws and regulations that address information security, privacy, data protection and the collection, storing, sharing, use, disclosure and protection of certain types of data in various jurisdictions. See “Item 4 — Information on the Company — B. Business Overview — Regulation — Regulations on Internet Information Security and Privacy Protection” of our 2020 Annual Report. In particular, on June 10, 2021, the Standing Committee of the National People’s Congress of China promulgated the Data Security Law, which took effect in September 2021. The Data Security Law sets forth data security and privacy related compliance obligations on entities and individuals carrying out data related activities. The Data Security Law also introduces a data classification and layered protection system based on the importance of data and the degree of impact on national security, public interests or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked or illegally acquired or used. In addition, the Data Security Law provides a national security review procedure for those data activities that may affect national security, and imposes export restrictions on certain data and information. According to the PRC National Security Law, the State shall establish institutions and mechanisms for national security review and regulation, and conduct national security review on certain matters that affect or may affect PRC national security, such as key technologies and IT products and services. According to the effective Cybersecurity Review Measures, online platform/website operators of certain industries may be identified as critical information infrastructure operators by the Cyberspace Administration of China, once they meet standard as stated in the National Cybersecurity Inspection Operation Guide, and such operators may be subject to cybersecurity review. In early July 2021, regulatory authorities in China launched cybersecurity investigations with regard to several China-based companies that are listed in the United States. On July 10, 2021, the Cyberspace Administration of China released the Cybersecurity Review Measures (Revised Draft for Solicitation of Comments), or the Revised Draft, pursuant to which data processors with information of over one million users shall be subject to cybersecurity review before listing abroad. The cybersecurity review will evaluate, among others, the risk of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments after going public overseas. The procurement of network products and services, data processing activities and overseas listing should also be subject to cybersecurity review if they concern or potentially pose risks to national security. It is uncertain when the final measures will be issued and take effect, how they will be enacted, interpreted or implemented, and whether they will affect us. The scope of business operations and financing activities that are subject to the Revised Draft and the implementation thereof is not yet clear. As of the date of this prospectus supplement, we have not been informed by any PRC governmental authority of any requirement that we file for approval for this offering. However, we are not certain whether the Revised Draft will apply to our company and follow-on offerings of foreign listed companies, such as this offering, or whether the scope of financing activities that are subject to the Revised Draft may change in the future. Further, if the Revised Draft is adopted into law in the future, we may become subject to enhanced cybersecurity review, or regulatory bodies in China may retroactively apply and implement the Revised Draft, including conducting a cybersecurity review over our company in connection with this offering. On August 12, 2021, the MIIT issued the Opinion on Strengthening the Access Administration of Intelligent Connected Vehicles Manufacturing Enterprises and Their Products, or the Access Administration Opinion, which provided responsibilities of intelligent connected vehicles manufacturing enterprises, and required such enterprises to strengthen the management of vehicle data security, cyber security, software updates, function safety and intended function safety. Furthermore, the Access Administration Opinion stated that vehicles manufacturing enterprises shall conduct cybersecurity review prior to transmitting data abroad. On August 17, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure, or the Regulations, which took effect in September 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the Cyber Security Law. The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure.
On August 20, 2021, the Standing Committee of the National People’s Congress of China promulgated the Personal Information Protection Law of the PRC, or the Personal Information Protection Law, which will take effect in November 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s separate consent shall be obtained before operation of such individual's sensitive personal information, e.g., biometric characteristics and individual location tracking, (ii) personal information operators operating sensitive personal information shall notify individuals of the necessity of such operations and the influence on the individuals' rights, (iii) if personal information operators reject individuals’ requests to exercise their rights, individuals may file a lawsuit with a People’s Court. On August 20, 2021, the Cyberspace Administration of China promulgated the Provisions on the Administration of Automobile Data Security (for Trial Implementation), or the Provisions on Automobile Data Security, which will take effect in October 2021. The Provisions on Automobile Data Security clearly define the definition of “automobile data”, “automobile data operating”, “automobile data operator”, “personal information”, “sensitive personal information” and “important data”, and further elaborate the principles of and requirements for the automobile data operating activities within the PRC. Furthermore, the Provisions on Automobile Data Security also prescribe the implementation of classified protection of cybersecurity, the obligations of automobile data operators to inform, anonymize and obtain individuals’ consents, and the specific requirements for operating sensitive personal information, as well as the risk assessment when operating important data and the security assessment when providing data abroad.
Given that the above mentioned newly promulgated laws, regulations and policies were recently promulgated or issued, and have not yet taken effect (as applicable), their interpretation, application and enforcement are subject to substantial uncertainties. We have incurred, and will continue to incur, significant expenses in an effort to comply with cybersecurity, privacy, data protection and information security related laws, regulations, standards and protocols, especially as a result of such newly promulgated laws and regulations. Despite our efforts to comply with applicable laws, regulations and policies relating to cybersecurity, privacy, data protection and information security, we cannot assure you that our practices, offerings, services or platform will meet all of the requirements imposed on us by such laws, regulations or policies. Any failure or perceived failure to comply with applicable laws, regulations or policies may result in inquiries or other proceedings being instituted against, or other lawsuits, decisions or sanctions being imposed on us by governmental authorities, users, consumers or other parties, including but not limited to warnings, fines, directions for rectifications, suspension of the related business and termination of our applications, as well as in negative publicity on us and damage to our reputation, any of which could have a material adverse effect on our business, results of operations, financial condition and prospects. The above mentioned newly promulgated laws, regulations and policies may result in the publication of new laws, regulations and policies to which we or our vehicles may be subject, though the timing, scope and applicability of such laws or regulations are currently unclear. Any such laws, regulations or policies could negatively impact our business, results of operations and financial condition. We may be notified for cybersecurity review by the Cyberspace Administration of China if we were regarded as a critical information infrastructure operator by the Cyberspace Administration of China, or if our data processing activities and overseas listing were regarded as having impact or potential impact to national security, and be required to make significant changes to our business practices, or even be prohibited from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future. Such review could also result in negative publicity with respect to us and diversion of our managerial and financial resource. There can be no assurance that we would be able to complete the applicable cybersecurity review procedures in a timely manner, or at all, if we are required to follow such procedures.
In addition, in connection with our expansion into the international markets, such as in Norway, we may need to comply with increasingly complex and rigorous regulatory standards enacted to protect business and personal data in jurisdictions other than China. For example, the European Union adopted the General Data Protection Regulation, or the GDPR, which became effective on May 25, 2018. The GDPR imposes additional obligations on companies regarding the handling of personal data and provides certain individual privacy rights to persons whose data is stored. Compliance with existing, proposed and recently enacted laws (including implementation of the privacy and process enhancements called for under GDPR) and regulations can be costly; any failure to comply with these regulatory standards could subject us to legal and reputational risks.
Despite our efforts to comply with applicable laws, regulations and other obligations relating to cybersecurity, privacy, data protection and information security in multiple jurisdictions where we operate our business, any actual or perceived failure on our part to comply with applicable laws or regulations or any other obligations relating to cybersecurity, privacy, data protection or information security, or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage our reputation or result in investigations, fines, suspension of one or more of our apps, or other forms of sanctions or penalties by governmental authorities and private claims or litigation, any of which could materially adversely affect our business, results of operations, financial condition and prospects.

Our business and prospects depend significantly on our ability to build our NIO brand. We may not succeed in continuing to establish, maintain and strengthen the NIO brand, and our brand and reputation could be harmed by negative publicity regarding our company or products.
Our business and prospects are heavily dependent on our ability to develop, maintain and strengthen the “NIO” brand. If we do not continue to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will likely depend significantly on our ability to provide high quality vehicles and services and engage with our customers as intended and we have limited experience in these areas. In addition, we expect that our ability to develop, maintain and strengthen the NIO brand will depend heavily on the success of our user development and branding efforts. Such efforts mainly include building a community of online and offline users engaged with us through our mobile application, NIO Houses, NIO Spaces as well as other branding initiatives such as our annual NIO Day, Formula E team sponsorship, and other automotive shows and events. Such efforts may be non-traditional and may not achieve the desired results. To promote our brand, we may be required to change our user development and branding practices, which could result in substantially increased expenses, including the need to use traditional media such as television, radio and print. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.
In addition, if incidents occur or are perceived to have occurred, whether or not such incidents are our fault, we could be subject to adverse publicity. In particular, given the popularity of social media, including WeChat/Weixin in China, any negative publicity, whether true or not, could quickly proliferate and harm consumer perceptions and confidence in our brand. Furthermore, there is the risk of potential adverse publicity related to our manufacturing and other partners, such as JAC and NIO Capital, whether or not such publicity related to their collaboration with us. Our ability to successfully position our brand could also be adversely affected by perceptions about the quality of JAC’s vehicles.
In addition, from time to time, our vehicles are evaluated and reviewed by third parties. Any negative reviews or reviews which compare us unfavorably to competitors could adversely affect consumer perception about our vehicles.
Our business depends substantially on the continuing efforts of our executive officers, key employees and qualified personnel, and our operations may be severely disrupted if we lose their services.
Our success depends substantially on the continued efforts of our executive officers and key employees. If one or more of our executive officers or key employees were unable or unwilling to continue their services with us, we might not be able to replace them easily, in a timely manner, or at all. As we build our brand and become more well-known, the risk that competitors or other companies may poach our talent increases. Our industry is characterized by high demand and intense competition for talent and therefore we cannot assure you that we will be able to attract or retain qualified staff or other highly skilled employees. In addition, because our electric vehicles are based on different technology platforms than traditional ICE vehicles, individuals with sufficient training in electric vehicles may not be available to hire, and we will need to expend significant time and expense training the employees we hire. We also require sufficient talent in areas such as software development. Furthermore, as our company is relatively young, our ability to train and integrate new employees into our operations may not meet the growing demands of our business, which may materially and adversely affect our ability to grow our business and our results of operations.
If any of our executive officers and key employees terminates his or her services with us, our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected and we may incur additional expenses to recruit, train and retain qualified personnel. We have not obtained any “key person” insurance on our key personnel. If any of our executive officers or key employees joins a competitor or forms a competing company, we may lose customers, know-how and key professionals and staff members. To the extent permitted by laws, each of our executive officers and key employees has entered into an employment agreement and a non-compete agreement with us. However, if any dispute arises between our executive officers or key employees and us, the non-competition provisions contained in their non-compete agreements may not be enforceable, especially in China, where these executive officers reside, on the ground that we have not provided adequate compensation to them for their non-competition obligations, which is required under relevant PRC laws.

Our future growth is dependent on the demand for, and upon consumers’ willingness to adopt, electric vehicles.
Demand for automobile sales depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new vehicles and technologies. As our business grows, economic conditions and trends will impact our business, prospects and operating results as well.
Demand for our electric vehicles may also be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in further downward price pressure and adversely affect our business, prospects, financial condition and operating results.
In addition, the demand for our vehicles and services will highly depend upon the adoption by consumers of new energy vehicles in general and electric vehicles in particular. The market for new energy vehicles is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulations and industry standards and changing consumer demands and behaviors.
Other factors that may influence the adoption of alternative fuel vehicles, and specifically electric vehicles, include:
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perceptions about electric vehicle quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric vehicles, whether or not such vehicles are produced by us or other companies;

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perceptions about vehicle safety in general, in particular safety issues that may be attributed to the use of advanced technology, including electric vehicle and regenerative braking systems;

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the limited range over which electric vehicles may be driven on a single battery charge and the speed at which batteries can be recharged;

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the decline of an electric vehicle’s range resulting from deterioration over time in the battery’s ability to hold a charge;

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concerns about electric grid capacity and reliability;

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the availability of new energy vehicles, including plug-in hybrid electric vehicles;

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improvements in the fuel economy of the internal combustion engine;

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the availability of service for electric vehicles;

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the environmental consciousness of consumers;

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access to charging stations, standardization of electric vehicle charging systems and consumers’ perceptions about convenience and cost to charge an electric vehicle;

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the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles;

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perceptions about and the actual cost of alternative fuel; and

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macroeconomic factors.

Any of the factors described above may cause current or potential customers not to purchase our electric vehicles and use our services. If the market for electric vehicles does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be affected.
We depend on revenue generated from a limited number of models and in the foreseeable future will be significantly dependent on a limited number of models.
Our business currently depends substantially on the sales and success of a limited number of models that we have launched. Historically, automobile customers have come to expect a variety of vehicle models offered in a company’s fleet and new and improved vehicle models to be introduced frequently. In order to meet these expectations, we plan in the future to introduce on a regular basis new vehicle models as well as enhance versions of existing vehicle models. To the extent our product variety and cycles do not meet consumer expectations, or cannot be produced on our projected timelines and cost and volume targets, our future sales may be adversely affected. Given that for the foreseeable future our business will depend on a single or limited number of models, to the extent a particular model is not well-received by the market, our sales volume could be materially and adversely affected. This could have a material adverse effect on our business, prospects, financial condition and operating results.
We are subject to risks related to customer credit.
We provided our users with the option of a battery payment arrangement, where users can make battery payments in installments. For the ES8 ordered before January 15, 2019, there is an RMB 100,000 deduction in the purchase price and users adopting this arrangement pay RMB 1,280 per month, payable over 78 months. For the ES8, ES6 and EC6 ordered between January 16, 2019 and August 19, 2020, there is an RMB 100,000 deduction in the purchase price and users adopting this arrangement pay RMB 1,660 per month, payable over 60 months. We are exposed to the creditworthiness of our users since we expect them to make monthly payments for vehicle batteries under the battery payment arrangement. We also offer auto financing arrangements to users directly through our subsidiaries. Under the financing arrangements we typically receive a small portion of the total vehicle purchase price at the commencement of the financing term, followed by a stream of payments over the financing term. To the extent our users fail to make payments on-time under any of the foregoing arrangements, our results of operations may be adversely affected.
We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.
We may become subject to product liability claims, which could harm our business, prospects, operating results and financial condition. The automotive industry experiences significant product liability claims and we face inherent risk of exposure to claims in the event our vehicles do not perform as expected or malfunction resulting in property damage, personal injury or death. Our risks in this area are particularly pronounced given we have limited field experience of our vehicles. In addition, we may be subject to product liability claims for defective components and parts that are manufactured by our third-party partners. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our vehicles and business and inhibit or prevent commercialization of our future vehicle candidates which would have a material adverse effect on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages may have a material adverse effect on our reputation, business and financial condition.
Our vehicles are subject to motor vehicle standards and the failure to satisfy such mandated safety standards would have a material adverse effect on our business and operating results.
All vehicles sold must comply with various standards of the market where the vehicles were sold. In China vehicles must meet or exceed all mandated safety standards. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving such standards. Vehicles must pass various tests and undergo a certification process and be affixed with the CCC certification, before receiving delivery from the factory, being sold, or being used in any commercial activity, and such certification is also subject to periodic renewal. The seven-seater ES8 and the six-seater ES8 received the CCC certification in December 2017 and January 2019, respectively. The ES6, the new-ES8 and the EC6 received the CCC certification in April 2019, December 2019 and August 2020, respectively. The ET7 has not yet undergone the CCC certification but must be certified prior to mass production. The process of obtaining the CCC certification typically requires four to five months. We plan to complete this process and obtain the CCC certification for the ET7 before delivery, which is estimated to commence in the first quarter of 2022. Furthermore, the government carries out the supervision and scheduled and unscheduled inspection of certified vehicles on a regular basis. In the event that our certifications fail to be renewed upon expiry, a certified vehicle has a defect resulting in quality or safety accidents, or consistent failure of certified vehicles comply with certification requirements is discovered during follow-up inspections, the CCC may be suspended or even revoked. With effect from the date of revocation or during suspension of the CCC, any vehicle that fails to satisfy the requirements for certification may not continue to be delivered, sold, imported or used in any commercial activity. In addition, the Access Administration Opinion requires that the vehicles manufacturing enterprises shall ensure the vehicle products are in compliance with relevant laws, regulations, technical standards and technical specification and file for record with the MIIT prior to over-the-air updates, and shall file with the MIIT in the event of any change to the safety, energy saving, environment protection, anti-theft and other technical parameters and shall ensure conformance by vehicle products and production. Without the approval, no over-the-air update shall be conducted to add or update the autonomous driving function. Any delays or lags of the over-the-air updates due to the MIIT prior filing procedures may materially and adversely affect our business and operating results. Failure by us to have the ES8, the ES6, the EC6, the ET7 or any future model electric vehicle satisfy motor vehicle standards or to meet the requirements of the Access Administration Opinion or any new laws and regulations would have a material adverse effect on our business and operating results.
We may be subject to risks associated with autonomous driving technologies.
Through NIO Pilot and NAD, we provide enhanced advanced driver assistance system, or ADAS, and plan to offer higher levels of autonomous driving functionalities, and through our research and development, we continually update and improve our autonomous driving technologies. Regulatory, safety and reliability issues, or the perception thereof, many of which are beyond our control, could cause the public, our users or our potential business partners to lose confidence in autonomous driving solutions in general. The safety of such technology depends in part on end users of vehicles equipped with ADAS and higher levels of automated driving systems, as well as other drivers, pedestrians, other obstacles on the roadways or other unforeseen events. For example, there have been traffic accidents involving vehicles equipped with ADASs, including our NIO vehicles. Even though the actual causes of such traffic accidents may not be associated with the use of ADAS, they resulted in, and any future similar accidents could result in, significant negative publicity, and, in the future, could result in suspension or prohibition of vehicles equipped with ADAS and other automated driving systems, as well as regulatory investigations, recalls, systems or features modifications and related actions. In addition, to the extent accidents associated with our ADAS and other automated driving systems (once launched) occur, we could be subject to liability, government scrutiny and further regulation. Any of the foregoing could materially and adversely affect our business, results of operations, financial condition and prospects.
We may be compelled to undertake product recalls or take other actions, which could adversely affect our brand image and financial performance.
Recalls of our vehicles can cause adverse publicity, damage to our brand and liability for costs. In June 2019, we identified problems with certain battery packs on ES8 vehicles following safety incidents occurred in Shanghai and other locations in China. We then voluntarily recalled 4,803 ES8s, and replaced the batteries in the NIO battery swap network equipped with the malfunctioned modules. We undertook to compensate all users who had incurred property losses as a result of incidents caused by battery quality issues. In the future, we may at various times, voluntarily or involuntarily, initiate a recall if any of our vehicles, including any systems or parts sourced from our suppliers, prove to be defective or non-compliant with applicable laws and regulations. Such recalls, whether voluntary or involuntary or caused by systems or components engineered or manufactured by us or our suppliers, could involve significant expense and could adversely affect our brand image in our target markets, as well as our business, results of operations, financial condition and prospects.
Our distribution model is different from the predominant current distribution model in the industry, which makes evaluating our business, operating results and future prospects difficult.
Our distribution model is not common in the automotive industry today. We plan to conduct vehicle sales directly to users rather than through dealerships, primarily through our mobile application, NIO Houses and NIO Spaces. Furthermore, generally all vehicles are made to order. This model of vehicle distribution is relatively new and unproven, and subjects us to substantial risk as it requires, in the aggregate, significant expenditures and provides for slower expansion of our distribution and sales systems than may be possible by utilizing the traditional dealer franchise system. For example, we will not be able to utilize long established sales channels developed through a franchise system to increase our sales volume. Moreover, we will be competing with companies with well established distribution channels. Our success will depend in large part on our ability to effectively develop our own sales channels and marketing strategies. Implementing our business model is subject to numerous significant challenges, including obtaining permits and approvals from governmental authorities, and we may not be successful in addressing these challenges.
The lead time in fulfilling our orders could lead to cancelled orders. Our aim for the fulfilling speed is 21 to 28 days from the order placement date to delivery to users. If we are unable to achieve this target, our customer satisfaction could be adversely affected, harming our business and reputation.
Our financial results may vary significantly from period-to-period due to the seasonality of our business and fluctuations in our operating costs.
Our operating results may vary significantly from period-to-period due to many factors, including seasonal factors that may have an effect on the demand for our electric vehicles. Demand for new vehicles in the automotive industry in general typically declines over the summer season, while sales are generally higher in the fourth quarter and spring time, especially from October to December and from March to April each year. Our limited operating history makes it difficult for us to judge the exact nature or extent of the seasonality of our business. Also, any unusually severe weather conditions in some markets may impact demand for our vehicles. Our operating results could also suffer if we do not achieve revenue consistent with our expectations for this seasonal demand because many of our expenses are based on anticipated levels of annual revenue.
We also expect our period-to-period operating results to vary based on our operating costs which we anticipate will increase significantly in future periods as we, among other things, design, develop and manufacture our electric vehicles and electric powertrain components, build and equip new manufacturing facilities to produce such components, open new NIO Houses and NIO Spaces, increase our sales and marketing activities, and increase our general and administrative functions to support our growing operations.
As a result of these factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, our operating results may not meet expectations of equity research analysts or investors. If this occurs, the trading price of our ADSs could fall substantially either suddenly or over time.
If our vehicle owners customize our vehicles or change the charging infrastructure with aftermarket products, the vehicle may not operate properly, which may create negative publicity and could harm our business.
Automobile enthusiasts may seek to “hack” our vehicles to modify their performance which could compromise vehicle safety systems. Also, customers may customize their vehicles with after-market parts that can compromise driver safety. We do not test, nor do we endorse, such changes or products. In addition, the use of improper external cabling or unsafe charging outlets can expose our customers to injury from high voltage electricity. Such unauthorized modifications could reduce the safety of our vehicles and any injuries resulting from such modifications could result in adverse publicity which would negatively affect our brand and harm our business, prospects, financial condition and operating results.
We are subject to risks related to the investment in NIO China.
In February 2020, we entered into a collaboration framework agreement with the municipal government of Hefei, Anhui province, where the JAC-NIO Hefei manufacturing plant, our main manufacturing hub, is located. Subsequently from April to June 2020, we entered into definitive agreements, as amended and supplemented, or the Hefei Agreements, for investments in NIO China with a group of investors, which we refer to as the Hefei Strategic Investors in this prospectus supplement. Under the Hefei Agreements, the Hefei Strategic Investors agreed to invest an aggregate of RMB7 billion in cash into NIO Holding Co., Ltd. (previously known as NIO (Anhui) Holding Co., Ltd.), or NIO China, a legal entity wholly owned by us pre-investment. We agreed to inject our core businesses and assets in China, including vehicle research and development, supply chain, sales and services and NIO Power, or together as the Asset Consideration, valued at RMB17.77 billion in total, into NIO China, and invest RMB4.26 billion in cash into NIO China. For more information, see “Item 4. Information on the Company — B. Business Overview — Certain Other Cooperation Arrangements — Hefei Strategic Investors” in our 2020 Annual Report.
Pursuant to the Hefei Agreements, NIO China will establish its headquarters in the Hefei Economic and Technological Development Area, or HETA, where our main manufacturing hub is located, for its business operations, research and development, sales and services, supply chain and manufacturing functions. We will collaborate with the Hefei Strategic Investors and HETA to develop NIO China’s business and to support the accelerated development of the smart electric vehicle sectors in Hefei in the future.
Subsequent to the entry into the Hefei Agreements, the cash contribution obligations of us and the Hefei Strategic Investors have all been fulfilled and we have exercised the agreed-upon redemption right and capital increase right. In addition, in February 2021, we, through one of our wholly-owned subsidiaries, also purchased from two of the Hefei Strategic Investors an aggregate of 3.305% equity interests in NIO China for a total consideration of RMB5.5 billion and subscribed for newly increased registered capital of NIO China at a subscription price of RMB10.0 billion. As a result of these transactions, as of the date of this prospectus supplement, the registered capital of NIO China was RMB6.167 billion, and we held 90.360% controlling equity interests in NIO China. We are fulfilling our other obligations, including injecting the Asset Consideration into NIO China, in accordance with the Hefei Agreements.
Our collaboration with the Hefei Strategic Investors and HETA and our investment in NIO China are subject to a number of other risks, many of which are beyond our control. If any of the risks materializes, the business of NIO China and our business, results of operations and financial condition may be materially and adversely affected, which could adversely affect the price of our ADSs. For example, we may not be able to perform our contractual obligations under the Hefei Agreements due to reasons beyond our control. As a result, we may be subject to liabilities and obligations under the Hefei Agreements and may not be able to achieve the expected benefits of the investment. We may need to obtain additional financing to fund our contractual obligations under the Hefei Agreements and such financing may not be available in the amounts or on terms acceptable to us, if at all.
In connection with this investment, NIO China granted certain minority shareholders’ rights to the Hefei Strategic Investors, including, among others, the right of first refusal, co-sale right, preemptive right, anti-dilution right, redemption right, liquidation preference and conditional drag-along right. You would not enjoy these preferential rights or treatment through investing in our ADSs and the underlying ordinary shares. Exercise of these preferential rights by the Hefei Strategic Investors may also adversely affect your investment in our Company.
In particular, the Hefei Strategic Investors may require us to redeem the shares of NIO China they hold under various circumstances, at a redemption price equal to the total amount of the investment price of the Hefei Strategic Investors plus an investment income calculated at a compound rate of 8.5% per annum upon the occurrence of certain events. If any of the triggering events of redemption occurs, we will need substantial capital to redeem the shares of NIO China held by the Hefei Strategic Investors. If we do not have adequate cash available or cannot obtain additional financing, or our use of cash is restricted by applicable law, regulations or agreements governing our current or future indebtedness, we may not be able to redeem shares of NIO China when required under the Hefei Shareholders Agreement, which would constitute an event of default under the Hefei Shareholders Agreement and subject us to liabilities.
In addition, before NIO China completes its potential qualified initial public offering, without the prior written consent of the Hefei Strategic Investors, we may not directly or indirectly transfer, pledge or otherwise dispose of NIO China’s shares to a third party that may result in our shareholding in NIO China falling below 60%. Without the prior written consent of the Hefei Strategic Investors, we have the right to directly or indirectly transfer, pledge or otherwise dispose of no more than 15% of NIO China’s shares. Because we will inject the core businesses and assets into NIO China, the Hefei Strategic Investors will have senior claims over the assets of NIO China compared to NIO China’s other shareholders (i.e., our other subsidiaries) when a liquidation event of NIO China occurs. As a result, holders of our ADSs will be structurally subordinated to the Hefei Strategic Investors, which may negatively affect the value of the investment of ADS holders in our company. We may not have sufficient funding to repay our existing debts. Furthermore, the Hefei Strategic Investors will have voting rights with respect to various significant corporate matters of NIO China and its consolidated entities, such as change in NIO China’s corporate structure, change of its core business and amendment to its articles of association, which may significantly limit our ability to make certain major corporate decisions with regard to NIO China. Any of the foregoing could materially adversely affect your investment in our ADSs.
Our business plans require a significant amount of capital. In addition, our future capital needs may require us to issue additional equity or debt securities that may dilute our shareholders or introduce covenants that may restrict our operations or our ability to pay dividends.
We will need significant capital to, among other things, conduct research and development and expand our production capacity as well as roll out our power and servicing network and our NIO Houses and NIO Spaces. As we ramp up our production capacity and operations we may also require significant capital to maintain our property, plant and equipment and such costs may be greater than anticipated. We expect our capital expenditures to continue to be significant in the foreseeable future as we expand our business, and that our level of capital expenditures will be significantly affected by user demand for our products and services. The fact that we have a limited operating history means we have limited historical data on the demand for our products and services. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. We plan to seek equity or debt financing to finance a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all. Our substantial amount of currently outstanding indebtedness may also affect our ability to obtain financing in a timely manner and on reasonable terms.
Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.
In addition, our future capital needs and other business reasons could require us to issue additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our shareholders.
Failure of information security and privacy concerns could subject us to penalties, damage our reputation and brand, and harm our business and results of operations.
We face significant challenges with respect to information security and privacy, including the storage, transmission and sharing of confidential information. We transmit and store confidential and private information of our vehicle buyers, such as personal information, including names, accounts, user IDs and passwords, and payment or transaction related information.
We are required by PRC law to ensure the confidentiality, integrity, availability and authenticity of the information of our users, customers and distributors, which is also essential to maintaining their confidence in our vehicles and services. We have adopted strict information security policies and deployed advanced measures to implement the policies, including, among others, advanced encryption technologies. However, advances in technology, an increased level of sophistication and diversity of our products and services, an increased level of expertise of hackers, new discoveries in the field of cryptography or others can still result in a compromise or breach of the measures that we use. If we are unable to protect our systems, and hence the information stored in our systems, from unauthorized access, use, disclosure, disruption, modification or destruction, such problems or security breaches could cause a loss, give rise to our liabilities to the owners of confidential information or even subject us to fines and penalties. In addition, complying with various laws and regulations could cause us to incur substantial costs or require us to change our business practices, including our data practices, in a manner adverse to our business.
In addition, we may need to comply with increasingly complex and rigorous regulatory standards enacted to protect business and personal data in the U.S., Europe and elsewhere. For example, the

European Union adopted the General Data Protection Regulation, or the GDPR, which became effective on May 25, 2018. The GDPR imposes additional obligations on companies regarding the handling of personal data and provides certain individual privacy rights to persons whose data is stored. Compliance with existing, proposed and recently enacted laws (including implementation of the privacy and process enhancements called for under GDPR) and regulations can be costly; any failure to comply with these regulatory standards could subject us to legal and reputational risks.
We generally comply with industry standards and are subject to the terms of our own privacy policies. Compliance with any additional laws could be expensive, and may place restrictions on the conduct of our business and the manner in which we interact with our customers. Any failure to comply with applicable regulations could also result in regulatory enforcement actions against us, and misuse of or failure to secure personal information could also result in violation of data privacy laws and regulations, proceedings against us by governmental entities or others, damage to our reputation and credibility and could have a negative impact on revenues and profits.
Significant capital and other resources may be required to protect against information security breaches or to alleviate problems caused by such breaches or to comply with our privacy policies or privacy- related legal obligations. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities are increasingly sophisticated and constantly evolving. Any failure or perceived failure by us to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other customer data, could cause our customers to lose trust in us and could expose us to legal claims. Any perception by the public that online transactions or the privacy of user information are becoming increasingly unsafe or vulnerable to attacks could inhibit the growth of online retail and other online services generally, which may reduce the number of orders we receive.
Our warranty reserves may be insufficient to cover future warranty claims which could adversely affect our financial performance.
For the initial owner of the ES8, the ES6, the EC6, and the ET7, we provide an extended warranty, subject to certain conditions. In addition to the warranty required under the relevant PRC law, we also provide (i) a bumper-to-bumper three-year or 120,000-kilometer warranty, (ii) for critical EV components (battery pack, electrical motors, power electrical unit and vehicle control unit) an eight-year or 120,000- kilometer warranty, and (iii) a two-year or 50,000 kilometer warranty covering vehicle repair, replacement and refund. Our warranty program is similar to other auto company’s warranty programs intended to cover all parts and labor to repair defects in material or workmanship in the body, chassis, suspension, interior, electric systems, battery, electric powertrain and brake system. We plan to record and adjust warranty reserves based on changes in estimated costs and actual warranty costs. However, because we did not start making delivery of the ES8 until June 2018, of the ES6 until June 2019 and of the EC6 until September of 2020, and will not start making deliveries of the ET7 until the first quarter in 2022, we have little experience with warranty claims regarding our vehicles or with estimating warranty reserves. As of June 30, 2021, we had warranty reserves in respect of our vehicles of RMB1,408.8 million. We cannot assure you that such reserves will be sufficient to cover future claims. We could, in the future, become subject to a significant and unexpected warranty claims, resulting in significant expenses, which would in turn materially and adversely affect our business, results of operations, financial condition and prospects.
We may need to defend ourselves against patent or trademark infringement claims, which may be time- consuming and would cause us to incur substantial costs.
Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our vehicles or components, which could make it more difficult for us to operate our business. From time to time, we may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge us to take licenses. Our applications and uses of trademarks relating to our design, software or artificial intelligence technologies could be found to infringe upon existing trademark ownership and rights. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:
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cease selling, incorporating certain components into, or using vehicles or offering goods or services that incorporate or use the challenged intellectual property;

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pay substantial damages;

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seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

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redesign our vehicles or other goods or services; or

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establish and maintain alternative branding for our products and services.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.
We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.
We regard our trademarks, service marks, patents, domain names, trade secrets, proprietary technologies and similar intellectual property as critical to our success. We rely on trademark and patent law, trade secret protection and confidentiality and license agreements with our employees and others to protect our proprietary rights.
We have invested significant resources to develop our own intellectual property. Failure to maintain or protect these rights could harm our business. In addition, any unauthorized use of our intellectual property by third parties may adversely affect our current and future revenues and our reputation.
Implementation and enforcement of PRC intellectual property-related laws have historically been deficient and ineffective. Accordingly, protection of intellectual property rights in China may not be as effective as in the United States or other countries with more developed intellectual property laws. Furthermore, policing unauthorized use of proprietary technology is difficult and expensive. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and we cannot assure you that the steps we have taken or will take will prevent misappropriation of our intellectual property. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.
As our patents may expire and may not be extended, our patent applications may not be granted and our patent rights may be contested, circumvented, invalidated or limited in scope, our patent rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which could have a material and adverse effect on our business operations, financial condition and results of operations.
As of December 31, 2020, we had 2,654 issued patents and 1,397 patent applications pending. For our pending application, we cannot assure you that we will be granted patents pursuant to our pending applications. Even if our patent applications succeed and we are issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented or invalidated in the future. In addition, the rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.
We have limited insurance coverage, which could expose us to significant costs and business disruption.
We have limited liability insurance coverage for our products and business operations. A successful liability claim against us due to injuries suffered by our users could materially and adversely affect our financial condition, results of operations and reputation. In addition, we do not have any business disruption insurance. Any business disruption event could result in substantial cost to us and diversion of our resources.
We have a significant amount of debt, including our convertible senior notes, that are senior in capital structure and cash flow, respectively, to our shareholders. Satisfying the obligations relating to our debt could adversely affect the amount or timing of distributions to our shareholders or result in dilution.
As of June 30, 2021, we had RMB9,791.6 million (US$1,516.5 million) in total long-term borrowings outstanding, consisting primarily of (i) our 4.50% convertible senior notes due 2024; (ii) our convertible senior notes due 2022 issued in September 2019 to an affiliate of Tencent Holdings Limited; (iii) our 0.00% convertible senior notes due 2026 and 0.50% convertible senior notes due 2027 and (iv) our long-term bank debt, excluding the current portions of (i) and (iv) that are due within one year from June 30, 2021. Meanwhile, as of June 30, 2021, we had RMB4,130.0 million (US$639.7 million) in total short-term borrowings including the current portions of long-term borrowings.
In February 2019, we issued US$750 million aggregate principal amount of 4.50% convertible senior notes due 2024, or the 2024 Notes. The 2024 Notes are unsecured debt and are not redeemable by us prior to the maturity date except for certain changes in tax law. In accordance with the indenture governing the 2024 Notes, or the 2024 Notes Indenture, holders of the 2024 Notes may require us to purchase all or any portion of their notes on February 1, 2022 at a repurchase price equal to 100% of the principal amount of the 2024 Notes to be repurchased, plus accrued and unpaid interest. Holders of the 2024 Notes may also require us, upon a fundamental change (as defined in the 2024 Notes Indenture), to repurchase for cash all or part of their 2024 Notes at a fundamental change repurchase price equal to 100% of the principal amount of the 2024 Notes to be repurchased, plus accrued and unpaid interest. In connection with the issuance of the 2024 Notes, we entered into capped call transactions and zero-strike call option transactions. Shortly after the pricing of the 2026 Notes and the 2027 Notes in January 2021, we entered into separate, individually and privately negotiated agreements with certain holders of the 2024 Notes to exchange approximately US$581.7 million principal amount of the outstanding 2024 Notes for ADSs (each, a “2024 Notes Exchange” and collectively, the “2024 Notes Exchanges”). The 2024 Notes Exchanges closed on January 15, 2021. In connection with the 2024 Notes Exchanges, we also entered into agreements with certain financial institutions that are parties to our existing capped call transactions (which we had entered into in February 2019 in connection with the issuance of the 2024 Notes) shortly after the pricing of the 2026 Notes and the 2027 Notes to terminate a portion of the relevant existing capped call transactions in a notional amount corresponding to the portion of the principal amount of such 2024 Notes exchanged. In connection with such terminations of the existing capped call transactions, we received deliveries of ADSs in such amounts as specified pursuant to such termination agreements on January 15, 2021.
In September 2019, each of an affiliate of Tencent Holdings Limited and Mr. Bin Li, our founder, chairman of the board of directors and chief executive officer, subscribed for US$100 million principal amount of convertible notes, each in two equally split tranches, collectively the Affiliate Notes. The Affiliate Notes issued in the first tranche matured in 360 days from the issuance date, bore no interest, and required us to pay a premium at 2% of the principal amount at maturity. The Affiliate Notes issued in the second tranche will mature in three years from the issuance date, bear no interest, and require us to pay a premium at 6% of the principal amount at maturity. The 360-day Affiliate Notes are convertible into our Class A ordinary shares (or ADSs) at a conversion price of US$2.98 per ADS at the holder’s option from the 15th day immediately prior to maturity, and the three- year Affiliate Notes are convertible into our Class A ordinary shares (or ADSs) at a conversion price of US$3.12 per ADS at the holder’s option from the first anniversary of the issuance date. The holders of the three-year Affiliate Notes will have the right to require us to repurchase for cash all of the convertible notes or any portion thereof on February 1, 2022. As of December 31, 2020, the 360-day Affiliate Notes issued to each of an affiliate of Tencent Holdings Limited and Mr. Bin Li have been converted to Class A ordinary shares and the three-year Affiliate Notes issued to the wholly owned company of Mr. Bin Li have been converted to ADSs.
In February and March 2020, we issued and sold convertible notes in an aggregate principal amount of US$435 million due 2021, or the 2021 Notes, to several unaffiliated Asia based investment funds. The 2021 Notes bore zero interest. The holders of the 2021 Notes issued in February 2020 have the right to convert either all or part of the principal amount of the 2021 Notes into our Class A ordinary shares (or ADSs), prior to maturity and (a) from the date that is six months after the issuance date, at a conversion price of US$3.07 per ADS, or (b) upon the completion of a bona fide issuance of equity securities of our company for fundraising purposes, at the conversion price derived from such equity financing. The holders of the 2021 Notes issued in March 2020 have the right to convert either all or part of the principal amount of the 2021 Notes into our Class A ordinary shares (or ADSs), prior to maturity and from September 5, 2020, at a conversion price of US$3.50 per ADS, subject to certain adjustments. As of December 31, 2020, all of the 2021 Notes have been converted to ADSs.
In January 2021, we issued US$750 million aggregate principal amount of 0.00% convertible senior notes due 2026, or the 2026 Notes, and US$750 million aggregate principal amount of 0.50% convertible senior notes due 2027, or the 2027 Notes. The 2026 Notes and the 2027 Notes are unsecured debt. Prior to August 1, 2025, in the case of the 2026 Notes, and August 1, 2026, in the case of the 2027 Notes, the 2026 Notes and the 2027 Notes, as applicable, will be convertible at the option of the holders only upon satisfaction of certain conditions and during certain periods. Holders may convert their 2026 Notes or 2027 Notes, as applicable, at their option at any time on or after August 1, 2025, in the case of the 2026 Notes, or August 1, 2026, in the case of the 2027 Notes, until the close of business on the second scheduled trading day immediately preceding the relevant maturity date. Upon conversion, we will pay or deliver to such converting holders, as the case may be, cash, ADSs, or a combination of cash and ADSs, at our election. The initial conversion rate of the 2026 Notes is 10.7458 ADSs per US$1,000 principal amount of such 2026 Notes. The initial conversion rate of the 2027 Notes is 10.7458 ADSs per US$1,000 principal amount of such 2027 Notes. The relevant conversion rate for such series of the 2026 Notes and the 2027 Notes is subject to adjustment upon the occurrence of certain events. Holders of the 2026 Notes and the 2027 Notes may require us to repurchase all or part of their 2026 Notes and 2027 Notes for cash on February 1, 2024, in the case of the 2026 Notes, and February 1, 2025, in the case of the 2027 Notes, or in the event of certain fundamental changes, at a repurchase price equal to 100% of the principal amount of the 2026 Notes or the 2027 Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the relevant repurchase date. In addition, on or after February 6, 2024, in the case of the 2026 Notes, and February 6, 2025, in the case of the 2027 Notes, until the 20th scheduled trading day immediately prior to the relevant maturity date, we may redeem the 2026 Notes or the 2027 Notes, as applicable for cash subject to certain conditions, at a redemption price equal to 100% of the principal amount of the 2026 Notes or the 2027 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the relevant optional redemption date. Furthermore, we may redeem all but not part of the 2026 Notes or the 2027 Notes in the event of certain changes in the tax laws.
Satisfying the obligations of all these indebtedness and interest liabilities could adversely affect the amount or timing of any distributions to our shareholders. We may choose to satisfy, repurchase, or refinance any of these liabilities through public or private equity or debt financings if we deem such financings available on favorable terms. If we do not have adequate cash available or cannot obtain additional financing, or our use of cash is restricted by applicable law, regulations or agreements governing our current or future indebtedness, we may not be able to repurchase any of these notes when required under the respective transaction documents, which would constitute an event of default under the respective transaction documents. An event of default could also lead to a default under other agreements governing our current and future indebtedness, and if the repayment of such other indebtedness were accelerated, we may not have sufficient funds to repay the indebtedness and repurchase any of these notes or make cash payments upon conversion of any of these notes. In addition, the holders of any of these notes may convert their notes to a number of our ADSs in accordance with the respective transaction documents. Any conversion will result in immediate dilution to the ownership interests of existing shareholders and such dilution could be material.

Lastly, we are exposed to interest rate risk related to our portfolio of investments in debt securities and the debt that we have issued. Among other things, some of our bank loans carry floating interest, and increases in interest rates would result in a decrease in the fair value of our outstanding debt. In the event that we incur a decrease in the fair value of our outstanding debt, our financial performance will be adversely affected.
We may seek to obtain future financing through the issuance of debt or equity, which may have an adverse effect on our shareholders or may otherwise adversely affect our business.
If we raise funds through the issuance of additional equity or debt, including convertible debt or debt secured by some or all of our assets, holders of any debt securities or preferred shares issued will have rights, preferences and privileges senior to those of holders of our ordinary shares in the event of liquidation. The terms of the convertible notes we issued do not restrict our ability to issue additional debt. If additional debt is issued, there is a possibility that once all senior claims are settled, there may be no assets remaining to pay out to the holders of ordinary shares. In addition, if we raise funds through the issuance of additional equity, whether through private placements or public offerings, such an issuance would dilute ownership of our current shareholders that do not participate in the issuance. If we are unable to obtain any needed additional funding, we may be required to reduce the scope of, delay, or eliminate some or all of, our planned research, development, manufacturing and marketing activities, any of which could materially harm our business.
Furthermore, the terms of any additional debt securities we may issue in the future may impose restrictions on our operations, which may include limiting our ability to incur additional indebtedness, pay dividends on or repurchase our share capital, or make certain acquisitions or investments. In addition, we may be subject to covenants requiring us to satisfy certain financial tests and ratios, and our ability to satisfy such covenants may be affected by events outside of our control.
The terms of the convertible notes we issued could delay or prevent an attempt to take over our company.
The terms of the 2024 Notes, Affiliate Notes, 2026 Notes and 2027 Notes require us to repurchase the respective Notes in the event of a fundamental change. A takeover of our company would constitute a fundamental change. This could have the effect of delaying or preventing a takeover of our company that may otherwise be beneficial to our shareholders.
We are or may be subject to risks associated with strategic alliances or acquisitions.
We have entered into and may in the future enter into strategic alliances, including joint ventures or minority equity investments, with various third parties to further our business purpose from time to time. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.
In addition, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible shareholder approval, we may have to obtain approvals and licenses from relevant governmental authorities for the acquisitions and to comply with any applicable PRC laws and regulations, which could result in increased delay and costs, and may derail our business strategy if we fail to do so. Furthermore, past and future acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

If we fail to manage our growth effectively, we may not be able to market and sell our vehicles successfully.
We have expanded our operations, and as we ramp up our production, further significant expansion will be required, especially in connection with potential increased sales, providing our users with high-quality servicing, providing power solutions, expansion of our NIO House and NIO Space network and managing different models of vehicles. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include, among others:
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managing a larger organization with a greater number of employees in different divisions;

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controlling expenses and investments in anticipation of expanded operations;

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establishing or expanding design, manufacturing, sales and service facilities;

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implementing and enhancing administrative infrastructure, systems and processes; and

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addressing new markets and potentially unforeseen challenges as they arise.

Any failure to manage our growth effectively could materially and adversely affect our business, results of operations, financial condition and prospects.
We have granted, and may continue to grant options and other types of awards under our share incentive plan, which may result in increased share-based compensation expenses.
We adopted share incentive plans in 2015, 2016, 2017 and 2018, which we refer to as the 2015 Plan, the 2016 Plan, the 2017 Plan and the 2018 Plan, respectively, in this prospectus supplement, for the purpose of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with ours. The 2018 Plan became effective as of January 1, 2019. We recognize expenses in our consolidated statement of income in accordance with U.S. GAAP. Under our share incentive plans, we are authorized to grant options and other types of awards. Under the 2015 Plan, the 2016 Plan and the 2017 Plan, the maximum numbers of Class A ordinary shares which may be issued pursuant to all awards are 46,264,378, 18,000,000 and 33,000,000, respectively. Under the 2018 Plan, a maximum number of 23,000,000 Class A ordinary shares may be issued pursuant to all awards. This amount should automatically increase each year by the number of shares representing 1.5% of the then total issued and outstanding share capital of our company as of the end of each preceding year. As of June 30, 2021, awards to purchase an aggregate amount of 81,762,652 Class A ordinary shares under the 2015 Plan, the 2016 Plan, the 2017 Plan and the 2018 Plan had been granted and were outstanding, excluding awards that were forfeited or cancelled after the relevant grant dates. As of June 30, 2021, our unrecognized share-based compensation expenses related to the stock option and restricted shares amounted to RMB2,235.7 million (US$346.3 million).
We believe the granting of share-based awards is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant share-based compensation to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.
Furthermore, perspective candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. Thus, our ability to attract or retain highly skilled employees may be adversely affected by declines in the perceived value of our equity or equity awards. Moreover, there are no assurances that the number of shares reserved for issuance under our share incentive plans will be sufficient to grant equity awards adequate to recruit new employees and to compensate existing employees.
If we do not appropriately maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, we may be unable to accurately report our financial results and the market price of our ADSs may be adversely affected.
We are subject to reporting obligations under the U.S. securities laws. The SEC, as required under Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal control over financial reporting. We were subject to such requirement starting from fiscal year 2019. In addition, an independent registered public accounting firm must attest to and report on the effectiveness of the company’s internal control over financial reporting.
In connection with the preparation and external audit of our consolidated financial statements as of and for the year ended December 31, 2019, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting and concluded that our internal control over financial reporting was ineffective as of December 31, 2019. The material weakness identified was that we do not have sufficient competent financial reporting and accounting personnel with an appropriate understanding of U.S. GAAP to (i) design and implement formal period-end financial reporting policies and procedures to address complex U.S. GAAP technical accounting issues and (ii) prepare and review our consolidated financial statements and related disclosures in accordance with U.S. GAAP and the financial reporting requirements set forth by the SEC.
Following the identification of the material weakness, we have taken measures to remedy the material weakness. Our management has concluded that our internal control over financial reporting was effective as of December 31, 2020 after the remediation. For details on these initiatives, please see “Item 15. Controls and Procedures — Management’s Annual Report on Internal Control over Financial Reporting” of our 2020 Annual Report. In addition, our independent registered public accounting firm has audited the effectiveness of our internal control over financial reporting as of December 31, 2020, as stated in its report, which appears on page F-2 of our 2020 Annual Report.
In the future, our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report with adverse opinion if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.
If we fail to implement and maintain an effective internal control environment, we could suffer material misstatements in our consolidated financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our listed securities. Furthermore, we may need to incur additional costs and use additional management and other resources as our business and operations further expand or in an effort to remediate any significant control deficiencies that may be identified in the future. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.
If our suppliers fail to use ethical business practices and comply with applicable laws and regulations, our brand image could be harmed due to negative publicity.
Our core values, which include developing high quality electric vehicles while operating with integrity, are an important component of our brand image, which makes our reputation sensitive to allegations of unethical business practices. We do not control our independent suppliers or their business practices. Accordingly, we cannot guarantee their compliance with ethical business practices, such as environmental responsibilities, fair wage practices, and compliance with child labor laws, among others. A lack of demonstrated compliance could lead us to seek alternative suppliers, which could increase our costs and result in delayed delivery of our products, product shortages or other disruptions of our operations.
Violation of labor or other laws by our suppliers or the divergence of an independent supplier’s labor or other practices from those generally accepted as ethical in the markets in which we do business could also attract negative publicity for us and our brand. This could diminish the value of our brand image and reduce demand for our electric vehicles if, as a result of such violation, we were to attract negative publicity.

If we, or other players in our industry, encounter similar problems in the future, it could harm our brand image, business, results of operations, financial condition and prospects.
If we update our manufacturing equipment more quickly than expected, we may have to shorten the useful lives of any equipment to be retired as a result of any such update, and the resulting acceleration in our depreciation could negatively affect our financial results.
We and JAC have invested and expect to continue to invest significantly in what we believe is state of the art tooling, machinery and other manufacturing equipment for the product lines where the vehicles are manufactured, and we depreciate the cost of such equipment over their expected useful lives. However, manufacturing technology may evolve rapidly, and we or JAC may decide to update our manufacturing process with advanced equipment more quickly than expected. Moreover, as our engineering and manufacturing expertise and efficiency increase, we or JAC may be able to manufacture our products using less of our installed equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to be accelerated, and to the extent we own such equipment, our results of operations could be negatively impacted. Furthermore, under the renewal joint manufacturing arrangement we entered into with JAC and Jianglai in May 2021, we agreed to pay JAC the asset depreciation and amortization with regard to the assets JAC invested and to invest for the manufacture of NIO models as actually incurred, payable monthly and subject to adjustment annually. An increased amount of investment made by JAC into the manufacturing plant will lead to an increased cost in asset depreciation and amortization, which could negatively affect our results of operations and financial conditions.
The construction and operation of our manufacturing facilities are subject to regulatory approvals or filings and may be subject to changes, delays, cost overruns or may not produce expected benefits.
In 2017, we signed a framework agreement with the Shanghai Jiading government and its authorized investment entity to build and develop our own manufacturing facility in Jiading, Shanghai. In 2019, we agreed with the related contractual parties to cease construction of this planned manufacturing facility and terminate this development project, due to government policies that allow collaborative manufacturing between traditional automotive manufacturers and companies with a focus on research, development and design of new energy vehicles. Pursuant to the Measures for the Access Administration of Road Motor Vehicle Manufacturing Enterprises and Their Products, which was promulgated by the MIIT on November 27, 2018 and came into effect on June 1, 2019, road motor vehicle research and development and design enterprises are encouraged to cooperate with road motor vehicle manufacturing enterprises. Qualified research and development and design enterprises are allowed to apply for the access for road motor vehicle manufacturing enterprises and their products by leveraging the manufacturing enterprises’ production capacity.
In February 2020, we entered into a collaboration framework agreement with the municipal government of Hefei, Anhui province, where our main manufacturing hub is located. Subsequently from April to June 2020, we entered into definitive agreements, as amended and supplemented, for investments in NIO China. Pursuant to the definitive agreements, we will collaborate with the Hefei Strategic Investors and HETA to develop NIO China’s business and to support the accelerated development of the smart electric vehicle sectors in Hefei in the future. In February 2021, we, through NIO China, entered into a further collaboration framework agreement with the municipal government of Hefei, Anhui province, pursuant to which Hefei government and NIO China agreed in principle to jointly build a world-class industrial campus to support the development and innovations of the smart electric vehicle industry and related supply chains led by NIO China. In addition, Hefei government and its associated parties plan to re-invest their returns from the equity investments in NIO China to support the further cooperation in Hefei.
Under PRC law, construction projects are subject to broad and strict government supervision and approval procedures, including, but not limited to, project approvals and filings, construction land and project planning approvals, environment protection approvals, pollution discharge permits, work safety approvals, fire protection approvals, and the completion of inspection and acceptance by relevant authorities. Some of the construction projects being carried out by us are undergoing necessary approval procedures as required by law. As a result, the relevant entities operating such construction projects may be subject to administrative uncertainty, and construction projects in question may be subject to fines or the suspension of use of such projects. Failure to complete the construction projects on schedule and within budget, and failure to obtain necessary approvals or any incompliance with relevant government supervision could have a material adverse impact on our operations, and we may not be able to find commercially reasonable alternatives.
Our vehicles make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.
The battery packs that we produce make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. In June 2019, certain safety incidents resulting from the battery packs on ES8 vehicles occurred in Shanghai and other locations in China. We then voluntarily recalled 4,803 ES8s, and replaced the batteries in the NIO battery swap network equipped with the malfunctioned modules. While we have designed the battery pack to passively contain any single cell’s release of energy without spreading to neighboring cells, and have taken measures to enhance the safety of our battery designs, a field or testing failure of our vehicles or other battery packs that we produce could occur in the future, which could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time-consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells such as a vehicle or other fire, even if such incident does not involve our vehicles, could seriously harm our business.
In addition, we store a significant number of lithium-ion cells at our facilities. Any mishandling of battery cells may cause disruption to the operation of our facilities. While we have implemented safety procedures related to the handling of the cells, a safety issue or fire related to the cells could disrupt our operations. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for us and our products. Such adverse publicity could negatively affect our brand and harm our business, prospects, financial condition and operating results.
Interruption or failure of our information technology and communications systems could impact our ability to effectively provide our services.
We aim to provide our users with an innovative suite of services through our mobile application. In addition, our in-car services depend, to a certain extent, on connectivity. The availability and effectiveness of our services depend on the continued operation of our information technology and communications systems. Our systems are vulnerable to damage or interruption from, among other adverse effects, fire, terrorist attacks, natural disasters, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems. Our data centers are also subject to break-ins, sabotage, and intentional acts of vandalism, and to potential disruptions. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems at our data centers could result in lengthy interruptions in our service. In addition, our products and services are highly technical and complex and may contain errors or vulnerabilities, which could result in interruptions in our services or the failure of our systems.
We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.
We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct activities, including the U.S. Foreign Corrupt Practices Act, or FCPA, the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls.
The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation.
We have direct or indirect interactions with officials and employees of government agencies and state- owned affiliated entities in the ordinary course of business. We have also entered into joint ventures and/or other business partnerships with government agencies and state-owned or affiliated entities. These interactions subject us to an increased level of compliance-related concerns. We are in the process of implementing policies and procedures designed to ensure compliance by us and our directors, officers, employees, representatives, consultants, agents and business partners with applicable anti-corruption, anti-bribery, anti- money laundering, financial and economic sanctions and similar laws and regulations. However, our policies and procedures may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.
Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in our shares.
Any unauthorized control or manipulation of our vehicles’ systems could result in loss of confidence in us and our vehicles and harm our business.
Our vehicles contain complex information technology systems. For example, our vehicles are designed with built-in data connectivity to accept and install periodic remote updates from us to improve or update the functionality of our vehicles. We have designed, implemented and tested security measures intended to prevent unauthorized access to our information technology networks, our vehicles and their systems. However, hackers may attempt in the future, to gain unauthorized access to modify, alter and use such networks, vehicles and systems to gain control of, or to change, our vehicles’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the vehicle. Vulnerabilities could be identified in the future and our remediation efforts may not be successful. Any unauthorized access to or control of our vehicles or their systems or any loss of data could result in legal claims or proceedings. In addition, regardless of their veracity, reports of unauthorized access to our vehicles, their systems or data, as well as other factors that may result in the perception that our vehicles, their systems or data are capable of being “hacked,” could negatively affect our brand and harm our business, prospects, financial condition and operating results.
We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.
Our business could be adversely affected by the effects of epidemics. In recent years, there have been outbreaks of epidemics in China and globally. Our business operations could be disrupted if any of our employees are suspected of having epidemics, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that the outbreak harms the Chinese economy in general.
We are also vulnerable to natural disasters and other calamities. Our vehicles production, sales and delivery and our service operations and capacities could be materially and adversely affected by natural disasters and other calamities in the areas where we operate and where our vehicles are sold to. For example, in July 2021, our deliveries of vehicles and power services were interrupted due to the flood in Henan province and the typhoon in Shanghai and several other neighboring cities. Although we have servers that are hosted in an offsite location, our backup system does not capture data on a real-time basis and we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services on our platform.
Our revenues and financial results may be adversely affected by any economic slowdown in China as well as globally.
The success of our business ultimately depends on consumer spending. We derive substantially all of our revenues from China. As a result, our revenues and financial results are impacted to a significant extent by economic conditions in China and globally. The global macroeconomic environment is facing numerous challenges. The growth rate of the Chinese economy has gradually slowed down since 2010 and the trend may continue. Any slowdown could significantly reduce domestic commerce in China, including through the internet generally and through us. In addition, there is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. Unrest, terrorist threats and the potential for war in the Middle East and elsewhere may increase market volatility across the globe.
There have also been concerns about the relationship between China and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs. In addition, the COVID-19 pandemic has negatively impacted the economies of China, the United States and numerous other countries around the world, and is expected to result in a severe global recession. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations, financial condition and prospects.
Sales of high-end and luxury consumer products, such as our performance electric vehicles, depend in part on discretionary consumer spending and are even more exposed to adverse changes in general economic conditions. In response to their perceived uncertainty in economic conditions, consumers might delay, reduce or cancel purchases of our electric vehicles and our results of operations may be materially and adversely affected.
Shutdowns of the U.S. federal government could materially impair our business and financial condition.
Development of our product candidates and/or regulatory approval may be delayed for reasons beyond our control. For example, over the last several years the U.S. government has shut down several times and certain regulatory agencies, such as the SEC, have had to furlough critical SEC and other government employees and stop critical activities. In our operations as a public company, future government shutdowns could impact our ability to access the public markets, such as through delaying the declaration of effectiveness of registration statements, and obtain necessary capital in order to properly capitalize and continue our operations.
Rising international political tension, including changes in U.S. and international trade policies, particularly with regard to China, may adversely impact our business and operating results.
The U.S. government has made statements and taken certain actions that may lead to potential changes to U.S. and international trade policies towards China. In January 2020, the “Phase One” agreement was signed between the United States and China on trade matters. However, it remains unclear what additional actions, if any, will be taken by the U.S. or other governments with respect to international trade agreements, the imposition of tariffs on goods imported into the U.S., tax policy related to international commerce, or other trade matters. While cross-border business may not currently be an area of our focus, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our products and services, impact the competitive position of our products or prevent us from selling products in certain countries. Moreover, many of the recent policy updates in the U.S., including the Clean Network project initiated by the U.S. Department of State in August 2020 and the Entity List regime maintained and regularly updated by the U.S. Bureau of Industry and Security, may have unforeseen implications for our business. If any new tariffs, legislation and/or regulations are implemented, or if existing trade agreements are renegotiated or, in particular, if the U.S. government takes retaliatory trade actions due to the recent U.S.- China trade tension, such changes could have an adverse effect on our business, financial condition and results of operations.
Additionally, the United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of technologies and products (or voiced the intention to do so), especially related to semiconductor chips, artificial intelligence and other high-tech areas, which may have a negative impact on our business, financial condition and results of operations. For instance, India has banned a large number of apps in 2020 out of national security concerns, many of which are China-based apps, escalating regional political and trade tensions.
Recent disruptions in the financial markets and economic conditions could affect our ability to raise capital.
In recent years, the United States and global economies suffered dramatic downturns as the result of a deterioration in the credit markets and related financial crisis as well as a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others. The United States and certain foreign governments have taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets. If the actions taken by these governments are not successful, the return of adverse economic conditions may cause a significant impact on our ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.
There are uncertainties relating to our users trust arrangement involving a portion of our chairman’s shareholding in our company.
In conjunction with our pursuit of being a user enterprise and with the goal of building a deeper connection between NIO and our users, Mr. Bin Li, our chairman of the board of directors and chief executive officer, transferred certain of his ordinary shares to NIO Users Trust after the completion of the initial public offering of our ADSs on the New York Stock Exchange in September 2018. Currently, NIO Users Trust holds 12,189,253 Class A ordinary shares and 37,810,747 Class C ordinary shares through a holding company controlled by it. Mr. Li continues to retain the voting rights of these shares. In 2019, our user committee adopted the NIO Users Trust Charter by way of voting, and established a User Council to generally manage the operation of NIO Users Trust. In this way, our users have the opportunity to discuss and manage the use of the economic benefits from the shares in NIO Users Trust through the User Council consisting of members of our user community elected by our users. The User Council helps coordinate user activity in our community, and the current second User Council has decided to focus their work on user care, industry sub-communities, public welfare and environmental protection in 2021.
The current NIO Users Trust Charter provides certain mechanisms for the User Council to manage and supervise the operations of NIO Users Trust. There is no assurance that such current mechanisms for managing the operations of NIO Users Trust we have adopted are to the satisfaction of all of our users, or that such mechanisms will be carried out in the way it was intended. The User Council may not be able to achieve its intended work focus or carry out their work effectively and efficiently. Furthermore, the accounting implications to us of the arrangement of NIO Users Trust cannot presently be ascertained.
We and certain of our directors and officers have been named as defendants in several shareholder class action lawsuits, which could have a material adverse impact on our business, financial condition, results of operation, cash flows and reputation.
Several shareholder class action lawsuits have been filed against us and certain of our directors and officers. Some of these actions have been withdrawn, transferred or consolidated. Currently, three securities class actions remain pending in the U.S. District Court for the Eastern District of New York (E.D.N.Y.), Supreme Court of the State of New York, New York County (N.Y. County), and Supreme Court of the State of New York, County of Kings (Kings County) respectively. In the E.D.N.Y. action, In re NIO, Inc.

Securities Litigation, 1:19-cv-01424, the company and other defendants filed their Motion to Dismiss on October, 19, 2020. Certain of our directors and officers (including Bin Li, Lihong Qin, Yaqin Zhang, Tian Cheng, Hai Wu, Xiang Li, Zhaohui Li, Xiangping Zhong), who were named as defendants in this action, joined the Motion. On August 12, 2021, the Court denied the Motion to Dismiss. The case remains in a preliminary stage, with discovery still to be completed. In the New York county action, In re NIO Inc. Securities Litigation, Index No. 653422/2019, by an order dated March 23, 2021, the Court granted the plaintiffs’ motion to lift the stay in favor of the federal action. Plaintiffs subsequently filed an amended complaint on April 2, 2021. We and the other defendants filed a motion to dismiss on May 17, 2021. Briefing on the Motion to Dismiss was completed on August 2, 2021. The Court’s decision on the Motion is pending. In the Kings County action, Sumit Agarwal v. NIO Inc. et al., Index No. 505647/2019, the complaint was filed on March 14, 2019. The judge has yet to be assigned and there has not been any material development. The plaintiffs in these cases allege, in sum and substance, that our statements in the Registration Statement and/or other public statements were false or misleading and in violation of the U.S. federal securities laws. Specifically, plaintiffs in these actions variously allege that NIO’s Offering Documents in connection with the IPO contain false or misleading statements regarding (i) the Company’s plan to build a plant in Shanghai; (ii) the quality and design of our electric vehicles; (iii) the impact of reductions in government subsidies for electric vehicles on our competitive advantage. We believe these claims are without merit. These actions remain in their preliminary stages.
We are currently unable to estimate the potential loss, if any, associated with the resolution of such lawsuits, if they proceed. We anticipate that we will continue to be a target for lawsuits in the future, including class action lawsuits brought by shareholders. There can be no assurance that we will be able to prevail in our defense or reverse any unfavorable judgment on appeal, and we may decide to settle lawsuits on unfavorable terms. Any adverse outcome of these cases, including any plaintiffs’ appeal of the judgment in these cases, could result in payments of substantial monetary damages or fines, or changes to our business practices, and thus have a material adverse effect on our business, financial condition, results of operation, cash flows and reputation. In addition, there can be no assurance that our insurance carriers will cover all or part of the defense costs, or any liabilities that may arise from these matters. The litigation process may utilize a significant portion of our cash resources and divert management’s attention from the day-to-day operations of our company, all of which could harm our business. We also may be subject to claims for indemnification related to these matters, and we cannot predict the impact that indemnification claims may have on our business or financial results.
Risks Related to Our Corporate Structure
If the PRC government deems that our contractual arrangements with our variable interest entity do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.
Foreign ownership of certain areas of businesses is subject to restrictions under current PRC laws and regulations. For example, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider (other than for e-commerce, domestic multi-parties communications, storage and forwarding categories, call centers) or in a vehicle manufacturer which manufactures the whole vehicle pursuant to the 2020 Negative List.
We are a Cayman Islands exempted company and our PRC subsidiaries are considered foreign-invested enterprises. To comply with the applicable PRC laws and regulations, we had planned to conduct certain operations that were then subject to restrictions on foreign investment in China through Shanghai NIO Energy Automobile Co., Ltd., or NIO New Energy. NIO Co., Ltd. owns 50% equity interests in NIO New Energy. Our founders Bin Li and Lihong Qin, through holding equity interests in Shanghai Anbin Technology Co., Ltd. indirectly own 40% and 10%, respectively, of the equity interests in NIO New Energy. With respect to the 50% equity interests of NIO New Energy indirectly held by the founders, we had entered into a series of contractual arrangements with Shanghai Anbin Technology Co., Ltd., or Shanghai Anbin, and its shareholders, which enabled us to (i) ultimately exercise effective control over such 50% equity interests of NIO New Energy, (ii) receive 50% of substantially all of the economic benefits and bear the obligation to absorb 50% of substantially all of the losses of NIO New Energy, and (iii) have an exclusive option to purchase all or part of the equity interests in Shanghai Anbin when and to the extent permitted by PRC laws, as a result of which we indirectly owned all or part of such 50% equity interests in NIO New Energy. Because of the ownership of 50% equity interests of NIO New Energy and these contractual arrangements, we were the primary beneficiary of NIO New Energy and hence consolidated its financial results as our variable interest entity under U.S. GAAP. On March 31, 2021, NIO Co., Ltd., or NIO WFOE, and Shanghai Anbin Technology Co., Ltd., or Shanghai Anbin, and each shareholder of Shanghai Anbin entered into a termination agreement pursuant to which each of the contractual agreements among NIO WFOE, Shanghai Anbin and its shareholders terminated as of the date of the agreement. In addition, we have also entered into a series of contractual arrangements with Beijing NIO Network Technology Co., Ltd., or Beijing NIO, and its shareholders that enable us to hold the required Internet content provision service, or the ICP, and related licenses in China. For a detailed description of these contractual arrangements, see “Item 4. Information on the Company — C. Organizational Structure — Contractual Agreements with the VIE and Its Shareholders” of our 2020 Annual Report. We conduct our operations in China through (i) our PRC subsidiaries and (ii) our variable interest entity with which we maintained these contractual arrangements. Investors in our ADSs thus are not purchasing equity interest in our operating entities in China but instead are purchasing equity interest in a Cayman Islands holding company.
In the opinion of Han Kun Law Offices, our PRC legal counsel, (i) the ownership structures of NIO Co., Ltd. and our variable interest entity in China do not result in any violation of PRC laws and regulations currently in effect; and (ii) the contractual arrangements between our wholly-owned subsidiary NIO Co., Ltd., our variable interest entity and its shareholders governed by PRC laws will not result in any violation of PRC laws or regulations currently in effect. However, we have been advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules, and there can be no assurance that the PRC regulatory authorities will take a view that is consistent with the opinion of our PRC legal counsel. See “Item 4. Information on the Company — B. Business Overview — Regulation — Regulations on Foreign Investment in China” of our 2020 Annual Report and “Our business may be significantly affected by the newly enacted Foreign Investment Law.” Our holding company in the Cayman Islands, our variable interest entity and investments in our company face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with our variable interest entity and, consequently, the business, financial condition and results of operations of our variable interest entity and our company as a group. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide.
If the ownership structure, contractual arrangements and businesses of our PRC subsidiaries or our variable interest entity are found to be in violation of any existing or future PRC laws or regulations or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, or our PRC subsidiaries or our variable interest entity fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including:
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revoking the business licenses and/or operating licenses of such entities;

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shutting down our servers or blocking our website, or discontinuing or placing restrictions or onerous conditions on our operation through any transactions between our PRC subsidiaries and variable interest entity;

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imposing fines, confiscating the income from our PRC subsidiaries or our variable interest entity, or imposing other requirements with which we or our variable interest entity may not be able to comply;

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requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our variable interest entity and deregistering the equity pledge of our variable interest entity, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our variable interest entity; or

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restricting or prohibiting our use of the proceeds of any financing outside China to finance our business and operations in China, and taking other regulatory or enforcement actions that could be harmful to our business.

Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations. If we are unable to assert our contractual control rights over the assets of our PRC subsidiaries that conduct all or substantially all of our operations, our shares and ADSs may decline in value or become worthless. If any of these occurrences results in our inability to direct the activities of our variable interest entity that most significantly impact their economic performance, and/or our failure to receive the economic benefits from our variable interest entity, we may not be able to consolidate the entities in our consolidated financial statements in accordance with U.S. GAAP.
We rely on contractual arrangements with our variable interest entity and its shareholders to exercise control over our business, which may not be as effective as direct ownership in providing operational control.
We have relied on contractual arrangements with Shanghai Anbin and its shareholders to conduct a portion of our operations in China. On March 31, 2021, the contractual agreements with Shanghai Anbin and its shareholders were terminated. See “Item 4. Information on the Company — C. Organizational Structure — Contractual Agreements with the VIE and Its Shareholders” of our 2020 Annual Report for more information. We have relied and expect to continue to rely on contractual arrangements with Beijing NIO and its shareholders to conduct a portion of our operations in China. For a description of these contractual arrangements, see “Item 4. Information on the Company — C. Organizational Structure — Contractual Agreements with the VIE and Its Shareholders” of our 2020 Annual Report. The shareholders of Beijing NIO may not act in the best interests of our company or may not perform their obligations under these contracts. If we had direct ownership of our variable interest entity, we would be able to exercise our rights as a shareholder to control our variable interest entity to exercise rights of shareholders to effect changes in the board of directors of our variable interest entity, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the contractual arrangements, we would rely on legal remedies under PRC law for breach of contract in the event that Beijing NIO and its shareholders did not perform their obligations under the contracts. These legal remedies may not be as effective as direct ownership in providing us with control over Beijing NIO.
If Beijing NIO or its shareholders fail to perform their obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements, and rely on legal remedies under PRC laws, including contractual remedies, which may not be sufficient or effective. All of the agreements under our contractual arrangements are governed by and interpreted in accordance with PRC laws, and disputes arising from these contractual arrangements will be resolved through arbitration in China. However, the legal framework and system in China, in particularly those relating to arbitration proceedings, are not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in the PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. If we are unable to enforce these contractual arrangements, or if we suffer significant delay or face other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our variable interest entity, and our ability to conduct our business may be negatively affected. See “Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.”
Our ability to enforce the equity pledge agreements between us and our PRC variable interest entity’s shareholders may be subject to limitations based on PRC laws and regulations.
Pursuant to the equity pledge agreements among Beijing NIO and Shanghai Anbin, our current and past variable interest entities, respectively, NIO Co., Ltd., our PRC subsidiary, and the respective shareholders of Shanghai Anbin and Beijing NIO, each shareholder of Shanghai Anbin and Beijing NIO agrees to pledge its equity interests in Shanghai Anbin and Beijing NIO to our subsidiary to secure Shanghai Anbin’s and Beijing NIO’s performance of its obligations under the relevant contractual arrangements. The equity interest pledges of shareholders of each of Beijing NIO and Shanghai Anbin under relevant equity pledge agreements have been registered with the relevant local branch of State Administration for Market Regulation, or the SAMR. In addition, in the registration forms of the local branch of the SAMR for the pledges over the equity interests under the equity pledge agreements, the aggregate amount of registered equity interests pledged to NIO Co., Ltd. represents 100% of the registered capital of Shanghai Anbin and Beijing NIO. On March 31, 2021, equity pledge agreements among NIO WFOE, Shanghai Anbin and its shareholders were terminated, and the deregistration of the equity interest pledges of shareholders of Shanghai Anbin under its equity pledge agreements that were previously registered with the relevant local branch of the SAMR was completed. See “Item 4. Information on the Company — C. Organizational Structure — Contractual Agreements with the VIE and Its Shareholders” of our 2020 Annual Report for more information.
The equity pledge agreements with our variable interest entity’s shareholders provide that the pledged equity interests shall constitute continuing security for any and all of the indebtedness, obligations and liabilities under all of the principal service agreements and the scope of pledge shall not be limited by the amount of the registered capital of that variable interest entity. However, a PRC court may take the position that the amount listed on the equity pledge registration forms represents the full amount of the collateral that has been registered and perfected. If this is the case, the obligations that are supposed to be secured in the equity pledge agreements in excess of the amount listed on the equity pledge registration forms could be determined by the PRC court as unsecured debt, which typically takes last priority among creditors.
The shareholders of our variable interest entity may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.
Our founders, Bin Li and Lihong Qin, own 80% and 20%, respectively, of the equity interests in our past and current variable interest entities, Shanghai Anbin and Beijing NIO. On March 31, 2021, the contractual agreements with Shanghai Anbin and its shareholders were terminated. See “Item 4. Information on the Company — C. Organizational Structure — Contractual Agreements with the VIE and Its Shareholders” of our 2020 Annual Report for more information. As shareholders of Beijing NIO, they may have potential conflicts of interest with us. These shareholders may breach, or cause our variable interest entity to breach, or refuse to renew, the existing contractual arrangements we have with them and our variable interest entity, which would have a material and adverse effect on our ability to effectively control our variable interest entity and receive economic benefits from it. For example, the shareholders may be able to cause our agreements with Beijing NIO to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.
Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company. Each of Bin Li and Lihong Qin is also a director and executive officer of our company. We rely on Bin Li and Lihong Qin to abide by the laws of the Cayman Islands and China, which provide that directors owe a fiduciary duty to the company that requires them to act in good faith and in what they believe to be the best interests of the company and not to use their position for personal gain. There is currently no specific and clear guidance under PRC laws that addresses any conflict between PRC laws and the laws of Cayman Islands in respect of any conflict relating to corporate governance. If we cannot resolve any conflict of interest or dispute between us and the shareholders of Beijing NIO, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.
Our contractual arrangements with our current and past variable interest entities may be subject to scrutiny by the PRC tax authorities and they may determine that we or our current or past variable interest entities owe additional taxes, which could negatively affect our financial condition.
Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. The PRC Enterprise Income Tax Law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between NIO Co., Ltd., our subsidiary in China, Shanghai Anbin and Beijing NIO, our current and past variable interest entities in China, and Shanghai Anbin’s and Beijing NIO’s shareholders were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust Shanghai Anbin’s and Beijing NIO’s income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by Shanghai Anbin and Beijing NIO for PRC tax purposes, which could in turn increase their tax liabilities without reducing NIO Co., Ltd.’s tax expenses. On March 31, 2021, the contractual agreements with Shanghai Anbin and its shareholders were terminated. See “Item 4. Information on the Company — C. Organizational Structure — Contractual Agreements with the VIE and Its Shareholders” of our 2020 Annual Report for more information. However, we may face the material and adverse tax consequences described above with respect to our contractual agreements with Shanghai Anbin and its shareholders when such agreements were effective. In addition, if NIO Co., Ltd. requests the shareholders of Beijing NIO to transfer their equity interests in NIO Co., Ltd. at nominal or no value pursuant to the contractual agreements, such transfer could be viewed as a gift and subject NIO Co., Ltd. to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on Beijing NIO for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if either of our current and past variable interest entities’ tax liabilities increase or if either is required to pay late payment fees and other penalties.
We may lose the ability to use and benefit from assets held by our variable interest entity that are material to the operation of our business if our variable interest entity goes bankrupt or becomes subject to dissolution or liquidation proceedings.
As part of our contractual arrangements with our variable interest entity, the entity may in the future hold certain assets that are material to the operation of our business. If our variable interest entity goes bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, results of operations and financial condition. Under the contractual arrangements, our variable interest entity may not, in any manner, sell, transfer, mortgage or dispose of their assets or legal or beneficial interests in the business without our prior consent. If our variable interest entity undergoes voluntary or involuntary liquidation proceedings, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, results of operations and financial condition.
Risks Related to Doing Business in China
Our ADSs may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections.
The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over the counter trading market in the U.S.
Our auditor, the independent registered public accounting firm that issues the audit report included in our 2020 Annual Report, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities, our auditor is currently not inspected by the PCAOB.
On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.
On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.
The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.
The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition the requirements of the HFCA Act are uncertain. Such uncertainty could cause the market price of our ADSs to be materially and adversely affected, and our securities could be delisted or prohibited from being traded “over-the-counter” earlier than would be required by the HFCA Act. If our securities are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our ADSs when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our ADSs.
The PCAOB’s inability to conduct inspections in China prevents it from fully evaluating the audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ordinary shares are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.
In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB in the PRC or by the CSRC or the PRC Ministry of Finance in the United States. The PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges.
Proceedings instituted by the SEC against the “big four” PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.
In late 2012, the SEC commenced administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act against the Chinese affiliates of the “big four” accounting firms

(including our auditors). The Rule 102(e) proceedings initiated by the SEC relate to these firms’ inability to produce documents, including audit work papers, in response to the request of the SEC pursuant to
Section 106 of the Sarbanes-Oxley Act, as the auditors located in the PRC are not in a position lawfully to produce documents directly to the SEC because of restrictions under PRC law and specific directives issued by the China Securities Regulatory Commission, or the CSRC. The issues raised by the proceedings are not specific to our auditors or to us, but affect equally all audit firms based in China and all China-based businesses with securities listed in the United States. In January 2014, the administrative judge reached an initial decision, or the Initial Decision, that the Chinese affiliates of “big four” accounting firms should be barred from practicing before the SEC for six months. Thereafter, the accounting firms filed a petition for review of the Initial Decision, prompting the SEC commissioners to review the Initial Decision, determine whether there had been any violation and, if so, determine the appropriate remedy to be placed on these audit firms.
In February 2015, the Chinese affiliates of the “big four” accounting firms (including our auditors) each agreed to censure and pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC and audit U.S. listed companies. The settlement requires the firms to follow detailed procedures and to seek to provide the SEC with access to the Chinese firms’ audit documents via the CSRC. If they failed to meet the specified criteria during a period of four years starting from the settlement date, the SEC retained authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Under the terms of the settlement, the underlying proceeding against the four China-based accounting firms was deemed dismissed with prejudice four years after entry of the settlement. The four-year mark occurred on February 6, 2019. While we cannot predict if the SEC will further challenge the four China-based accounting firms’ compliance with U.S. law in connection with U.S. regulatory requests for audit work papers or if the results of such a challenge would result in the SEC imposing penalties such as suspensions. If additional remedial measures are imposed on the Chinese affiliates of the “big four” accounting firms, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.
In the event the Chinese affiliates of the “big four” become subject to additional legal challenges by the SEC or PCAOB, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, and could result in delisting. Moreover, any negative news about the proceedings against these audit firms may cause investor uncertainty regarding China-based, United States-listed companies and the market price of our shares may be adversely affected. If our independent registered public accounting firm were denied, temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined to not be in compliance with the requirements of the Exchange Act.
Changes in China’s political or social conditions or government policies could have a material and adverse effect on our business and results of operations.
Substantially all of our revenues are expected to be derived in China in the near future and most of our operations, including all of our manufacturing, is conducted in China. Accordingly, our business, results of operations, financial condition and prospects are influenced by economic, political and legal developments in China.
China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. The PRC government exercises significant control over China’s economic growth through strategically allocating resources, controlling the payment of foreign currency- denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. While the PRC economy has experienced significant growth over the past decades, that growth has been uneven across different regions and between economic sectors and may not continue, as evidenced by the slowing of the growth of the Chinese economy since 2012. In addition, the PRC government has significant authority to exert influence on the ability of a China-based company, such as us, to conduct its business. Therefore, investors of our company and our business face potential uncertainty from the PRC government. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, leading to reduction in demand for our services and solutions and adversely affect our competitive position.
Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.
The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.
Our PRC subsidiaries are foreign-invested enterprises and are subject to laws and regulations applicable to foreign-invested enterprises as well as various Chinese laws and regulations generally applicable to companies incorporated in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.
From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.
PRC government has significant oversight over the conduct of our business and it has recently indicated an intent to exert more oversight over offerings that are conducted overseas and/or foreign investment in China-based issuers. Any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-based overseas listed companies and cybersecurity and data privacy protection requirements, including the Opinions and any related implementing rules to be enacted, may subject us to compliance requirement in the future. These uncertainties could materially and adversely affect our business, results of operations and financial condition.
Our business may be significantly affected by the newly enacted Foreign Investment Law.
On March 15, 2019, the National People’s Congress promulgated the Foreign Investment Law, which has become effective on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their implementation rules and ancillary regulations. Since the Foreign Investment Law is newly enacted, uncertainties still exist in relation to its interpretation and implementation. The Foreign Investment Law does not explicitly classify whether variable interest entities that are controlled via contractual arrangements would be deemed as foreign invested enterprises if they are ultimately “controlled” by foreign investors. However, it has a catch-all provision under definition of “foreign investment” to include investments made by foreign investors in China through means stipulated by laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions to provide for contractual arrangements as a form of foreign investment. There can be no assurance that our contractual arrangements will not be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations.
The Foreign Investment Law grants national treatment to foreign invested entities, except for those foreign invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list” to be published. Because the “negative list” has yet been published, it is unclear as to whether it will differ from the 2020 Negative List currently in effect. The Foreign Investment Law provides that only foreign invested entities operating in foreign restricted or prohibited industries will require entry clearance and other approvals that are not required by PRC domestic entities or foreign invested entities operating in other industries. In the event that our variable interest entity through which we operate our business is not treated as domestic investment and our operations carried out through such variable interest entity are classified in the “restricted” or “prohibited” industry in the “negative list” under the Foreign Investment Law, such contractual arrangements may be deemed as invalid and illegal, and we may be required to unwind such contractual arrangements and/or dispose of such business.
Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. In addition, the Foreign Investment Law provides that existing foreign invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within five years after the implementation of the Foreign Investment Law, which means that we may be required to adjust the structure and corporate governance of certain of our PRC entities then. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations.
We may be adversely affected by the complexity, uncertainties and changes in PRC regulations on internet- related business, automotive businesses and other business carried out by our PRC subsidiaries.
We operate in the automotive and internet industry, both of which are extensively regulated by the PRC government. For example, the PRC government imposes foreign ownership restrictions and licensing and permit requirements for companies in the internet industry. See “Item 4. Information on the Company — B. Business Overview — Regulation — Regulations on Foreign Investment in China” and “Item 4. Information on the Company — B. Business Overview — Regulation — Regulations on Value-added Telecommunications Services” of our 2020 Annual Report. Manufacturing of our vehicles is subject to extensive regulations in China. See “Item 4. Information on the Company — B. Business Overview — Regulation — Regulations and Approvals Covering the Manufacturing of Pure Battery Electric Passenger Vehicles” of our 2020 Annual Report. These laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations and furthermore, we cannot assure you that we have complied or will be able to comply with all applicable laws at all times. Consequently, we could face the risks of being subject to governmental investigations, orders by the competent authorities for rectification, administrative penalties or other legal proceedings.
Currently we rely on the contractual arrangements with Beijing NIO, our variable interest entity, to hold an ICP license and Surveying and Mapping Qualification Certificate, and separately own the relevant domain names and trademarks in connection with our internet services and operate our website and mobile application and ADAS services through NIO Co., Ltd. Our internet services may be treated as a value-added telecommunications business; our ADAS services may involve ground mobile surveying business. If so, we may be required to transfer the domain names, trademark and the operations of the internet services and ADAS services from NIO Co., Ltd. to Beijing NIO, and we may also be subject to administrative penalties. Further, any challenge to the validity of these arrangements may significantly disrupt our business, subject us to sanctions, compromise enforceability of our contractual arrangements, or have other harmful effects on us. It is uncertain if Beijing NIO or NIO Co., Ltd. will be required to obtain a separate operating license for certain services carried out by us through our mobile application in addition to the valued-added telecommunications business operating licenses for internet content provision services, and if Beijing NIO will be required to supplement our current ICP license in the future.

In addition, our mobile applications are also regulated by the Administrative Provisions on Mobile Internet Applications Information Services, or the APP Provisions, promulgated by the Cyberspace Administration of China, or the CAC, on June 28, 2016 and effective on August 1, 2016. According to the APP Provisions, the providers of mobile applications shall not create, copy, publish or distribute information and content that is prohibited by laws and regulations. However, we cannot assure that all the information or content displayed on, retrieved from or linked to our mobile applications complies with the requirements of the APP Provisions at all times. If our mobile applications were found to be violating the APP Provisions, we may be subject to administrative penalties, including warning, service suspension or removal of our mobile applications from the relevant mobile application store, which may materially and adversely affect our business and operating results.
The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry, particularly the policies relating to value-added telecommunications services, have created substantial uncertainties regarding the legality of existing and future foreign investments in the businesses and activities of internet businesses in China, including our business.
Several PRC regulatory authorities, such as the SAMR, the NDRC, the Ministry of Industry and Information Technology, or the MIIT, and the MOFCOM, oversee different aspects of our operations, and we are required to obtain a wide range of government approvals, licenses, permits and registrations in connection with our operations. For example, certain filings must be made by automobile dealers through the information system for the national automobile circulation operated by the relevant commerce department within 90 days after the receipt of a business license. Furthermore, the NEV industry is relatively new in China, and the PRC government has not adopted a clear regulatory framework to regulate the industry. As some of the laws, rules and regulations that we may be subject to were primarily enacted with a view toward application to ICE vehicles, or are relatively new, there is significant uncertainty regarding their interpretation and application with respect to our business. For example, it remains unclear under PRC laws whether our charging vans need to be registered with related local traffic management authorities or obtain transportation operation licenses for their services, and whether we would be required to obtain any particular permit or license to be qualified to provide our charging services in cooperation with third-party charging stations. In addition, the PRC government may enact new laws and regulations that require additional licenses, permits, approvals and/or registrations for the operation of any of our existing or future business. As a result, we cannot assure you that we have all the permits, licenses, registrations, approvals and/or business license covering the sufficient scope of business required for our business or that we will be able to obtain, maintain or renew permits, licenses, registrations, approvals and/or business license covering sufficient scope of business in a timely manner or at all.
We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.
We are a holding company, and we may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. As of December 31, 2020, most of our PRC subsidiaries and our variable interest entities at that time had not made appropriations to statutory reserves as our PRC subsidiaries and our variable interest entities at that time reported accumulated loss. For a detailed discussion of applicable PRC regulations governing distribution of dividends, see “Item 4. Information on the Company — B. Business Overview — Regulation — Regulations on Dividend Distribution” of our 2020 Annual Report. Additionally, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends or make other distributions to us. Furthermore, the PRC tax authorities may require our subsidiaries to adjust their taxable income under the contractual arrangements they currently have in place with our variable interest entity in a manner that would materially and adversely affect their ability to pay dividends and other distributions to us. See “—Risks Related to Our Corporate Structure — Our contractual arrangements with our current and past variable interest entities may be subject to scrutiny by the PRC tax authorities and they may determine that we or our current and past variable interest entities owe additional taxes, which could negatively affect our financial condition.” In addition, the incurrence of indebtedness by our PRC subsidiaries could result in operating and financing covenants and undertakings to creditors that would restrict the ability of our PRC subsidiaries to pay dividends to us.
Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See “— If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.”
Increases in labor costs and enforcement of stricter labor laws and regulations in the PRC may adversely affect our business and our profitability.
China’s overall economy and the average wage in China have increased in recent years and are expected to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will increase. Unless we are able to pass on these increased labor costs to those who pay for our services, our profitability and results of operations may be materially and adversely affected.
In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees, limitation with respect to utilization of labor dispatching, applying for foreigner work permits, labor protection and labor condition and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees.
Pursuant to the PRC Labor Contract Law and its implementation rules, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employee’s probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the PRC Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.
Companies registered and operating in China are required under the PRC Social Insurance Law (latest amended in 2018) and the Regulations on the Administration of Housing Funds (latest amended in 2019) to apply for social insurance registration and housing fund deposit registration within 30 days of their establishment, and to pay for their employees different social insurance including pension insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to the extent required by law. However, certain of our PRC subsidiaries and variable interest entity that do not hire any employees and are not a party to any employment agreement, have not applied for and obtained such registration, and instead of paying the social insurance payment on their own for their employees, certain of our PRC subsidiaries and variable interest entity use third-party agencies to pay in the name of such agency. We could be subject to orders by the competent labor authorities for rectification and failure to comply with the orders may further subject us to administrative fines.
As the interpretation and implementation of labor-related laws and regulations are still evolving, our employment practices may violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. We cannot assure you that we have complied or will be able to comply with all labor-related law and regulations including those relating to obligations to make social insurance payments and contribute to the housing provident funds. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, results of operations, financial condition and prospects will be adversely affected.
Furthermore, in order to control labor costs, we conducted a series of organizational restructuring to cut headcount in 2019, which we believe has negatively affected our reputation, brand image and our ability to retain the remaining qualified staff and skilled employees. We could undertake an organizational restructuring again in the future, the occurrence of which will pose negative implications on our competitive position, cost us qualified employees and subject us to potential employment lawsuits. Any of the above would negatively affect our business, results of operations and financial condition.
Fluctuations in exchange rates could have a material and adverse effect on our results of operations.
The conversion of RMB into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of RMB against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. We cannot assure you that RMB will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between RMB and the U.S. dollar in the future.
Any significant appreciation or depreciation of RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive into RMB to pay our operating expenses, appreciation of RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ADSs.
Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations.
To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.
PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of our offshore equity offerings to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.
Under PRC laws and regulations, we are permitted to utilize the proceeds of any financing outside China to fund our PRC subsidiaries by making loans to or additional capital contributions to our PRC subsidiaries, subject to applicable government registration, statutory limitations on amount and approval requirements. For more details, see “Item 4. Information on the Company — B. Business Overview — Regulation — Regulations on Foreign Exchange” of our 2020 Annual Report. These PRC laws and regulations may significantly limit our ability to use Renminbi converted from the net proceeds of any financing outside China to fund the establishment of new entities in China by our PRC subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries, or to establish new variable interest entities in China. Moreover, we cannot assure you that we will be able to complete the necessary registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiaries or future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received or expect to receive from our offshore offerings and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.
On December 26, 2017, the NDRC issued the Management Rules for Overseas Investment by Enterprises, or Order 11. On February 11, 2018, the Catalog on Overseas Investment in Sensitive Industries (2018 Edition), or the Sensitive Industries List was promulgated. Overseas investment governed by Order 11 refers to the investment activities conducted by an enterprise located in the territory of China either directly or via an overseas enterprise under its control through making investment with assets and equities or providing financing or guarantees in order to obtain overseas ownership, control, management rights and other related interests, and overseas investment by a PRC individual through overseas enterprises under his/her control is also subject to Order 11. According to Order 11, before being conducted, any overseas investment in a sensitive industry or any direct investment by a Chinese enterprise in a non-sensitive industry but with an investment amount over US$300 million requires approval from, or filing with, the NDRC, and for those non-sensitive investments indirectly by Chinese investors (including PRC individuals) with investment amounts over US$300 million need to be reported. However, uncertainties remain with respect to the interpretation and application of Order 11, we are not sure whether our using of proceeds will be subject to Order 11. If we fail to obtain the approval, complete the filing or report our overseas investment with our proceeds (as the case may be) in a timely manner provided that Order 11 is applicable, we may be forced to suspend or cease our investment, or be subject to penalties or other liabilities, which could materially and adversely affect our business, financial condition and prospects.
Governmental control of currency conversion may limit our ability to utilize our revenues effectively.
The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, approval from or registration with appropriate governmental authorities is required where Renminbi is to be converted into a foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. See “Item 4. Information on the Company — B. Business Overview — Regulation — Regulations on Foreign Exchange” of our 2020 Annual Report.
Since 2016, the PRC government has tightened its foreign exchange policies again and stepped up scrutiny of major outbound capital movement. More restrictions and a substantial vetting process have been put in place by SAFE to regulate cross-border transactions falling under the capital account. The PRC government may also restrict access in the future to foreign currencies for current account transactions, at its discretion. We receive substantially all of our revenues in RMB. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.
PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.
SAFE requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes certain material events. See “Item 4. Information on the Company — B. Business Overview — Regulation — Regulations on Foreign Exchange — Offshore Investment” of our 2020 Annual Report.
If our shareholders who are PRC residents or entities do not complete their registration with the local SAFE branches, our PRC subsidiaries may be prohibited from distributing their profits and any proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries. Moreover, failure to comply with SAFE registration requirements could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.
However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interests in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.
China’s M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.
A number of PRC laws and regulations have established procedures and requirements that could make merger and acquisition activities in China by foreign investors more time-consuming and complex. In addition to the Anti-Monopoly Law itself, these include the Rules on Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC governmental and regulatory agencies in 2006 and amended in 2009, and the Rules of the Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Security Review Rules, promulgated in 2011. These laws and regulations impose requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In addition, the Anti-Monopoly Law requires that the MOFCOM be notified in advance of any concentration of undertaking if certain thresholds are triggered. Moreover, the Security Review Rules specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and prohibit any attempt to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the relevant regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.
Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.
Under SAFE regulations, PRC residents who participate in a stock incentive plan in an overseas publicly listed company are required to register with SAFE or its local branches and complete certain other procedures. See “Item 4. Information on the Company — B. Business Overview — Regulation — Regulations on Employment and Social Welfare — Employee Stock Incentive Plan” of our 2020 Annual Report. We and our PRC resident employees who participate in our share incentive plans are subject to these regulations since we became a public company listed in the United States. If we or any of these PRC resident employees fail to comply with these regulations, we or such employees may be subject to fines and other legal or administrative sanctions. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.
Discontinuation of any of the preferential tax treatments and government subsidies or imposition of any additional taxes and surcharges could adversely affect our financial condition and results of operations.
Our PRC subsidiaries currently benefit from a number of preferential tax treatments. For example, our subsidiary, NIO Co., Ltd., is entitled to enjoy, after completing certain application formalities, a 15% preferential enterprise income tax from 2018 as it has been qualified as a “High New Technology Enterprise” under the PRC Enterprise Income Tax Law and related regulations. The discontinuation of any of the preferential income tax treatment that we currently enjoy could have a material and adverse effect on our result of operations and financial condition. We cannot assure you that we will be able to maintain or lower our current effective tax rate in the future.
In addition, our PRC subsidiaries have received various financial subsidies from PRC local governmental authorities. The financial subsidies result from discretionary incentives and policies adopted by PRC local governmental authorities. For example, our subsidiary, XPT (Nanjing) E-Powertrain Technology Co., Ltd., has received subsidies of an aggregate of RMB7.49 million for the phase I construction of the Nanjing Advanced Manufacturing Engineering Center as of December 31, 2020. Local governments may decide to change or discontinue such financial subsidies at any time. The discontinuation of such financial subsidies or imposition of any additional taxes could adversely affect our financial condition and results of operations.
If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.
Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.
We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we will be subject to the enterprise income tax on our global income at the rate of 25% and we will be required to comply with PRC enterprise income tax reporting obligations. In addition, we may be required to withhold a 10% withholding tax from interest or dividends we pay to our shareholders that are non- PRC resident enterprises, including the holders of our ADSs. In addition, non-PRC resident enterprise shareholders (including our ADS holders) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of our ADSs or ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, interest or dividends paid to our non-PRC individual shareholders (including our ADS holders) and any gain realized on the transfer of the ADSs or ordinary shares by such holders may be subject to PRC tax at a rate of 20% (which, in the case of interest or dividends, may be withheld at source by us), if such gains are deemed to be from PRC sources. These rates may be reduced by an applicable tax treaty, but it is unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise.
We may not be able to obtain certain benefits under relevant tax treaty on dividends paid by our PRC subsidiaries to us through our Hong Kong subsidiary.
We are a holding company incorporated under the laws of the Cayman Islands and as such rely on dividends and other distributions on equity from our PRC subsidiaries to satisfy part of our liquidity requirements. Pursuant to the PRC Enterprise Income Tax Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC “resident enterprise” to a foreign enterprise investor, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, such withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC enterprise. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Treaties, which became effective in January 2020, require non-resident enterprises to determine whether they are qualified to enjoy the preferential tax treatment under the tax treaties and file relevant report and materials with the tax authorities. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. See “Item 10. Additional Information — E. Taxation — People’s Republic of China Taxation” of our 2020 Annual Report. As of December 31, 2020, most of our subsidiaries and variable interest entities at that time located in the PRC reported accumulated loss and therefore they had no retained earnings for offshore distribution. In the future, we intend to re-invest all earnings, if any, generated from our PRC subsidiaries for the operation and expansion of our business in China. Should our tax policy change to allow for offshore distribution of our earnings, we would be subject to a significant withholding tax. Our determination regarding our qualification to enjoy the preferential tax treatment could be challenged by the relevant tax authority and we may not be able to complete the necessary filings with the relevant tax authority and enjoy the preferential withholding tax rate of 5% under the arrangement with respect to dividends to be paid by our PRC subsidiaries to our Hong Kong subsidiary.
We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non- PRC holding companies.
In February 2015, the State Administration of Taxation, or the SAT, issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Circular 7.
Circular 7 extends its tax jurisdiction to not only indirect transfers but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides certain criteria on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. On October 17, 2017, the SAT issued Circular on Issues of Tax Withholding regarding Non-PRC Resident Enterprise Income Tax, or Circular 37, which came into effect on December 1, 2017 and was amended on June 15, 2018. Circular 37 further clarifies the practice and procedure of the withholding of nonresident enterprise income tax.
We face uncertainties on the reporting and consequences of future private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-PRC resident enterprises with respect to a filing or the transferees with respect to withholding obligations, and request our PRC subsidiaries to assist in the filing. As a result, we and non-PRC resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under Circular 7 and Circular 37, and may be required to expend valuable resources to comply with them or to establish that we and our non- PRC resident enterprises should not be taxed under these regulations, which may have a material adverse effect on our financial condition and results of operations.
If the custodians or authorized users of controlling non-tangible assets of our company, including our corporate chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected.
Under PRC law, legal documents for corporate transactions are executed using the chops or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the SAMR.

Although we usually utilize chops to enter into contracts, the designated legal representatives of each of our PRC subsidiaries and variable interest entity have the apparent authority to enter into contracts on behalf of such entities without chops and bind such entities. All designated legal representatives of our PRC subsidiaries and variable interest entity are members of our senior management team who have signed employment agreements with us or our PRC subsidiaries and variable interest entity under which they agree to abide by various duties they owe to us. In order to maintain the physical security of our chops and chops of our PRC entities, we generally store these items in secured locations accessible only by the authorized personnel in the legal or finance department of each of our subsidiaries and variable interest entity.
Although we monitor such authorized personnel, there is no assurance such procedures will prevent all instances of abuse or negligence. Accordingly, if any of our authorized personnel misuse or misappropriate our corporate chops or seals, we could encounter difficulties in maintaining control over the relevant entities and experience significant disruption to our operations. If a designated legal representative obtains control of the chops in an effort to obtain control over any of our PRC subsidiaries or variable interest entity, we or our PRC subsidiaries or variable interest entity would need to pass a new shareholders or board resolution to designate a new legal representative and we would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative’s fiduciary duties to us, which could involve significant time and resources and divert management attention away from our regular business. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of our control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.
Our leased property interest or entitlement to other facilities or assets may be defective or subject to lien and our right to lease, own or use the properties affected by such defects or lien challenged, which could cause significant disruption to our business.
Under PRC laws, all lease agreements are required to be registered with the local housing authorities.
We presently lease several premises in China, some of which have not completed the registration of the ownership rights or the registration of our leases with the relevant authorities. Failure to complete these required registrations may expose our landlords, lessors and us to potential monetary fines. If these registrations are not obtained in a timely manner or at all, we may be subject to monetary fines or may have to relocate our offices and incur the associated losses.
Some of the ownership certificates or other similar proof of certain leased properties have not been provided to us by the relevant lessors. Therefore, we cannot assure you that such lessors are entitled to lease the relevant real properties to us. If the lessors are not entitled to lease the real properties to us and the owners of such real properties decline to ratify the lease agreements between us and the respective lessors, we may not be able to enforce our rights to lease such properties under the respective lease agreements against the owners. If our lease agreements are claimed as null and void by third parties who are the real owners of such leased real properties, we could be required to vacate the properties, in the event of which we could only initiate the claim against the lessors under relevant lease agreements for indemnities for their breach of the relevant leasing agreements. In addition, we may not be able to renew our existing lease agreements before their expiration dates, in which case we may be required to vacate the properties. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if we are unable to relocate our operations in a timely manner, our operations may be adversely affected.
Some of our PRC subsidiaries have incurred or will incur indebtedness and may, in connection therewith, create mortgage, pledge or other lien over substantive operating assets, facilities or equity interests of certain PRC subsidiaries as guarantee to their repayment of indebtedness or as counter guarantee to third-party guarantors which provide guarantee to our PRC subsidiaries’ repayment of indebtedness. In the event that the relevant PRC subsidiaries fail to perform their repayment obligations or such guarantors perform their guarantee obligations, claims may be raised to our substantive operating assets, facilities or equity interests of the PRC subsidiaries in question. If we cannot continue to own or use such assets, facilities or equity interests, our operation may be adversely affected.

Risks Related to Our ADSs and Trading Market
The ADSs offered hereby will be sold in an “at-the-market offering” and investors who buy ADSs at different times will likely pay different prices.
Investors who purchase ADSs in this offering at different times will likely pay different prices, and accordingly may experience different levels of dilution and different outcomes in their investment results. In addition, investors may experience a decline in the value of the ADSs they purchase in this offering as a result of sales made at prices lower than the prices they paid.
The trading prices of our ADSs have fluctuated and may be volatile, which could result in substantial losses to investors.
The trading price of our ADSs has been volatile and has ranged from a low of US$2.11 to a high of US$62.84 between January 1, 2020 and June 30, 2021. The market price for our ADSs may continue to be volatile and subject to wide fluctuations in response to factors including, but not limited to, the following:
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actual or anticipated fluctuations in our quarterly results of operations and cash flows;

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changes in financial estimates by securities research analysts;

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conditions in automotive markets;

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changes in the operating performance or market valuations of other automotive companies;

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announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

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addition or departure of key personnel;

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fluctuations of exchange rates between RMB and the U.S. dollar;

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litigation, government investigation or other legal or regulatory proceeding;

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release of lock-up and other transfer restrictions on our ADSs, issuance of ADSs or ordinary shares upon conversion of the convertible notes we issued, or any ordinary shares or sales of additional ADSs;

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any actual or alleged illegal acts of our shareholders or management;

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any share repurchase program; and

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general economic or political conditions in China or elsewhere in the world.

Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade.
In addition, the stock market in general, and the market prices for companies with operations in China in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. The securities of some China-based companies that have listed their securities in the United States have experienced significant volatility since their initial public offerings in recent years, including, in some cases, substantial declines in the trading prices of their securities. The trading performances of these companies’ securities after their offerings may affect the attitudes of investors towards Chinese companies listed in the United States in general, which consequently may impact the trading performance of our ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have engaged in any inappropriate activities. In particular, the global financial crisis and the ensuing economic recessions in many countries have contributed and may continue to contribute to extreme volatility in the global stock markets. These broad market and industry fluctuations may adversely affect the market price of our ADSs. Volatility or a lack of positive performance in our ADS price may also adversely affect our ability to retain key employees, most of whom have been granted options or other equity incentives.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ADSs, the market price for our ADSs and trading volume could decline.
The trading market for our ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our ADSs, the market price for our ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our ADSs to decline.
Our triple-class voting structure will limit the holders of our Class A ordinary shares and ADSs to influence corporate matters, provide certain shareholders of ours with substantial influence and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.
We have adopted a triple-class voting structure such that our ordinary shares consist of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares. Holders of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares have the same rights other than voting and conversion rights. Each holder of our Class A ordinary shares is entitled to one vote per share, each holder of our Class B ordinary shares is entitled to four votes per share and each holder of our Class C ordinary shares is entitled to eight votes per share on all matters submitted to them for a vote. Our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Each Class B ordinary share or Class C ordinary share is convertible into one Class A ordinary share, whereas Class A ordinary shares are not convertible into Class B ordinary shares or Class C ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares or Class C ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder (in respect of Class B ordinary shares) or a permitted Class C shareholder (in respect of Class C ordinary shares), such Class B ordinary shares or Class C ordinary shares are automatically and immediately converted into the equal number of Class A ordinary shares.
As of the date of this prospectus supplement, Mr. Bin Li, our chairman and chief executive officer, together with his affiliates, beneficially own all of our issued Class C ordinary shares. The Tencent entities beneficially owned all of our issued Class B ordinary shares. Due to the disparate voting powers associated with our triple classes of ordinary shares, Mr. Li has considerable influence over important corporate matters. As of the date of this prospectus supplement, Mr. Li beneficially owned 39.3% of the aggregate voting power of our company through mobike Global Ltd. and Originalwish Limited, companies wholly owned by Mr. Li, and through NIO Users Limited, a holding company ultimately controlled by Mr. Li, whereas Tencent entities beneficially owned 17.5% of the aggregate voting power of our company through Mount Putuo Investment Limited, Image Frame Investment (HK) Limited, Huang River Investment Limited and an affiliate of Tencent Holding limited. Mr. Li has considerable influence over matters requiring shareholder approval, including electing directors and approving material mergers, acquisitions or other business combination transactions. This concentrated control will limit the ability of the holders of our Class A ordinary shares and ADSs to influence corporate matters and could also discourage others from pursuing any potential merger, takeover or other change of control transaction, which could have the effect of depriving the holders of our Class A ordinary shares and our ADSs of the opportunity to sell their shares at a premium over the prevailing market price. Moreover, Mr. Li may increase the concentration of his voting power and/or share ownership in the future, which may, among other consequences, decrease the liquidity in our ADSs.
Techniques employed by short sellers may drive down the market price of our ADSs.
Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.
Public companies listed in the United States that have a substantial majority of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.
We may be the subject of unfavorable allegations made by short sellers in the future. Any such allegations may be followed by periods of instability in the market price of our common shares and ADSs and negative publicity. If and when we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable federal or state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations and shareholders’ equity, and the value of any investment in our ADSs could be greatly reduced or rendered worthless.
The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.
Sales of substantial amounts of our ADSs in the public market, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. In addition, certain holders of our existing shareholders are entitled to certain registration rights, including demand registration rights, piggyback registration rights, and Form F-3 or Form S-3 registration rights. Registration of these shares under the Securities Act of 1933, or the Securities Act, would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market, or the perception that such sales could occur, could cause the price of our ADSs to decline.
Because we do not expect to pay dividends in the foreseeable future, the holders of our ADSs must rely on price appreciation of our ADSs for return on their investment.
We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.
Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return to ADS holders will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value or even maintain the price at which ADS holders purchased the ADSs. Our ADS holders may not realize a return on their investment in our ADSs and they may even lose their entire investment in our ADSs.
The capped call and zero-strike call transactions may affect the value of our ADSs.
On January 30, 2019, in connection with the pricing of the 2024 Notes, we entered into capped call transactions with one or more of the initial purchasers and/or their respective affiliates and/or other financial institutions, or the Capped Call Option Counterparties. We entered into additional capped call transactions with the Capped Call Option Counterparties on February 15, 2019 and February 26, 2019, respectively. We used a portion of the net proceeds of the 2024 Notes to pay the cost of such transactions. The cap price of these capped call transactions is initially US$14.92 per ADS, representing a premium of approximately 100% to the closing price on the New York Stock Exchange, or NYSE, of our ADSs on January 30, 2019, which was US$7.46 per ADS, and is subject to adjustment under the terms of the capped call transactions. As part of establishing their initial hedges of the capped call transactions, the Capped Call Option Counterparties or their respective affiliates expect to trade the ADSs and/or enter into various derivative transactions with respect to our ADSs concurrently with, or shortly after, the pricing of the 2024 Notes. This activity could increase (or reduce the size of any decrease in) the market price of the ADSs or the 2024 Notes at that time. However, if any such capped call transactions fail to become effective, the Capped Call Option Counterparties may unwind their hedge positions with respect to the ADSs, which could adversely affect the market price of the ADSs. In addition, the Capped Call Option Counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to the ADSs, the 2024 Notes or our other securities and/or by purchasing or selling the ADSs, the 2024 Notes or our other securities in secondary market transactions following the pricing of the 2024 Notes and prior to the maturity of the 2024 Notes (and are likely to do so following any conversion of the 2024 Notes, if we exercise the relevant election under the capped call transactions, or repurchase of the 2024 Notes by us). This activity could also cause or avoid an increase or a decrease in the market price of our ADSs.
On January 30, 2019, in connection with the pricing of the 2024 Notes, we also entered into privately negotiated zero-strike call option transactions with one or more of the initial purchasers or their respective affiliates, or the Zero-Strike Call Option Counterparties, and used a portion of the net proceeds of the 2024 Notes to pay the aggregate premium under such transactions. Pursuant to the zero-strike call option transactions, we purchased, in the aggregate, approximately 26.8 million ADSs, with delivery thereof (subject to adjustment) by the respective Zero-Strike Call Option Counterparties at settlement shortly after the scheduled maturity date of the 2024 Notes, subject to the ability of each Zero-Strike Call Option Counterparty to elect to settle all or a portion of the respective zero-strike option transaction early. Facilitating investors’ hedge positions by entering into the zero-strike call option transactions, particularly if investors purchase the ADSs on or around the day of the pricing of the 2024 Notes, could increase (or reduce the size of any decrease in) the market price of the ADSs. However, if any zero-strike call option transactions fail to become effective, the respective Zero-Strike Call Option Counterparties may unwind their hedge positions with respect to the ADSs, which could adversely affect the market price of the ADSs. In addition, the Zero-Strike Call Option Counterparties or their respective affiliates may modify their respective hedge positions by entering into or unwinding one or more derivative transactions with respect to the ADSs, the 2024 Notes or our other securities and/or by purchasing or selling the ADSs, the 2024 Notes or our other securities in secondary market transactions at any time, including following the pricing of the 2024 Notes and prior to the maturity of the 2024 Notes. This activity could also cause or avoid an increase or a decrease in the market price of the ADSs.
Shortly after the pricing of the 2026 Notes and 2027 Notes in January 2021, we entered into separate, individually and privately negotiated agreements with certain holders of our outstanding 2024 Notes to exchange approximately US$581.7 million principal amount of the outstanding 2024 Notes for our ADSs (each, a “2024 Notes Exchange” and collectively, the “2024 Notes Exchanges”). The 2024 Notes Exchanges closed on January 15, 2021. In connection with the 2024 Notes Exchanges, we also entered into agreements with certain financial institutions that are parties to our existing capped call transactions we entered into in connection with the issuance of the 2024 Notes shortly after the pricing of the 2026 Notes and 2027 Notes to terminate a portion of the relevant existing capped call transactions in a notional amount corresponding to the portion of the principal amount of such 2024 Notes exchanged. In connection with such terminations of the existing capped call transactions, we received deliveries of the ADSs in such amounts as specified pursuant to such termination agreements on January 15, 2021. The remaining capped call transactions are subject to the same risks as described above. Shortly after the consummation of the 2024 Notes Exchanges, we also terminated a portion of the zero-strike call option transactions (which we had entered into in February 2019 in connection with the issuance of the 2024 Notes).

We are subject to counterparty risk with respect to the capped call and the zero-strike call transactions.
The counterparties to the capped call transactions and the zero-strike call transactions we entered into in connection with the issuance of the 2024 Notes are financial institutions or affiliates of financial institutions, and we are subject to the risk that each of these counterparties may default or otherwise fail to perform, or may exercise certain rights to terminate, their obligations under the capped call transactions or the zero-strike call transactions, as the case may be. Our exposure to the credit risk of the counterparties under the capped call transactions and the zero-strike call transactions will not be secured by any collateral. If any such counterparty becomes subject to bankruptcy or other insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at that time under our transactions with them. In each case, our exposure will depend on many factors. Generally, the increase in our exposure will be positively correlated to the increase in the market price and in the volatility of our ADSs. In addition, as a result of a default or other failure to perform, or a termination of obligations, by any counterparty to the capped call transactions or zero- strike call transactions, we may suffer more dilution than we currently anticipate with respect to our ADSs and the underlying Class A ordinary shares. We can provide no assurances as to the financial stability or viability of any option counterparty under the capped call transactions or the zero-strike call transactions.
There can be no assurance that we will not be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ADSs or Class A ordinary shares.
A non-U.S. corporation, such as our company, will be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income; or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.
Although the law in this regard is not entirely clear, we treat our variable interest entity as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with these entities, and as a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we do not own the variable interest entity for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.
Assuming that we are the owner of our variable interest entity for U.S. federal income tax purposes, and based upon our current and expected income and assets, we do not believe that we were a PFIC for the taxable year ended December 31, 2020 and we do not expect to be a PFIC for the current taxable year or the foreseeable future. While we do not expect to be or become a PFIC in the current or foreseeable taxable years, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the nature and composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our ADSs, which may be volatile. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering.
If we were to be or become a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation — U.S. Federal Income Tax Considerations”) holds our ADSs or Class A ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation — U.S. Federal Income Tax Considerations.”
Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares and ADSs.
Our twelfth amended and restated memorandum and articles of association contain provisions that have the potential to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, rights and terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our Class A ordinary shares and ADSs may be materially and adversely affected.
Our shareholders may face difficulties in protecting their interests, and ability to protect their rights through U.S. courts may be limited because we are incorporated under Cayman Islands law.
We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our twelfth amended and restated memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.
Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (except for our memorandum and articles of association and our register of mortgages and charges) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for our shareholders to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
As a Cayman Islands company listed on the New York Stock Exchange, we are subject to the NYSE corporate governance listing standards. However, the NYSE corporate governance listing standards permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NYSE corporate governance listing standards.
Pursuant to Sections 303A.01, 303A.04, 303A.05 and 303A.07 of the New York Stock Exchange Listed Company Manual, a company listed on the New York Stock Exchange must have a majority of independent directors, a nominating and corporate governance committee composed entirely of independent directors, a compensation committee composed entirely of independent directors and an audit committee with a minimum of three members. We currently follow our home country practice in lieu of these requirements. We may also continue to rely on these and other exemptions available to foreign private issuers in the future, and to the extent that we choose to do so in the future, our shareholders may be afforded less protection than they otherwise would under the NYSE corporate governance listing standards applicable to U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a United States domestic issuer.

It may be difficult for overseas regulators to conduct investigations or collect evidence within China.
Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigations or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.
ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.
The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, subject to the depositary’s right to require a claim to be submitted to arbitration, the federal or state courts in the City of New York have exclusive jurisdiction to hear and determine claims arising under the deposit agreement and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our Class A ordinary shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.
If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.
If any of the holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, such holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary, lead to increased costs to bring a claim, limited access to information and other imbalances of resources between such holder and us, or limit such holder’s ability to bring a claim in a judicial forum that such holder finds favorable. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.
Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs shall relieve us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act nor serve as a waiver by any holder or beneficial owner of ADSs of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.
Certain judgments obtained against us by our shareholders may not be enforceable.
We are a Cayman Islands exempt company and the majority of our assets are located outside of the United States. The most significant portion of our operations are conducted in China. In addition, a majority of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons may be located outside the United States. As a result, it may be difficult or impossible for our shareholders to bring an action against us or against these individuals in the United States in the event that such shareholders believe that their rights have been infringed under the U.S. federal securities laws or otherwise. Even if such shareholders are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render them unable to enforce a judgment against our assets or the assets of our directors and officers.
We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.
Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:
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the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

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the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the New York Stock Exchange. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.
The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and they may not be able to exercise their right to vote their Class A ordinary shares.
Holders of our ADSs will only be able to exercise the voting rights with respect to the underlying Class A ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, ADS holders must vote by giving voting instructions to the depositary. If we ask for instructions of ADS holders, then upon receipt of such voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with these instructions. If we do not instruct the depositary to ask for instructions of ADS holders, the depositary may still vote in accordance with instructions given by holders of ADSs, but it is not required to do so. ADS holders will not be able to directly exercise their right to vote with respect to the underlying shares unless they withdraw the shares. When a general meeting is convened, an ADS holder may not receive sufficient advance notice to withdraw the shares underlying his or her ADSs to allow such holder to vote with respect to any specific matter. If we ask for instructions of holders of ADSs, the depositary will notify ADS holders of the upcoming vote and will arrange to deliver our voting materials to ADS holders. We have agreed to give the depositary at least 30 days’ prior notice of shareholders’ meetings. Nevertheless, we cannot assure you that ADS holders will receive the voting materials in time to ensure that ADS holders can instruct the depositary to vote their shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out ADS holders’ voting instructions. This means that an ADS holder may not be able to exercise the right to vote and may have no legal remedy if the shares underlying his or her ADSs are not voted as such holder requested.

The depositary for our ADSs will give us a discretionary proxy to vote our Class A ordinary shares underlying the ADSs if the holders of such ADSs do not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect the interests of our ADS holders.
Under the deposit agreement for the ADSs, if any holder of the ADSs does not vote, the depositary will give us a discretionary proxy to vote our Class A ordinary shares underlying such ADSs at shareholders’ meetings unless:
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we have failed to timely provide the depositary with notice of meeting and related voting materials;

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we have instructed the depositary that we do not wish a discretionary proxy to be given;

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we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

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a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

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the voting at the meeting is to be made on a show of hands.

The effect of this discretionary proxy is that if any such holder of the ADSs does not vote at shareholders’ meetings, such holder cannot prevent our Class A ordinary shares underlying such ADSs from being voted, except under the circumstances described above. This may make it more difficult for shareholders to influence the management of our company. Holders of our Class A ordinary shares are not subject to this discretionary proxy.
An ADS holder’s right to pursue claims against the depositary is limited by the terms of the deposit agreement.
Under the deposit agreement, any action or proceeding against or involving the depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs may only be instituted in a state or federal court in New York, New York, and a holder of our ADSs, will have irrevocably waived any objection which such holder may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding. However, there is uncertainty as to whether a court would enforce this exclusive jurisdiction provision. Furthermore, investors cannot waive compliance with the U.S. federal securities laws and rules and regulations promulgated thereunder.
The depositary may, in its sole discretion, require that any dispute or difference arising from the relationship created by the deposit agreement be referred to and finally settled by an arbitration conducted under the terms described in the deposit agreement, although the arbitration provisions do not preclude an ADS holder from pursuing claims under the Securities Act or the Exchange Act in state or federal courts. Furthermore, if an ADS holder is unsuccessful in such arbitration, such holder may be responsible for the fees of the arbitrator and other costs incurred by the parties in connection with such arbitration pursuant to the deposit agreement. Also, we may amend or terminate the deposit agreement without the consent of any ADS holder. If an ADS holder continues to hold its ADSs after an amendment to the deposit agreement, such holder agrees to be bound by the deposit agreement as amended.
Our ADS holders may not receive dividends or other distributions on our Class A ordinary shares and the ADS holders may not receive any value for them, if it is illegal or impractical to make them available to the ADS holders.
The depositary of our ADSs has agreed to pay the ADS holders the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. Our ADS holders will receive these distributions in proportion to the number of Class A ordinary shares the underlying ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, Class A ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, Class A ordinary shares, rights or anything else to holders of ADSs. This means that our ADS holders may not receive distributions we make on our Class A ordinary shares or any value for them if it is illegal or impractical for us to make them available to the ADS holders. These restrictions may cause a material decline in the value of our ADSs.
Our ADS holders may experience dilution of their holdings due to inability to participate in rights offerings.
We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.
We may need additional capital, and the sale of additional ADSs or other equity securities could result in additional dilution to our shareholders, and the incurrence of additional indebtedness could increase our debt service obligations.
We may require additional cash resources due to changed business conditions, strategic acquisitions or other future developments. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity and equity-linked securities could result in additional dilution to our shareholders. The sale of substantial amounts of our ADSs (including upon conversion of the notes) could dilute the interests of our shareholders and ADS holders and adversely impact the market price of our ADSs. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.
Future sales or issuances, or perceived future sales or issuances, of substantial amounts of our ordinary shares or ADSs could adversely affect the price of our ADS.
If our existing shareholders sell, or are perceived as intending to sell, substantial amounts of our ordinary shares or ADSs, including those issued upon the exercise of our outstanding stock options, the market price of our ADSs could fall. Such sales, or perceived potential sales, by our existing shareholders might make it more difficult for us to issue new equity or equity-related securities in the future at a time and place we deem appropriate. Shares held by our existing shareholders may be sold in the public market in the future subject to the restrictions contained in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. If any existing shareholder or shareholders sell a substantial amount of ordinary shares after the expiration of the applicable lock-up periods, the prevailing market price for our ADSs could be adversely affected.
In addition, certain of our shareholders or their transferees and assignees will have the right to cause us to register the sale of their shares under the Securities Act upon the occurrence of certain circumstances.
Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.
Our ADS holders may be subject to limitations on transfer of their ADSs.
Our ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.
Your investment in our ADSs may be impacted if we pursue listing on another stock exchange outside the United States in the future.
We have discretion to list our securities on another stock exchange outside the United States through different avenues in the future. Due to the different characteristics of the capital markets in the United States and other countries, there are uncertainties as to whether a pursuit of listing on another stock exchange outside the United States would bring positive or negative impact on your investment in our ADSs. For example, listing of our equity securities in another securities market could result in dilution to our existing shareholders and cause the price of our ADSs to decline. There is no guarantee that the listed securities in other securities markets and the ADSs will be exchangeable at reasonable costs, or at all. We may incur additional costs as a result of operating as a public company in different jurisdictions. Our management will be required to devote substantial time to compliance requirements, and we may be exposed to potential risks if we are unable to comply with these requirements. Moreover, due to differences in trading hours, trading and listing rules, and investor bases and trading participants, the trading prices of our securities in different securities market might not be the same, even allowing for currency differences.
We incur increased costs as a result of being a public company.
As a public company, we incur significant accounting, legal and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, have detailed requirements concerning corporate governance practices of public companies, including Section 404 of the Sarbanes-Oxley Act relating to internal controls over financial reporting. We expect these rules and regulations applicable to public companies to increase our accounting, legal and financial compliance costs and to make certain corporate activities more time-consuming and costly. Our management will be required to devote substantial time and attention to our public company reporting obligations and other compliance matters. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Our reporting and other compliance obligations as a public company may place a strain on our management, operational and financial resources and systems for the foreseeable future.
In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material and adverse effect on our financial condition and results of operations.

CERTAIN FINANCIAL INFORMATION
The following selected consolidated statements of comprehensive loss data for the years ended December 31, 2018, 2019 and 2020, selected consolidated balance sheet data as of December 31, 2019 and 2020 and selected consolidated cash flow data for the years ended December 31, 2018, 2019 and 2020 have been derived from our audited consolidated financial statements included in our 2020 Annual Report, which is incorporated into this prospectus supplement and the accompanying prospectus by reference. The following selected consolidated statements of comprehensive loss data for the year ended December 31, 2017, the selected consolidated balance sheet data as of December 31, 2017 and 2018, and the selected consolidated cash flow data for the year ended December 31, 2017 have been derived from our audited consolidated financial statements that are not included or incorporated by reference into this prospectus supplement. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.
The consolidated statements of comprehensive loss data and cash flow data presented below for the six months ended June 30, 2020 and 2021 and the consolidated balance sheets data as of June 30, 2021 have been derived from our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2020 and 2021 and as of June 30, 2021 included in this prospectus supplement. The unaudited interim financial information has been prepared on the same basis as our audited consolidated financial data and includes all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair statement of our financial position and results of operations for the periods presented.
The consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements for the three years ended December 31, 2020 and as of December 31, 2018, 2019 and 2020 and related notes, “Item 5. Operating and Financial Review and Prospects” in our 2020 Annual Report and our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2020 and 2021 and as of June 30, 2021 and related notes included in this prospectus supplement. Our historical results do not necessarily indicate results expected for any future periods, and the results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2021.

Summary Consolidated Statements of Comprehensive Loss:	For the Year Ended December 31,					For the Six Months Ended June 30,
	2017	2018	2019	2020		2020	2021
	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for per share data)
						(unaudited)	(unaudited)	(unaudited)
Revenues(1)
Vehicle sales	—	4,852,470	7,367,113	15,182,522	2,351,473	4,741,686	15,317,600	2,372,394
Other sales	—	98,701	457,791	1,075,411	166,560	349,196	1,112,780	172,348
Total revenues	—	4,951,171	7,824,904	16,257,933	2,518,033	5,090,882	16,430,380	2,544,742
Cost of sales:(2)
Vehicle sales	—	(4,930,135)	(8,096,035)	(13,255,770)	(2,053,057)	(4,497,370)	(12,146,943)	(1,881,322)
Other sales	—	(276,912)	(927,691)	(1,128,744)	(174,820)	(447,850)	(1,154,710)	(178,842)
Total cost of sales	—	(5,207,047)	(9,023,726)	(14,384,514)	(2,227,877)	(4,945,220)	(13,301,653)	(2,060,164)
Gross (loss)/profit	—	(255,876)	(1,198,822)	1,873,419	290,156	145,662	3,128,727	484,578
Operating expenses:
Research and development(2)	(2,602,889)	(3,997,942)	(4,428,580)	(2,487,770)	(385,307)	(1,067,544)	(1,570,214)	(243,195)
Selling, general and administrative(2)	(2,350,707)	(5,341,790)	(5,451,787)	(3,932,271)	(609,031)	(1,785,134)	(2,695,008)	(417,404)
Other operating (loss)/income, net	—	—	—	(61,023)	(9,451)	(23,255)	77,248	11,964
Total operating expenses	(4,953,596)	(9,339,732)	(9,880,367)	(6,481,064)	(1,003,789)	(2,875,933)	(4,187,974)	(648,635)
Loss from operations	(4,953,596)	(9,595,608)	(11,079,189)	(4,607,645)	(713,633)	(2,730,271)	(1,059,247)	(164,057)
Interest income	18,970	133,384	160,279	166,904	25,850	38,233	312,652	48,424
Interest expenses	(18,084)	(123,643)	(370,536)	(426,015)	(65,981)	(223,413)	(484,283)	(75,006)
Shares of (loss)/income of equity
Investees, net of tax	(5,375)	(9,722)	(64,478)	(66,030)	(10,227)	(18,423)	99,838	15,463
Investment income	3,498	—	—	—	—	—	—	—
Other (loss)/income, net	(58,681)	(21,346)	66,160	(364,928)	(56,520)	68,903	98,590	15,270
Loss before income tax expenses	(5,013,268)	(9,616,935)	(11,287,764)	(5,297,714)	(820,511)	(2,864,971)	(1,032,450)	(159,906)
Income tax expenses	(7,906)	(22,044)	(7,888)	(6,368)	(987)	(3,491)	(5,768)	(893)
Net loss	(5,021,174)	(9,638,979)	(11,295,652)	(5,304,082)	(821,498)	(2,868,462)	(1,038,218)	(160,799)
Accretion on convertible redeemable preferred value	(2,576,935)	(13,667,291)	—	—		—	—	—
Accretion on redeemable non-controlling interests to redemption value	—	(63,297)	(126,590)	(311,670)	(48,272)	(63,122)	(4,496,164)	(696,367)
Net loss attributable to non-controlling interests	36,440	41,705	9,141	4,962	769	900	145	22
Net loss attributable to ordinary shareholders of NIO Inc.	(7,561,669)	(23,327,862)	(11,413,101)	(5,610,790)	(869,001)	(2,930,684)	(5,534,237)	(857,144)
Net loss	(5,021,174)	(9,638,979)	(11,295,652)	(5,304,082)	(821,498)	(2,868,462)	(1,038,218)	(160,799)
Other comprehensive (loss)/income
Foreign currency translation adjustments, net of nil tax	(124,374)	(20,786)	(168,340)	137,596	21,311	(103,065)	(188,856)	(29,250)

Summary Consolidated Statements of Comprehensive Loss:	For the Year Ended December 31,					For the Six Months Ended June 30,
	2017	2018	2019	2020		2020	2021
	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for per share data)
						(unaudited)	(unaudited)	(unaudited)
Total other comprehensive (loss)/
Income	(124,374)	(20,786)	(168,340)	137,596	21,311	(103,065)	(188,856)	(29,250)
Total comprehensive loss	(5,145,548)	(9,659,765)	(11,463,992)	(5,166,486)	(800,187)	(2,971,527)	(1,227,074)	(190,049)
Accretion on convertible redeemable preferred shares to redemption
Value	(2,576,935)	(13,667,291)	—	—	—	—	—	—
Accretion on redeemable non-controlling interests to redemption value	—	(63,297)	(126,590)	(311,670)	(48,272)	(63,122)	(4,496,164)	(696,367)
Net loss attributable to non-controlling interests	36,440	41,705	9,141	4,962	769	900	145	22
Comprehensive loss attributable to ordinary shareholders of NIO Inc	(7,686,043)	(23,348,648)	(11,581,441)	(5,473,194)	(847,690)	(3,033,749)	(5,723,093)	(886,394)
Weighted average number of ordinary shares used in computing net loss per share
Basic and diluted	21,801,525	332,153,211	1,029,931,705	1,182,660,948	1,182,660,948	1,046,063,586	1,557,911,888	1,557,911,888
Net loss per share attributable to ordinary shareholder
Basic and diluted	(346.84)	(70.23)	(11.08)	(4.74)	(0.73)	(2.80)	(3.55)	(0.55)

Notes:
(1)
We began generating revenues in June 2018, when we began making deliveries and sales of the ES8. We currently generate revenues from vehicle sales and other sales.

(2)
Share-based compensation expenses were allocated in cost of sales and operating expenses as follows:

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2017	2018	2019	2020		2020	2021
	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
		(in thousands, except for per share data)
						(unaudited)	(unaudited)	(unaudited)
Cost of Sales	—	9,289	9,763	5,564	862	2,204	12,044	1,865
Research and development expenses	23,210	109,124	82,680	51,024	7,903	19,599	119,286	18,475
Selling, general and administrative expenses	67,086	561,055	241,052	130,506	20,213	55,852	216,529	33,536
Total	90,296	679,468	333,495	187,094	28,977	77,655	347,859	53,876
The following table presents our summary consolidated balance sheet data as of the dates indicated.

	As of December 31					As of June 30,
	2017	2018	2019	2020		2021
	RMB	RMB	RMB	RMB	US$	RMB	US$
	(in thousands, except for share data)					(unaudited)	(unaudited)
Cash and cash equivalents	7,505,954	3,133,847	862,839	38,425,541	5,951,358	17,394,414	2,694,052
Restricted cash	10,606	57,012	82,507	78,010	12,082	1,472,105	228,000
Long-term restricted cash	14,293	33,528	44,523	41,547	6,435	41,196	6,380
Property, plant and equipment, net	1,911,013	4,853,157	5,533,064	4,996,228	773,817	4,930,231	763,596
Total assets	10,468,034	18,842,552	14,582,029	54,641,929	8,462,957	65,519,740	10,147,716
Total liabilities	2,402,028	10,692,210	19,403,841	22,779,686	3,528,124	35,481,137	5,495,329
Total mezzanine equity	19,657,786	1,329,197	1,455,787	4,691,287	726,588	3,687,451	571,113
Ordinary shares	60	1,809	1,827	2,679	415	2,801	434
Total shareholders’ (deficit)/equity	(11,591,780)	6,821,145	(6,277,599)	27,170,956	4,208,245	26,351,152	4,081,274
Total shares outstanding	23,850,343	1,050,799,032	1,064,472,660	1,526,539,388	1,526,539,388	1,586,241,009	1,586,241,009
The following table presents our summary consolidated cash flow data for the periods indicated.
	For the Year Ended December 31,					For the Six Months Ended June 30,
	2017	2018	2019	2020		2020	2021
	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)					(unaudited)	(unaudited)	(unaudited)
Net cash (used in)/provided by operating activities	(4,574,719)	(7,911,768)	(8,721,706)	1,950,894	302,155	(523,107)	853,271	132,155
Net cash (used in)/provided by investing activities	(1,190,273)	(7,940,843)	3,382,069	(5,071,060)	(785,407)	(587,552)	(26,382,943)	(4,086,198)
Net cash provided by financing activities	12,867,334	11,603,092	3,094,953	41,357,435	6,405,451	11,115,195	6,106,312	945,747
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(168,120)	(56,947)	10,166	(682,040)	(105,635)	(13,399)	(214,023)	(33,147)
Net increase/ (decrease) in cash, cash equivalents and restricted cash	6,934,222	(4,306,466)	(2,234,518)	37,555,229	5,816,564	9,991,137	(19,637,383)	(3,041,443)
Cash and cash equivalents and restricted cash at the beginning of period	596,631	7,530,853	3,224,387	989,869	153,311	989,869	38,545,098	5,969,875
Cash and cash equivalents and restricted cash at the end of period	7,530,853	3,224,387	989,869	38,545,098	5,969,875	10,981,006	18,907,715	2,928,432
Impact of COVID-19 on Our Operations
The majority of our revenues are derived from sales of our vehicles in China. Our results of operations and financial condition in 2020 have been affected by the spread of COVID-19. The COVID-19 pandemic has impact on China’s auto industry in general and our company and our supply and manufacturing partners in particular, resulting in a reduction of vehicles manufactured and delivered in the first quarter of 2020.
We delivered 3,838 vehicles in the first quarter of 2020, compared with 8,224 vehicles we delivered in the fourth quarter of 2019. Nevertheless, with most NIO Houses and NIO Spaces staying in full or partial operation, we had explored a variety of online traffic channels to promote our products, technologies and services to potential users and had started to see gradual recovery of our production in March 2020.

In early 2020, in response to intensifying efforts to contain the spread of COVID-19, the Chinese government took a number of actions, which included extending the Chinese New Year holiday, quarantining individuals infected with or suspected of having contracted COVID-19, prohibiting residents from free travel, encouraging employees of enterprises to work remotely from home and canceling public activities, among others. The COVID-19 has also resulted in temporary closure of many corporate offices, retail stores, manufacturing facilities and factories across China. We have taken a series of measures in response to the pandemic, including, among others, remote working arrangements for our employees and temporary shutdown of some of our premises and facilities in early 2020. We have followed and are continuing to follow all legal directions and safety guidelines with respect to our premises and facilities in operation. These measures, if taken again in the future, could reduce the capacity and efficiency of our operations, which in turn could negatively affect our results of operations. Although COVID-19 has been largely controlled in China, there have been occasional outbreaks in several cities. To the extent we have service centers and vehicle delivery centers in these locations, we are susceptible to factors adversely affecting one or more of these locations as a result of COVID-19.
We have been working closely with JAC, the manufacturer of the ES8, ES6 and EC6, to resume productions and minimize the impact of COVID-19 on our manufacturing capabilities. As a result, our manufacturing and delivery capacities recovered to the level prior to the COVID-19 pandemic by the second quarter of 2020. In addition, we strive to expand our traffic channels, integrate our online and offline sales efforts and offer high-quality services to bring business and operation back to normal. We will pay close attention to the development of the COVID-19 pandemic, perform further assessment of its impact and take relevant measures to minimize the impact. Although our vehicle deliveries in the first quarter of 2020 was negatively impacted as a result of the COVID-19 pandemic, we achieved satisfactory delivery results in the second, third and fourth quarter of 2020. The total number of vehicles we delivered in the second quarter of 2020 was 10,331, showing an increase by 169.2% from the first quarter of 2020, and an increase by 190.8% from the second quarter of 2019. The total number of vehicles we delivered in the third quarter of 2020 was 12,206, showing an increase by 18.1% from the second quarter of 2020, and an increase by 154.3% from the third quarter of 2019. The total number of vehicles we delivered in the fourth quarter of 2020 was 17,353, showing an increase by 42.2% from the third quarter of 2020, and an increase by 111.0% from the fourth quarter of 2019. The total number of vehicles we delivered in the first quarter of 2021 was 20,060, showing an increase of 15.6% from the fourth quarter of 2020 and an increase of 422.7% from the first quarter of 2020. The total number of vehicles we delivered in the second quarter of 2021 was 21,896, showing an increase of 9.2% from the first quarter of 2021 and an increase of 111.9% from the second quarter of 2020. We will continue to monitor and evaluate the financial impact on our financial condition, results of operations and cash flows for subsequent periods.
The extent to which COVID-19 impacts our financial position, results of operations and cash flows in the future will depend on the future developments of the pandemic, including the duration and severity of COVID-19, the extent and severity of new waves of outbreak in China and other countries, the development and progress of distribution of COVID-19 vaccine and other medical treatment and the effectiveness of such vaccine and other medical treatment, and the actions taken by governmental authorities to contain the outbreak, all of which are highly uncertain, unpredictable and beyond our control. In addition, our financial position, results of operations and cash flows could be adversely affected to the extent that the pandemic harms the Chinese economy in general. As of December 31, 2020 and June 30, 2021, we had a total of RMB42,454.3 million (US$6,575.3 million) and RMB48,324.4 million (US$7,484.5 million), respectively, in cash and cash equivalents, restricted cash and short-term investments. We believe this level of liquidity is sufficient to successfully navigate an extended period of uncertainty.
Results of Operations for First Six Months of 2021
Set forth below is a discussion of our unaudited statements of comprehensive loss data for the six months ended June 30, 2020 and 2021. The discussion of our audited financial information for the three years ended December 31, 2020 and as of December 31, 2018, 2019 and 2020 is set forth in “Item 5. Operating and Financial Review and Prospectus” in our 2020 Annual Report, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

Six Months Ended June 30, 2021 compared to Six Months Ended June 30, 2020
Revenues
Our revenues increased by 222.7% from RMB5,090.9 million in the six months ended June 30, 2020 to RMB16,430.4 million (US$2,544.7 million) in the six months ended June 30, 2021, primarily attributable to (i) an increase in the number of vehicles sold in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020, (ii) a slight increase in the average selling price of our vehicles; (iii) an increase in the incremental revenue recognized from user rights and service packages, which was in line with the growth of our vehicle sales, and (iv) an increase in revenue from the 100 kWh battery permanent upgrade service provided since December 2020.
Cost of sales
Our cost of sales increased by 169.0% from RMB4,945.2 million in the six months ended June 30, 2020 to RMB13,301.7 million (US$2,060.2 million) in the six months ended June 30, 2021, mainly due to the increase in vehicle delivery volume in the first six months of 2021.
Research and Development Expenses
Research and development expenses increased by 47.1% from RMB1,067.5 million in the six months ended June 30, 2020 to RMB1,570.2 million (US$243.2 million) in the six months ended June 30, 2021, primarily due to fewer research and development activities conducted in the first six months of 2020 due to COVID-19 pandemic in China.
Selling, General and Administrative Expenses
Selling, general and administrative expenses increased by 51.0% from RMB1,785.1 million in the six months ended June 30, 2020 to RMB2,695.0 million (US$417.4 million) in the six months ended June 30, 2021, primarily due to the increased marketing activities as well as the increased number of employees in sales and service functions in the first six months of 2021.
Loss from Operations
As a result of the foregoing, we incurred a loss from operations of RMB1,059.2 million (US$164.1 million) in the six months ended June 30, 2021, representing a decrease of 61.2% as compared to a loss of RMB2,730.3 million in the six months ended June 30, 2020.
Interest Income
In the six months ended June 30, 2021, we recorded interest income of RMB312.7 million (US$48.4 million), representing a significant increase as compared to RMB38.2 million in the six months ended June 30, 2020, primarily due to a significant increase in short-term investment.
Interest Expense
Our interest expense increased from RMB223.4 million in the six months ended June 30, 2020 to RMB484.3 million (US$75.0 million) in the six months ended June 30, 2021, primarily due to the conversion premium charged in connection with separately and individually negotiated agreements with certain holders of their outstanding 2024 Note for early conversion in January 2021.
Share of (Losses)/Profits of Equity Investees
We recorded share of profits of equity investees of RMB99.8 million (US$15.5 million) in the six months ended June 30, 2021, as compared with share of losses of equity investee of RMB18.4 million in the six months ended June 30, 2020, primarily due to the investment gains recorded from our equity investments measured under the equity method in the six months ended June 30, 2021.

Other (Loss)/Income, Net
Our other income increased from RMB68.9 million in the six months ended June 30, 2020 to RMB98.6 million (US$15.3 million) in the six months ended June 30, 2021, primarily due to foreign exchange adjustments in connection with the movements between the U.S. dollar and the Renminbi.
Income Tax Expense
In the six months ended June 30, 2021, our income tax expense was RMB5.8 million (US$0.9 million), as compared to RMB3.5 million in the six months ended June 30, 2020.
Net Loss
As a result of the foregoing, we incurred a net loss of RMB1.038.2 million (US$160.8 million) in the six months ended June 30, 2021, representing a decrease of 63.8% as compared to a net loss of RMB2,868.5 million in the six months ended June 30, 2020.
Cash Flows and Working Capital
We had net cash provided by operating activities of RMB853.3 million (US$132.2 million) in the six months ended June 30, 2021. Our principal sources of liquidity have been proceeds from issuances of equity securities in our initial public offering, equity offerings and private placements, our notes offering, and our bank facilities.
As of December 31, 2020 and June 30, 2021, we had a total of RMB42,454.3 million (US$6,575.3 million) and RMB48,324.4 million (US$7,484.5 million), respectively, in cash and cash equivalents, restricted cash and short-term investments. As of December 31, 2020 and June 30, 2021, 83.8% and 65.7%, respectively, of our cash and cash equivalents and restricted cash (including non-current restricted cash) were denominated in US$ and held in PRC, Hong Kong and United States, and the other cash and cash equivalents and restricted cash (including non-current restricted cash) were mainly denominated in Renminbi and held in the PRC. Our cash and cash equivalents consist primarily of cash on hand, time deposits and highly liquid investments placed with banks, which are unrestricted as to withdrawal and use, and which have original maturities of six months or less.
As of June 30, 2021, the total size of our bank facilities was RMB17,730.0 million (US$2,746.0 million), of which RMB3,950.0 million (US$611.8 million), RMB870.0 million (US$134.7 million) and RMB440.0 million (US$68.1 million) were utilized for borrowing, letters of guarantee and banker’s acceptance, respectively.
The following table sets forth a summary of our cash flows for the periods indicated.
	Six Months Ended June 30
	2020	2021
	RMB	RMB	US$
	(in thousands, unaudited)
Summary of Consolidated Cash Flow Data:
Net cash (used in)/provided by operating activities	(523,107)	853,271	132,155
Net cash used in investing activities	(587,552)	(26,382,943)	(4,086,198)
Net cash provided by financing activities	11,115,195	6,106,312	945,747
Effects of exchange rate changes on, cash equivalents and restricted cash	(13,399)	(214,023)	(33,147)
Net increase in cash, cash equivalents and restricted cash	9,991,137	(19,637,383)	(3,041,443)
Cash, cash equivalents and restricted cash at beginning of the period	989,869	38,545,098	5,969,875
Cash, cash equivalents and restricted cash at end of the period	10,981,006	18,907,715	2,928,432

Net cash provided by operating activities was RMB853.3 million (US$132.2 million) in the six months ended June 30, 2021, primarily attributable to a net loss of RMB1,038.2 million (US$160.8 million), adjusted for (i) non-cash items of RMB1,190.8 million (US$184.4 million), which primarily consisted of depreciation and amortization of RMB651.4 million (US$100.9 million), share-based compensation expenses of RMB347.9 million (US$53.9 million), amortization of right-of-use assets of RMB274.7 million (US$42.5 million), and expected credit loss expense of RMB20.6 million (US$3.2 million), partially offset by share of profits of equity investees of RMB99.8 million (US$15.5 million) and foreign exchange gain of RMB9.8 million (US$1.5 million), (ii) a net decrease in operating assets and liabilities by RMB700.7 million (US$108.5 million), which was primarily attributable to an increase in trade and notes payable of RMB4,253.1 million (US$658.7 million), which was partially offset by, among others, an increase in long-term receivables of RMB1,410.8 million (US$218.5 million), an increase in trade and notes receivable of RMB1,231.9 million (US$190.8 million) and an increase in inventory of RMB1,105.4 million (US$171.2 million).
Net cash used in investing activities was RMB26,382.9 million (US$4,086.2 million) in the six months ended June 30, 2021, primarily attributable to (i) purchases of short-term investments of RMB44,198.4 million (US$6,845.5 million), and (ii) purchase of property, plant and equipment and intangible assets of RMB817.8 million (US$126.7 million), partially offset by proceeds from sale of short-term investments of RMB18,633.3 million (US$2,885.9 million).
Net cash provided by financing activities was RMB6,106.3 million (US$945.7 million) in the six months ended June 30, 2021, (i) proceeds from issuance of convertible promissory note of RMB9,560.8 million (US$1,480.8 million), and (ii) proceeds from borrowings-third party of RMB2,830.0 million (US$438.3 million), partially offset by (i) redemption of redeemable non-controlling interests of RMB5,500.0 million (US$851.8 million), and (ii) repayments of borrowings-third party of RMB832.4 million (US$128.9 million).
Capital Expenditures
We made capital expenditures of RMB817.8 million (US$126.7 million) in the six months ended June 30, 2021. In this period, our capital expenditures were mainly used for the acquisition of property, plant and equipment and intangible assets which consisted primarily of mold and tooling, IT equipment, research and development equipment, leasehold improvements, consisting primarily of office space, NIO Houses, NIO Spaces, NIO Service Centers and laboratory improvements as well as the roll-out of our power solutions. We expect our capital expenditures to continue to be significant in the foreseeable future as we expand our business, and that our level of capital expenditures will be significantly affected by user demand for our products and services. The fact that we have a limited operating history means we have limited historical data on the demand for our products and services. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. To the extent the proceeds of securities we have issued and cash flows from our business activities are insufficient to fund future capital requirements, we may need to seek equity or debt financing. We will continue to make capital expenditures to support the expected growth of our business.

USE OF PROCEEDS
In this offering, we may offer and sell our ADSs having an aggregate offering price of up to US$2,000,000,000. Because there is no minimum offering amount required as a condition to close this offering, the actual total offering amount, commissions and proceeds to us, are not determinable at this time.
We currently intend to use the net proceeds from this offering to further strengthen our balance sheet, as well as for general corporate purposes.
The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus supplement.

CAPITALIZATION
The following table sets forth our capitalization as of June 30, 2021:
•
on an actual basis; and

•
on a pro forma as adjusted basis to give effect to the issuance and sale by us of 49,541,739 Class A ordinary shares in the form of ADSs pursuant to this prospectus supplement and the accompanying prospectus, at an assumed offering price of US$40.37 per ADS, which was the last reported closing price of our ADSs on September 3, 2021, resulting in estimated net proceeds of US$1,973.1 million, after deducting estimated sales agents’ fees and commissions and estimated issuance expenses.

The pro forma as adjusted information is illustrative only. You should read this table in conjunction with our consolidated financial statements and related notes included and “Item 5. Operating and Financial Review and Prospects” in our 2020 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.
	As of June 30, 2021
	Actual		As Adjusted
	RMB	US$	RMB	US$
	(in thousands) (unaudited)
Current Assets
Cash and cash equivalents	17,394,414	2,694,052	30,139,742	4,668,052
Restricted cash	1,472,105	228,000	1,472,105	228,000
Short-term investments	29,457,851	4,562,440	29,457,851	4,562,440
Shareholders’ Equity:
Class A ordinary shares	2,327	361	2,404	373
Class B ordinary shares	220	34	220	34
Class C ordinary shares	254	39	254	39
Treasury shares	(1,849,600)	(286,467)	(1,849,600)	(286,467)
Additional paid-in capital	81,136,762	12,566,484	93,876,415	14,539,605
Accumulated other comprehensive loss	(254,308)	(39,387)	(254,308)	(39,387)
Accumulated deficit	(52,686,483)	(8,160,097)	(52,686,989)	(8,160,175)
Total NIO Inc. Shareholders’ Equity	26,349,172	4,080,967	39,088,396	6,054,022
Noncontrolling interests	1,980	307	1,980	307
Total Shareholders’ Equity	26,351,152	4,081,274	39,090,376	6,054,329
Total Capitalization	39,830,223	6,168,916	52,569,447	8,141,971

DILUTION
If you purchase our ADSs in this offering, your interest will be diluted to the extent of the excess of the public offering price per ADS over our net tangible book value per ADS after this offering. Our net tangible book value as of June 30, 2021 was approximately RMB26.1 billion (US$4.0 billion), or RMB16.48 (US$2.55) per ordinary share and RMB16.48 (US$2.55) per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities.
After (i) giving effect to the sale of our ADSs in the aggregate amount of US$2,000 million at an assumed offering price of US$40.37 per ADS issued and outstanding, which was the last reported closing price of our ADSs on September 3, 2021 and (ii) deducting estimated offering commissions and expenses of US$26.9 million payable by us, we would have had a net tangible book value as of June 30, 2021 of US$6.0 billion, or US$3.68 per ordinary share and US$3.68 per ADS. This represents an immediate increase in the net tangible book value of US$1.13 per ordinary share and US$1.13 per ADS to our existing shareholders and ADS holders, respectively, and an immediate and substantial dilution in net tangible book value of US$36.69 per ordinary share and US$36.69 per ADS to new investors. The following table illustrates this per ADS dilution:
	Per Ordinary Share	Per ADS
Assumed offering price	US$40.37	US$40.37
Net tangible book value as of June 30, 2021	US$ 2.55	US$ 2.55
Increase in net tangible book value attributable to this offering	US$ 1.13	US$ 1.13
As-adjusted net tangible book value after this offering	US$ 3.68	US$ 3.68
Net dilution to new investors	US$36.69	US$36.69
The table above assumes for illustrative purposes that an aggregate of 49,541,739 of our ADSs are sold at a price of US$40.37 per ADS, the last reported sale price of our ADSs on the New York Stock Exchange on September 3, 2021, for aggregate gross proceeds of US$2,000 million. The ADSs sold in this offering, if any, will be sold from time to time at various prices. An increase of US$1.00 per ADS in the price at which the ADSs are sold from the assumed offering price of US$40.37 per ADS shown in the table above, assuming all of our ADSs in the aggregate amount of US$2,000 million are sold at that price, would increase the dilution in net tangible book value per ordinary share and per ADS to new investors in this offering to US$37.69 per ordinary share and US$37.69 per ADS, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of US$1.00 per ADS in the price at which the ADSs are sold from the assumed offering price of US$40.37 per ADS shown in the table above, assuming all of our ADSs in the aggregate amount of US$2,000 million are sold at that price, would decrease the dilution in net tangible book value per ordinary share and per ADS to new investors in this offering to US$35.69 per ordinary share and US$35.69 per ADS, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.
The calculations above are based upon 1,586,241,009 ordinary shares issued and outstanding as of June 30, 2021 (excluding 52,398,747 Class A ordinary shares issued to our depositary bank for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards under our share incentive plans) and exclude stock options representing the right to purchase a total of 74,334,535 ordinary shares at a weighted average exercise price of US$4.72 per share and 7,428,117 unvested restricted shares. To the extent that outstanding options are exercised and the restricted shares are vested, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, our shareholders and ADS holders will experience further dilution.

DIVIDEND POLICY
The payment of dividends is at the discretion of our board of directors, subject to our twelfth amended and restated memorandum and articles of association. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or the share premium account, and provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.
We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.
We are a holding company incorporated in the Cayman Islands. We may rely on dividends paid by our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” in the 2020 Annual Report.
If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the ordinary shares underlying our ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to our ADS holders in proportion to the ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

DESCRIPTION OF THE SECURITIES OFFERED UNDER THIS PROSPECTUS SUPPLEMENT
In this offering, we may offer and sell our ADSs having an aggregate offering price of up to US$2,000,000,000 from time to time on the NYSE or other markets for our ADSs through Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Goldman Sachs (Asia) L.L.C., China International Capital Corporation Hong Kong Securities Limited, Nomura Securities International, Inc. and Guotai Junan Securities (Hong Kong) Limited, acting as our sales agents. As of the date of this prospectus supplement, our authorized share capital consists of (i) 2,500,000,000 Class A ordinary shares of a par value of US$0.00025 each, 1,361,839,824 of which are issued and outstanding, (ii) 132,030,222 Class B ordinary shares of a par value of US$0.00025 each, 128,293,932 of which are issued and outstanding, (iii) 148,500,000 Class C ordinary shares of a par value of US$0.00025 each, all of which are issued and outstanding, and (iv) 1,219,469,778 shares of a par value of US$0.00025, of such class or classes (however designated) as our board of directors may determine in accordance with our twelfth amended and restated memorandum and articles of association, none of which is issued and outstanding. As of the date of this prospectus supplement, there are vested and exercisable options to purchase 40,261,027 ordinary shares. The material terms and conditions of our ordinary shares are described under the caption “Description of Share Capital,” starting from page 7 of the accompanying prospectus. The material terms and conditions of our ADSs are described under the caption “Description of American Depositary Shares,” starting from page 17 of the accompanying prospectus.

PLAN OF DISTRIBUTION
Sales of our ADSs under this prospectus supplement and the accompanying prospectus may include ordinary brokers’ transactions, to or through a market maker, on or through the NYSE or other markets for our ADSs, in negotiated transactions, or as otherwise agreed with the sales agents.
Upon written instruction from us, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Goldman Sachs (Asia) L.L.C.,China International Capital Corporation Hong Kong Securities Limited, Nomura Securities International, Inc. and Guotai Junan Securities (Hong Kong) Limited, as sales agents, will use their reasonable efforts to sell on our behalf, as our agents, severally and not jointly, the ADSs offered hereby as agreed upon by us and the sales agents. We will designate the maximum amount of ADSs to be sold through the sales agents, on a daily basis or otherwise as we and the sales agents agree. Subject to the terms and conditions of the equity distribution agreement, the sales agents will use their reasonable efforts to sell, as our sales agents and on our behalf, all of the designated ADSs. We may instruct the sales agents not to sell ADSs if the sales cannot be effected at or above the price designated by us in any such instruction. We may suspend the offering of ADSs under the equity distribution agreement by notifying the sales agents. Likewise, the sales agents may suspend the offering of ADSs under the equity distribution agreement by notifying us of such suspension.
The sales agents will provide written confirmation to us following the close of trading on the NYSE each day on which our ADSs are sold under the equity distribution agreement. Each confirmation will include the amount of ADSs sold on that day, the gross offering proceeds received from such sale and the compensation payable by us to the sales agents in connection with the sales. We will report the number of ADSs sold through the sales agents under the equity distribution agreement, the proceeds to us (before expenses) and the compensation paid by us to the sales agents in connection with the sales of the ADSs.
Some of the sales agents are expected to make offers and sales both inside and outside the United States through their respective affiliates or other registered broker-dealers or selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. China International Capital Corporation Hong Kong Securities Limited is not broker-dealer registered with the SEC and, to the extent that its conduct may be deemed to involve participation in offers or sales of ADSs in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with the applicable laws and regulations. Guotai Junan Securities (Hong Kong) Limited is not broker-dealer registered with the SEC and will not make any offers or sales of the ADSs in the United States or to any U.S. persons. Goldman Sachs (Asia) L.L.C. will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, Goldman Sachs & Co. LLC.
We will pay the sales agents at a commission rate of 1.3% of the gross offering proceeds from securities we sold through them as the sales agents under the equity distribution agreement. Our net proceeds from the offering of securities hereunder will equal the gross proceeds, less the sales agents’ commission and any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales. We have also agreed to reimburse the sales agents for certain of their expenses in an amount up to $25,000.
Settlement for sales of ADSs will occur on or before the second business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
As our sales agents, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Goldman Sachs (Asia) L.L.C., China International Capital Corporation Hong Kong Securities Limited, Nomura Securities International, Inc. and Guotai Junan Securities (Hong Kong) Limited will not engage in any transactions that stabilize the market price of our ADS.
Under the terms of the equity distribution agreement, we also may sell securities to the sales agents as principal for its own account at a price agreed upon at the time of sale. If we sell securities to the sales agents as principal, we will enter into a separate agreement setting forth the terms of such transaction, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

In connection with the sale of the ADSs on our behalf, each of the sales agents may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation paid to them may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agents against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.
Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Goldman Sachs (Asia) L.L.C., China International Capital Corporation Hong Kong Securities Limited, Nomura Securities International, Inc., Guotai Junan Securities (Hong Kong) Limited and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Goldman Sachs (Asia) L.L.C., China International Capital Corporation Hong Kong Securities Limited, Nomura Securities International, Inc., Guotai Junan Securities (Hong Kong) Limited and certain of their respective affiliates have from time to time performed, and may in the future perform, various commercial and investment banking and financial advisory services for our Company and our affiliates, for which they received or may in the future receive customary fees and expenses.
In the ordinary course of their respective various business activities, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Goldman Sachs (Asia) L.L.C., China International Capital Corporation Hong Kong Securities Limited, Nomura Securities International, Inc., Guotai Junan Securities (Hong Kong) Limited and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their respective customers, and such investment and securities activities may involve securities and/or instruments of our Company or our affiliates. If Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Goldman Sachs (Asia) L.L.C., China International Capital Corporation Hong Kong Securities Limited, Nomura Securities International, Inc., Guotai Junan Securities (Hong Kong) Limited or their respective affiliates have a lending relationship with us, certain of those sales agents or their affiliates routinely hedge, and certain other of those sales agents or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Goldman Sachs (Asia) L.L.C., China International Capital Corporation Hong Kong Securities Limited, Nomura Securities International, Inc., Guotai Junan Securities (Hong Kong) Limited and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of ADS offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of ADS offered hereby. Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Goldman Sachs (Asia) L.L.C., China International Capital Corporation Hong Kong Securities Limited, Nomura Securities International, Inc., Guotai Junan Securities (Hong Kong) Limited and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
If the sales agents or we have reason to believe that our ADSs do not satisfy the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act for an “actively traded security,” that party will promptly notify the other and sales of ADSs under the equity distribution agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of the sales agents and us.
The offering of ADSs pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all shares of American depositary shares subject to the distribution agency agreement or (2) the termination of the distribution agency agreement by us or by the sales agents.

The addresses of Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Goldman Sachs (Asia) L.L.C., China International Capital Corporation Hong Kong Securities Limited, Nomura Securities International, Inc. and Guotai Junan Securities (Hong Kong) Limited are Eleven Madison Avenue, New York, New York 10010, U.S.A., 1585 Broadway, New York, NY 10036, United States of America, 68th Floor, Cheung Kong Center, 2 Queens Road Central, Hong Kong, 29th Floor, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong, 309 West 49th Street, New York, NY 10019, United States of America and 27th Floor, Low Block, Grand Millennium Plaza, 181 Queen’s Road Central, Hong Kong, respectively.

TAXATION
Cayman Islands Taxation
The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax of gift tax. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands are not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations under Cayman Islands law.
Payments of dividends and capital in respect of our Class A ordinary shares and ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A ordinary shares or ADSs, nor will gains derived from the disposal of our Class A ordinary shares or ADSs be subject to Cayman Islands income or corporation tax.
No stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.
People’s Republic of China Taxation
Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over, and overall management of, the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which was most recently amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC. Further to Circular 82, the State Administration of Taxation issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters.
We believe that NIO Inc. is not a PRC resident enterprise for PRC tax purposes. NIO Inc. is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that NIO Inc. meets all of the conditions above. NIO Inc. is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.
If the PRC tax authorities determine that NIO Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or Class A ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of NIO Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that NIO Inc. is treated as a PRC resident enterprise. Pursuant to the EIT Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in China, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the tax rate in respect to dividends paid by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced tax rate: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in November 2015, require that non-resident enterprises must obtain approval from the relevant tax authority in order to enjoy the reduced tax rate. There are also other conditions for enjoying the reduced tax rate according to other relevant tax rules and regulations. Accordingly, our subsidiaries may be able to enjoy the 5% tax rate for the dividends it receives from its PRC incorporated subsidiaries if they satisfy the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations and obtain the approvals as required. However, according to SAT Circular 81, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable tax rate on dividends in the future.
Provided that our Cayman Islands holding company, NIO Inc., is not deemed to be a PRC resident enterprise, holders of our ADSs and Class A ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares or ADSs. Circular 7 further clarifies that, if a non-resident enterprise derives income by acquiring and selling shares in an offshore listed enterprise in the public market, such income will not be subject to PRC tax. However, there is uncertainty as to the application of Circular 7, we and our non-PRC resident investors may be at risk of being required to file a return and being taxed under Circular 7 and we may be required to expend valuable resources to comply with Circular 7 or to establish that we should not be taxed under Circular 7. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies” in our 2020 Annual Report.
U.S. Federal Income Tax Considerations
The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or Class A ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect, and there can be no assurance that the Internal Revenue Service (the “IRS”) or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, alternative minimum tax, and other non-income tax considerations or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or Class A ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:
•
banks and other financial institutions;

•
insurance companies;

•
pension plans;

•
cooperatives;

•
regulated investment companies;

•
real estate investment trusts;

•
broker-dealers;

•
traders that elect to use a mark-to-market method of accounting;

•
certain former U.S. citizens or long-term residents;

•
tax-exempt entities (including private foundations);

•
holders who acquire their ADSs or Class A ordinary shares pursuant to any employee share option or otherwise as compensation;

•
investors that will hold their ADSs or Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•
investors that have a functional currency other than the U.S. dollar;

•
persons that actually or constructively own 10% or more of our stock (by vote or value); or

•
partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or Class A ordinary shares through such entities.

All of the foregoing may be subject to tax rules that differ significantly from those discussed below.
Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or Class A ordinary shares.
General
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or Class A ordinary shares that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

•
an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or Class A ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or Class A ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or Class A ordinary shares.
For U.S. federal income tax purposes, a U.S. Holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations
A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.
Assuming that we are the owner of our variable interest entity for U.S. federal income tax purposes, and based upon our current and expected income and assets, we do not believe that we were a PFIC for the taxable year ended December 31, 2020 and we do not expect to be a PFIC for the current taxable year or the foreseeable future. While we do not expect to be or become a PFIC in the current or foreseeable taxable years, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the nature and composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our ADSs, which may be volatile. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our passive income significantly increases relative to our non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.
If we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or Class A ordinary shares, the PFIC rules discussed below under “— Passive Foreign Investment Company Rules” generally will apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.
The discussion below under “— Dividends” and “— Sale or Other Disposition” is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under “— Passive Foreign Investment Company Rules.”
Dividends
Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or Class A ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on our ADSs or Class A ordinary shares will not be eligible for the dividends received deduction allowed to corporations. A non-corporate U.S. Holder will be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our ADSs are readily tradeable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the United States-PRC income tax treaty, (2) we are neither a PFIC nor treated as such with respect to such a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. We expect our ADSs (but not our Class A ordinary shares) will be considered to be readily tradeable on the New York Stock Exchange, which is an established securities market in the United States. There can be no assurance, however, that our ADSs will be considered readily tradeable on an established securities market in later years.
In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “— People’s Republic of China Taxation” above), we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation described in the preceding paragraph.
Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or Class A ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.
Sale or Other Disposition
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or Class A ordinary shares. Any capital gain or loss will be long-term if the ADSs or Class A ordinary shares have been held for more than one year and will generally be U.S.- source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of non-corporate U.S. Holders is generally eligible for a reduced rate of taxation. In the event that gain from the disposition of the ADSs or Class A ordinary shares is subject to tax in the PRC, such gain may be treated as PRC-source gain under the United States-PRC income tax treaty. If a U.S. Holder is not eligible for the benefits of the income tax treaty or fails to make the election to treat any gain as foreign source, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or Class A ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or Class A ordinary shares, including the availability of the foreign tax credit under their particular circumstances.
Passive Foreign Investment Company Rules
•
If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or Class A ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or Class A ordinary shares. Under the PFIC rules:

•
the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or Class A ordinary shares;

•
the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

•
the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares and any of our subsidiaries, our variable interest entities or any of the subsidiaries of our variable interest entities is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, our variable interest entities or any of the subsidiaries of our variable interest entities.
As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark- to-market election with respect to such stock, provided that such stock is regularly traded. For those purposes, our ADSs, but not our Class A ordinary shares, will be treated as marketable stock upon their listing on the New York Stock Exchange. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.
Because a mark-to-market election technically cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.
We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.
If a U.S. Holder owns our ADSs or Class A ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or Class A ordinary shares if we are or become a PFIC.

LEGAL MATTERS
We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The sales agents are being represented by Latham & Watkins LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the sales agents by Commerce & Finance Law Offices. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Latham & Watkins LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our website is http://ir.nio.com/. The information contained on, or linked from, our website is not a part of this prospectus supplement.
This prospectus supplement is part of a registration statement we filed with the SEC, using a shelf registration process under the Securities Act, relating to the securities to be offered. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. See “Incorporation of Documents by Reference” in the accompanying prospectus for more information.
We incorporate by reference the documents listed below in this prospectus supplement:
•
Our annual report on Form 20-F for the fiscal year ended December 31, 2020 filed with the SEC on April 6, 2021;

•
Our current report on Form 6-K furnished on June 7, 2021;

•
The description of the securities contained in our registration statement on Form 8-A filed on August 28, 2018 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•
With respect to the offering of the securities under this prospectus supplement, all subsequent reports on Form 20-F, and any report on Form 6-K that indicates it (or any applicable portions thereof) is being incorporated by reference that we file with or furnish to the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus supplement.

Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:
NIO Inc.
Building 20, No. 56 AnTuo Road Shanghai, 201804, People’s Republic of China
Tel: (86 21) 21 6908 2018
Attention: Investor Relations Department

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NIO INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
(All amounts in thousands, except for share and per share data)
	As of December 31,	As of June 30
	2020	2021	2021
	RMB	RMB	USD
			Note 2(e)
ASSETS
Current assets:
Cash and cash equivalents	38,425,541	17,394,414	2,694,052
Restricted cash	78,010	1,472,105	228,000
Short-term investment	3,950,747	29,457,851	4,562,440
Trade and notes receivable	1,123,920	2,352,187	364,307
Amounts due from related parties	169,288	504,500	78,137
Inventory	1,081,553	2,186,916	338,710
Prepayments and other current assets	1,422,403	1,358,426	210,394
Expected credit loss provision – current	(44,645)	(43,389)	(6,720)
Total current assets	46,206,817	54,683,010	8,469,320
Non-current assets:
Long-term restricted cash	41,547	41,196	6,380
Property, plant and equipment, net	4,996,228	4,930,231	763,596
Intangible assets, net	613	204	32
Land use rights, net	203,968	201,545	31,215
Long-term investments	300,121	399,959	61,946
Amounts due from related parties	617	—	—
Right-of-use assets – operating lease	1,350,294	1,632,926	252,908
Other non-current assets	1,561,755	3,668,899	568,240
Expected credit loss provision – non-current	(20,031)	(38,230)	(5,921)
Total non-current assets	8,435,112	10,836,730	1,678,396
Total assets	54,641,929	65,519,740	10,147,716
LIABILITIES
Current liabilities:
Short-term borrowings	1,550,000	4,130,000	639,656
Trade and notes payable	6,368,253	10,573,942	1,637,695
Amounts due to related parties	344,603	432,161	66,933
Taxes payable	181,658	144,472	22,376
Current portion of operating lease liabilities	547,142	551,348	85,393
Current portion of long-term borrowings	380,560	1,564,127	242,252
Accruals and other liabilities	4,604,024	4,641,551	718,885
Total current liabilities	13,976,240	22,037,601	3,413,190
Non-current liabilities:
Long-term borrowings	5,938,279	9,791,620	1,516,529
Non-current operating lease liabilities	1,015,261	1,207,915	187,082
Other non-current liabilities	1,849,906	2,444,001	378,528
Total non-current liabilities	8,803,446	13,443,536	2,082,139
Total liabilities	22,779,686	35,481,137	5,495,329
Commitments and contingencies (Note 23)

NIO INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
(All amounts in thousands, except for share and per share data)
	As of December 31,	As of June 30
	2020	2021	2021
	RMB	RMB	USD
			Note 2(e)
MEZZANINE EQUITY
Redeemable non-controlling interests	4,691,287	3,687,451	571,113
Total mezzanine equity	4,691,287	3,687,451	571,113
SHAREHOLDERS’ EQUITY
Class A Ordinary Shares (US$0.00025 par value; 2,503,736,290 and 2,503,736,290 shares authorized; 1,252,237,171 and 1,327,987,828 shares issued; 1,249,745,456 and 1,309,447,077 shares outstanding as of December 31, 2020 and June 30, 2021, respectively)	2,205	2,327	361
Class B Ordinary Shares (US$0.00025 par value; 128,293,932 shares authorized, issued and outstanding as of December 31, 2020 and June 30, 2021)	220	220	34
Class C Ordinary Shares (US$0.00025 par value; 148,500,000 shares authorized, issued and outstanding as of December 31, 2020 and June 30, 2021)	254	254	39
Less: Treasury shares (2,491,715 and 18,540,751 shares as of December 31, 2020 and June 30, 2021, respectively)	—	(1,849,600)	(286,467)
Additional paid in capital	78,880,014	81,136,762	12,566,484
Accumulated other comprehensive loss	(65,452)	(254,308)	(39,387)
Accumulated deficit	(51,648,410)	(52,686,483)	(8,160,097)
Total NIO Inc. shareholders’ equity	27,168,831	26,349,172	4,080,967
Non-controlling interests	2,125	1,980	307
Total shareholders’ equity	27,170,956	26,351,152	4,081,274
Total liabilities, mezzanine equity and shareholders’ equity	54,641,929	65,519,740	10,147,716
The accompanying notes are an integral part of these consolidated financial statements.

NIO INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
COMPREHENSIVE LOSS
(All amounts in thousands, except for share and per share data)
	Six Months Ended June 30,
	2020	2021	2021
	RMB	RMB	USD
			Note 2(e)
Revenue:
Vehicle sales	4,741,686	15,317,600	2,372,394
Other sales	349,196	1,112,780	172,348
Total revenues	5,090,882	16,430,380	2,544,742
Cost of sales:
Vehicle sales	(4,497,370)	(12,146,943)	(1,881,322)
Other sales	(447,850)	(1,154,710)	(178,842)
Total cost of sales	(4,945,220)	(13,301,653)	(2,060,164)
Gross profit	145,662	3,128,727	484,578
Operating expenses:
Research and development	(1,067,544)	(1,570,214)	(243,195)
Selling, general and administrative	(1,785,134)	(2,695,008)	(417,404)
Other operating (loss)/income, net	(23,255)	77,248	11,964
Total operating expenses	(2,875,933)	(4,187,974)	(648,635)
Loss from operations	(2,730,271)	(1,059,247)	(164,057)
Interest income	38,233	312,652	48,424
Interest expenses	(223,413)	(484,283)	(75,006)
Share of (losses)/profits of equity investees, net of tax	(18,423)	99,838	15,463
Other income, net	68,903	98,590	15,270
Loss before income tax expense	(2,864,971)	(1,032,450)	(159,906)
Income tax expense	(3,491)	(5,768)	(893)
Net loss	(2,868,462)	(1,038,218)	(160,799)
Accretion on redeemable non-controlling interests to redemption value	(63,122)	(4,496,164)	(696,367)
Net loss attributable to non-controlling interests	900	145	22
Net loss attributable to ordinary shareholders of NIO Inc.	(2,930,684)	(5,534,237)	(857,144)
Net loss	(2,868,462)	(1,038,218)	(160,799)
Other comprehensive loss
Foreign currency translation adjustment, net of nil tax	(103,065)	(188,856)	(29,250)
Total other comprehensive loss	(103,065)	(188,856)	(29,250)
Total comprehensive loss	(2,971,527)	(1,227,074)	(190,049)
Accretion on redeemable non-controlling interests to redemption value	(63,122)	(4,496,164)	(696,367)
Net loss attributable to non-controlling interests	900	145	22
Comprehensive loss attributable to ordinary shareholders of NIO Inc.	(3,033,749)	(5,723,093)	(886,394)
Weighted average number of ordinary shares used in computing net loss per share
Basic and diluted	1,046,063,586	1,557,911,888	1,557,911,888
Net loss per share attributable to ordinary shareholders
Basic and diluted	(2.80)	(3.55)	(0.55)
Weighted average number of ADS used in computing net loss per ADS Basic and diluted	1,046,063,586	1,557,911,888	1,557,911,888
Net loss per ADS attributable to ordinary shareholders Basic and diluted	(2.80)	(3.55)	(0.55)
The accompanying notes are an integral part of these consolidated financial statements.

NIO INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ (DEFICIT) / EQUITY
(All amounts in thousands, except for share and per share data)
	Ordinary Shares		Treasury Shares		Additional Paid in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ (Deficit)/Equity	Non- Controlling Interests	Total Deficit
	Shares	Par value	Shares	Amount
Balance as of December 31, 2019	1,067,467,877	1,827	(2,995,217)	—	40,227,856	(203,048)	(46,326,321)	(6,299,686)	22,087	(6,277,599)
Cumulative effect of adoption of new accounting standard	—	—	—	—	—	—	(22,969)	(22,969)	—	(22,969)
Accretion on redeemable non-controlling interests to redemption value	—	—	—	—	(63,122)	—	—	(63,122)	—	(63,122)
Issuance of ordinary shares	82,800,000	147		3,368,748			3,368,895		3,368,895
Issuance of restricted share units	2,113,469	4	—	—	54,508	—	—	54,512		54,512
Exercise of share options	7,838,505	14	257,908	—	60,448	—	—	60,462	—	60,462
Vesting of restricted shares	—	—	—	—	1,112	—	—	1,112	—	1,112
Vesting of share options	—	—	—	—	76,543	—	—	76,543	—	76,543
Cancellation of restricted shares	(12,516)	—	12,516	—	—	—	—	—	—	—
Capital withdrawal by non-controlling interests	—	—	—	—	—	—	—	—	(15,000)	(15,000)
Foreign currency translation adjustment	—	—	—	—	—	(103,065)	—	(103,065)	—	(103,065)
Net loss	—	—	—	—	—	—	(2,867,562)	(2,867,562)	(900)	(2,868,462)
Balance as of June 30, 2020	1,160,207,335	1,992	(2,724,793)	—	43,726,093	(306,113)	(49,216,852)	(5,794,880)	6,187	(5,788,693)
Balance as of December 31, 2020	1,529,031,103	2,679	(2,491,715)	—	78,880,014	(65,452)	(51,648,410)	27,168,831	2,125	27,170,956
Accretion on redeemable non-controlling interests to redemption value	—	—	—	—	(4,496,164)	—	—	(4,496,164)	—	(4,496,164)
Settlement of capped call options and zerostrikecall options (Note 11(ii))	—	—	(16,402,643)	(1,849,600)	1,849,600	—	—	—	—	—
Conversion of convertible senior notes to ordinary shares – related parties	7,219,872	12	—	—	148,381	—	—	148,393	—	148,393
Conversion of convertible senior notes to ordinary shares -third party	62,307,682	101	—	—	4,186,934	—	—	4,187,035	—	4,187,035
Exercise of share options	5,777,557	9	214,190	—	71,269	—	—	71,278	—	71,278
Issurance of restricted shares	549,376	—	—	—	148,869	—	—	148,869	—	148,869
Vesting of restricted shares	35,587	—	—	—	107,160	—	—	107,160	—	107,160
Vesting of share options	—	—	—	—	240,699	—	—	240,699	—	240,699
Cancellation of restricted shares	(139,417)	—	139,417	—	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	(188,856)	—	(188,856)	—	(188,856)
Net loss	—	—	—	—	—	—	(1,038,073)	(1,038,073)	(145)	(1,038,218)
Balance as of June 30, 2021	1,604,781,760	2,801	(18,540,751)	(1,849,600)	81,136,762	(254,308)	(52,686,483)	26,349,172	1,980	26,351,152
The accompanying notes are an integral part of these consolidated financial statements.

NIO INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in thousands, except for share and per share data)
	Six Months Ended June 30,
	2020	2021	2021
	RMB	RMB	USD
			Note 2(e)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(2,868,462)	(1,038,218)	(160,799)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	530,873	651,422	100,892
Expected credit loss expense	20,483	20,586	3,188
Impairment on other assets	25,917	—	—
Foreign exchange loss/(gain)	27,360	(9,843)	(1,524)
Share-based compensation expenses	77,655	347,859	53,876
Share of losses/(profits) of equity investees, net of tax	17,601	(99,838)	(15,463)
Amortization of right-of-use assets	229,803	274,699	42,545
Loss on disposal of property, plant and equipment	37,538	5,911	915
Changes in operating assets and liabilities:
Prepayments and other current assets	106,311	131,202	20,322
Inventory	(138,125)	(1,105,363)	(171,199)
Other non-current assets	717,573	(660,743)	(102,336)
Amount due from related parties	148	(334,596)	(51,822)
Operating lease liabilities	(114,208)	(342,752)	(53,086)
Taxes payable	25,891	(37,017)	(5,733)
Trade and notes receivable	(35,730)	(1,231,870)	(190,792)
Trade and notes payable	805,827	4,253,070	658,717
Long-term receivables	12,459	(1,410,779)	(218,502)
Non-current deferred revenue	144,333	364,113	56,394
Accruals and other liabilities	(351,319)	709,194	109,840
Amount due to related parties	72,064	87,558	13,561
Other non-current liabilities	132,901	278,676	43,161
Net cash (used in)/provided by operating activities	(523,107)	853,271	132,155
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment and intangible assets	(572,534)	(817,780)	(126,658)
Purchases of short-term investments	(528,975)	(44,198,440)	(6,845,467)
Proceeds from sale of short-term investments	408,385	18,633,277	2,885,927
Acquisitions of equity investees	(57,500)	—	—
Proceeds from disposal of property and equipment	163,072	—	—
Net cash used in investing activities	(587,552)	(26,382,943)	(4,086,198)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	35,346	66,117	10,241
Capital withdrawal by non-controlling interests	(10,500)	—	—
Capital injection from redeemable non-controlling interests	4,800,000	—	—
Proceeds from issuance of convertible promissory note-third party	3,014,628	9,560,755	1,480,772
Proceeds from issuance of convertible promissory note-related party	90,499	—	—
Redemption of redeemable non – controlling interests	—	(5,500,000)	(851,842)
Principal payments on finance leases	(16,732)	(17,198)	(2,664)
Proceeds from borrowings-third party	325,461	2,830,000	438,311
Proceeds from borrowings-related party	260,000	—	—
Repayments of borrowings-third party	(399,727)	(832,362)	(128,916)
Repayments of borrowings-related party	(363,314)	—
Deposit from non-controlling interest	—	(1,000)	(155)
Proceeds from issuance of ordinary shares, net of issuance cost	3,379,534	—	—
Net cash provided by financing activities	11,115,195	6,106,312	945,747
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(13,399)	(214,023)	(33,147)
NET INCREASE/(DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	9,991,137	(19,637,383)	(3,041,443)
Cash, cash equivalents and restricted cash at beginning of the period	989,869	38,545,098	5,969,875
Cash, cash equivalents and restricted cash at end of the period	10,981,006	18,907,715	2,928,432
NON-CASH INVESTING AND FINANCING ACTIVITIES
Accruals related to purchase of property and equipment	715,561	608,210	94,200
Issuance of restricted shares	54,512	148,869	23,057
Conversion of convertible senior notes to ordinary shares	—	4,335,428	671,472
Accretion on redeemable non-controlling interests to redemption value	63,122	4,496,164	696,367
Supplemental Disclosure
Interest paid	191,919	142,701	22,102
Income taxes paid	12,199	2,880	446
The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (All amounts in thousands, except for share and per share data)
1.
Organization and Nature of Operations

NIO Inc. (“NIO”, or “the Company”) was incorporated under the laws of the Cayman Islands in November 2014, as an exempted company with limited liability. The Company was formerly known as NextCar Inc.. It changed its name to NextEV Inc. in December 2014, and then changed to NIO Inc. in July 2017. The Company, its subsidiaries and consolidated variable interest entities (“VIEs”) are collectively referred to as the “Group”.
The Group designs and develops high-performance fully electric vehicles. It launched the first volume manufactured electric vehicle, the ES8, to the public in December 2017. The Group jointly manufactures its vehicles through strategic collaboration with other Chinese vehicle manufacturers. The Group also offers energy and service packages to its users. As of December 31, 2020 and June 30, 2021, its primary operations are conducted in the People’s Republic of China (“PRC”). The Group began to sell its first vehicles in June 2018. As of June 30, 2021, the Company’s principal subsidiaries and VIEs are as follows:
Subsidiaries	Equity interest held	Place and Date of incorporation or date of acquisition	Principal activities
NIO NextEV Limited (“NIO HK”) (formerly known as NextEV Limited)	100%	Hong Kong, February 2015	Investment holding
NIO GmbH (formerly known as NextEV GmbH)	100%	Germany, May 2015	Design and technology development
NIO Holding Co., Ltd. (“NIO Holding”) (formerly known as NIO (Anhui) HoldingCo., Ltd.)	100%	Anhui, PRC, November 2017	Headquarter
NIO Co., Ltd. (“NIO SH”) (formerly known as NextEV Co., Ltd.)	100%	Shanghai, PRC, May 2015	Headquarter and technology development
NIO Automobile (Anhui) Co., Ltd. (“NIO AH”)	100%	Anhui, PRC, August 2020	Industrialization and technology development
NIO Automobile Technology (Anhui) Co.,	100%	Anhui, PRC, August 2020	Design and technology development
NIO Financial Leasing Co., Ltd. (“NIO Leasing”)	100%	Shanghai, PRC, August 2018	Financial Leasing
NIO USA, Inc. (“NIO US”) (formerly known as NextEV USA, Inc.)	100%	United States, November 2015	Technology development
XPT Limited (“XPT”)	100%	Hong Kong, December 2015	Investment holding
NIO Performance Engineering Limited (“NPE”)	100%	United Kingdom, July 2019	Marketing and technology development
NIO Sport Limited (“NIO Sport”) (formerly known as NextEV NIO Sport Limited)	100%	Hong Kong, April 2016	Racing management
XPT Technology Limited (“XPT Technology”)	100%	Hong Kong, April 2016	Investment holding
XPT Inc. (“XPT US”)	100%	United States, April 2016	Technology development
XPT (Jiangsu) Investment Co., Ltd. (“XPT Jiangsu”)	100%	Jiangsu, PRC, May 2016	Investment holding
Shanghai XPT Technology Limited	100%	Shanghai, PRC, May 2016	Technology development
XPT (Nanjing) E-Powertrain Technology Co., Ltd. (“XPT NJEP”)	100%	Nanjing, PRC, July 2016	Manufacturing of E-Powertrain
XPT (Nanjing) Energy Storage System Co., Ltd. (“XPT NJES”)	100%	Nanjing, PRC, October 2016	Manufacturing of battery pack
NIO Power Express Limited (“PE HK)	100%	Hong Kong, January 2017	Investment holding

Subsidiaries	Equity interest held	Place and Date of incorporation or date of acquisition	Principal activities
NIO User Enterprise Limited (“UE HK”)	100%	Hong Kong, February 2017	Investment holding
NIO Sales and Services Co., Ltd. (“UE CNHC”) (formerly known as Shanghai NIO Sales and Service Co., Ltd.)	100%	Shanghai, PRC, March 2017	Investment holding and sales and after sales management
NIO Energy Investment (Hubei) Co., Ltd. (“PE CNHC”)	100%	Wuhan PRC, April 2017	Investment holding
Wuhan NIO Energy Co., Ltd. (“PE WHJV”)	100%	Wuhan, PRC, May 2017	Investment holding
XTRONICS (Nanjing) Automotive Intelligent Technologies Co. Ltd. (“XPT NJWL”)	50%	Nanjing, PRC, June 2017	Manufacturing of components
XPT (Jiangsu) Automotive Technology Co., Ltd. (“XPT AUTO”)	100%	Nanjing, PRC, May 2018	Investment holding
VIE and VIE’s subsidiaries	Economic interest held	Place and Date of incorporation or date of acquisition
Prime Hubs Limited (“Prime Hubs”)	100%	BVI, October 2014
Beijing NIO Network Technology Co., Ltd. (“NIO BJTECH”)	100%	Beijing, PRC, July 2017
As of June 30, 2021, the Company indirectly held 90.360% of total paid-in capital of NIO Holding. In accordance with NIO Holding’s share purchase agreement, the redemption of the non-controlling interests is at the holders’option and is upon the occurrence of the events that are not solely within the control of the Company. Therefore, these redeemable non-controlling interests in NIO Holding were classified as mezzanine equity and are subsequently accreted to the redemption price using the agreed interest rate as a reduction of additional paid in capital (Note 18). Excluding the redeemable non-controlling interests, the Company indirectly held 100% of the equity interests of NIO Holding as of June 30, 2021.
As of June 30, 2021, the Company indirectly held 51% of total paid-in capital of PE WHJV. In accordance with the joint investment agreement, the investment by Wuhan Donghu New Technology Development Zone Management Committee (“Wuhan Donghu”) is accounted for as a loan because it is only entitled to fixed interests and subject to repayment within five years or upon the financial covenant violation (Note 11(iv)). Excluding the interests held by Wuhan Donghu, the Company indirectly held 100% of the equity interests of PE WHJV as of June 30, 2021.
In accordance with the Article of Association of XPT NJWL, the Company has the power to control the board of directors of XPT NJWL to unilaterally govern the financial and operating policies of XPT NJWL and the non-controlling shareholder does not have substantive participating rights, therefore, the Group consolidates this entity.
Variable interest entity
NIO Technology Co., Ltd (“NIO SHTECH”) was established by Li Bin and Qin Lihong (the “Nominee Shareholders”) in November 2014. In 2015, NIO SH, NIO SHTECH, and the Nominee Shareholders of NIO SHTECH entered into a series of contractual agreements, including a loan agreement, an equity pledge agreement, an exclusive call option agreement and a power of attorney that irrevocably authorized the Nominee Shareholders designated by NIO SH to exercise the equity owner’s rights over NIO SHTECH. These agreements provided the Company, as the only shareholder of NIO SH, with effective control over NIO SHTECH to direct the activities that most significantly impact NIO SHTECH’s economic performance and enabled the Company to obtain substantially all of the economic benefits arising from NIO SHTECH. Management concluded that NIO SHTECH was a variable interest entity of the Company and the Company was the ultimate primary beneficiary of NIO SHTECH and hence consolidated the financial results of NIO SHTECH in the Group’s consolidated financial statements. In April 2018, the above mentioned contractual agreements were terminated. On the same day, NIO SHTECH became a subsidiary wholly owned by Shanghai Anbin Technology Co., Ltd. (“NIO ABTECH”), who also became a VIE of the Group on that day, according to a series of contractual arrangements with the Nominee Shareholders as well as NIO ABTECH, including a loan agreement, an equity pledge agreement, an exclusive call option agreement and a power of attorney that irrevocably authorized the Nominee Shareholders designated by NIO SH to exercise the equity owner’s rights over NIO ABTECH. These agreements provided the Company, as the only shareholder of NIO SH, with effective control over NIO ABTECH to direct the activities that most significantly impact their economic performance and enabled the Company to obtain substantially all of the economic benefits arising from them. Management concluded that NIO ABTECH was a variable interest entity of the Company and the Company was the ultimate primary beneficiary of NIO ABTECH and hence consolidated the financial results of NIO ABTECH in the Group’s consolidated financial statements. On March 31, 2021, NIO SH, NIO ABTECH and each shareholder of NIO ABTECH entered into agreement to terminate all above mentioned contractual agreements among NIO SH, NIO ABTECH and its shareholders, after which, the Company no longer has effective control over NIO ABTECH, receives any economic benefits of NIO ABTECH, has an exclusive option to purchase all or part of the equity interests in NIO ABTECH when and to the extent permitted by the PRC law, or consolidates the financial results of NIO ABTECH and its subsidiaries as the Company’s variable interest entity. Since NIO SHTECH did not have significant operations, nor any material assets or liabilities in history, the deconsolidation of NIO ABTECH and its subsidiaries did not have significant impact on the Company’s consolidated financial statements.
In April 2018, NIO SH entered into a series of contractual arrangements with the Nominee Shareholders as well as NIO BJTECH, including a loan agreement, an equity pledge agreement, an exclusive call option agreement and a power of attorney that irrevocably authorized the Nominee Shareholders designated by NIO SH to exercise the equity owner’s rights over NIO BJTECH. These agreements provide the Company, as the only shareholder of NIO SH, with effective control over NIO BJTECH to direct the activities that most significantly impact their economic performance and enable the Company to obtain substantially all of the economic benefits arising from NIO BJTECH. Management concluded that NIO BJTECH is a variable interest entity of the Company and the Company is the ultimate primary beneficiary of NIO BJTECH and hence consolidates the financial results of NIO BJTECH in the Group’s consolidated financial statements. As of December 31, 2020 and June 30, 2021, NIO BJTECH did not have significant operations, nor any material assets or liabilities.
In October 2014, Prime Hubs, a British Virgin Islands (“BVI”) incorporated company and a consolidated variable interest entity of the Group, was established by the shareholders of the Group to facilitate the adoption of the Company’s employee stock incentive plans. The Company entered into a management agreement with Prime Hubs and Li Bin. The agreement provides the Company with effective control over Prime Hubs and enables the Company to obtain substantially all of the economic benefits arising from Prime Hubs. As of December 31, 2020 and June 30, 2021, Prime Hubs held 4,250,002 Class A Ordinary Shares of the Company, respectively.
Liquidity and Going Concern
The Group’s unaudited interim condensed consolidated financial statements have been prepared on a going concern basis, which assumes that the Group will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations as they come due.
The Group has been incurring losses from operations since inception. The Group incurred net losses of RMB2,868,462 and RMB1,038,218 for the six months ended June 30, 2020 and 2021, respectively. Accumulated deficit amounted to RMB51.6 billion and RMB52.7 billion as of December 31, 2020 and June 30, 2021, respectively.
As of June 30, 2021, the Group’s balance of cash and cash equivalents was RMB17.4 billion and the Group had net current assets of RMB32.6 billion. Management has evaluated the sufficiency of its working capital and concluded that the Group’s available cash and cash equivalents, short-term investments, cash generated from operations will be sufficient to support its continuous operations and to meet its payment obligations when liabilities fall due within the next twelve months from the date of issuance of these unaudited interim condensed consolidated financial statements. Accordingly, management continues to prepare the Group’s unaudited interim condensed consolidated financial statements on going concern basis.

2.
Summary of Significant Accounting Policies

(a)
Basis of presentation

The unaudited interim condensed consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below. The interim financial data as of June 30, 2021 and for the six months ended June 30, 2020 and 2021 is unaudited. In the opinion of management, the interim financial data includes all adjustments, consisting only of normal recurring adjustments, necessary to a fair statement of the results for the interim periods.
(b)
Principles of consolidation

The unaudited interim condensed consolidated financial statements include the financial statements of the Company, its subsidiaries and the VIE for which the Company is the ultimate primary beneficiary.
A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; has the power to appoint or remove the majority of the members of the board of directors (the “Board”): to cast majority of votes at the meeting of the Board or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.
A VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.
All significant transactions and balances between the Company, its subsidiaries and the VIE have been eliminated upon consolidation. The non-controlling interests in consolidated subsidiaries are shown separately in the unaudited interim condensed consolidated financial statements.
(c)
Use of estimates

The preparation of the unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenue and expenses during the reported period in the unaudited interim condensed consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s consolidated financial statements mainly include, but are not limited to, standalone selling price of each distinct performance obligation in revenue recognition, the valuation and recognition of share-based compensation arrangements, depreciable lives of property, equipment and software, assessment for impairment of long-lived assets, inventory valuation for excess and obsolete inventories, lower of cost and net realizable value of inventories, valuation of deferred tax assets, current expected credit loss of receivables, as well as warranty liabilities. Actual results could differ from those estimates.
(d)
Functional currency and foreign currency translation

The Group’s reporting currency is the Renminbi (“RMB”). The functional currency of the Company and its subsidiaries which are incorporated in HK is United States dollars (“US$”), except NIO Sport which operates mainly in United Kingdom and uses Great Britain pounds (“GBP”). The functional currencies of the other subsidiaries and the VIE are their respective local currencies. The determination of the respective functional currency is based on the criteria set out by ASC 830, Foreign Currency Matters.
Transactions denominated in currencies other than in the functional currency are translated into the functional currency using the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated into functional currency using the applicable exchange rates at the balance sheet date. Non-monetary items that are measured in terms of historical cost in foreign currency are re-measured using the exchange rates at the dates of the initial transactions. Exchange gains or losses arising from foreign currency transactions are included in the consolidated statements of comprehensive loss.

The financial statements of the Group’s entities of which the functional currency is not RMB are translated from their respective functional currency into RMB. Assets and liabilities denominated in foreign currencies are translated into RMB at the exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into RMB at the appropriate historical rates. Income and expense items are translated into RMB using the periodic average exchange rates. The resulting foreign currency translation adjustments are recorded in other comprehensive loss in the consolidated statements of comprehensive gain or loss, and the accumulated foreign currency translation adjustments are presented as a component of accumulated other comprehensive loss in the consolidated statements of shareholders’ (deficit)/equity. Total foreign currency translation adjustment losses were RMB103,065 and RMB188,856 for the six months ended June 30, 2020 and 2021, respectively. The grant-date fair value of the Group’s share-based compensation expenses is reported in US$ as the respective valuation is conducted in US$ as the shares are denominated in US$.
(e)
Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of comprehensive loss and consolidated statements of cash flows from RMB into US$ as of and for the six months ended June 30, 2021 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.4566, representing the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York on June 30, 2021. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate on, or June 30, 2021 at any other rate.
(f)
Fair value

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Group considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability.
Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:
Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2 — Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities.
Level 3 — Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.
The Company’s short-term certain investments in money market funds and financial products issued by banks are carried at fair value, which are classified within Level 2 and valued using directly or indirectly observable inputs in the market place. As of December 31, 2020 and June 30, 2021, such short-term investments amounted to RMB3,210,000 and RMB 20,367,752, respectively.
As disclosed in Note 2(q), the Company’s derivative instruments are carried at fair value, which are classified within Level 2 and valued using directly or indirectly observable inputs in the market place.
Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, restricted cash, short-term investments, trade receivable, amounts due from related parties, deposits and other receivables, trade and notes payable, amounts due to related parties, other payables, short-term borrowings and long-term borrowings. As of December 31, 2020 and June 30, 2021, the carrying values of these financial instruments are approximated to their fair values.

(g)
Cash, cash equivalents and restricted cash

Cash and cash equivalents represent cash on hand, time deposits and highly-liquid investments placed with banks or other financial institutions, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less.
Restricted cash is restricted to withdrawal for use or pledged as security is reported separately on the face of the Consolidated Balance Sheets. The Group’s restricted cash mainly represents (a) the secured deposits held in designated bank accounts for borrowings and issuance of bank credit card, bank acceptance notes and letter of guarantee; (b) time deposit that are pledged for property lease.
Cash, cash equivalents and restricted cash as reported in the unaudited interim condensed consolidated statement of cash flows are presented separately on our unaudited interim condensed consolidated balance sheet as follows:
	December 31, 2020	June 30, 2021
Cash and cash equivalents	38,425,541	17,394,414
Restricted cash	78,010	1,472,105
Long-term restricted cash	41,547	41,196
Total	38,545,098	18,907,715

(h)
Short-term investment

Short-term investments consist primarily of investments in fixed deposits with maturities between three months and one year and investments in money market funds and financial products issued by banks. As of December 31, 2020 and June 30, 2021, the investment in fixed deposits that were recorded as short-term investments amounted to RMB3,950,747 and RMB 29,457,851, respectively, among which, RMB2,873,398 and RMB5,281,486 was restricted as collateral for notes payable, bank borrowings and letter of guarantee as of December 31, 2020 and June 30, 2021 respectively.
(i)
Current expected credit losses

The Company accounts for the impairment of financial instruments in accordance with ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”), effective from January 1, 2020. The Company’s trade receivable, receivables of installment payments, deposits and other receivables are within the scope of ASC Topic 326. The Company has identified the relevant risk characteristics of its customers and the related receivables, prepayments, deposits and other receivables which include size, type of the services or the products the Company provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Company considers the historical credit loss experience, current economic conditions, supportable forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses. Other key factors that influence the expected credit loss analysis include customer demographics, payment terms offered in the normal course of business to customers, and industry-specific factors that could impact the Company’s receivables. Additionally, external data and macroeconomic factors are also considered. This is assessed at each quarter based on the Company’s specific facts and circumstances.
For the six months ended June 30, 2020 and 2021, the Company recorded RMB20,483 and RMB20,586 expected credit loss expense in selling, general and administrative expenses. As of June 30, 2021, the expected credit loss provision for the current and non-current assets are RMB43,389 and RMB38,230, respectively. As of December 31, 2020, the expected credit loss provision for the current and non-current assets are RMB44,645 and RMB20,031, respectively.

Balance as at December 31, 2020
	Original amount	Expected credit loss Rate	Expected credit loss provision
Current assets:
Trade receivable	1,123,920	3.61%	40,548
Amounts due from related parties	169,288	—	—
Prepayments and other current assets	1,422,403	0.29%	4,097
Non-current assets:
Amounts due from related parties	617	—	—
Other non-current assets	1,561,755	1.28%	20,031
Balance as at June 30, 2021
	Original amount	Expected credit loss Rate	Expected credit loss provision
Current assets:
Trade receivable	2,352,187	1.70%	39,975
Amounts due from related parties	504,500	—	—
Prepayments and other current assets	1,358,426	0.25%	3,414
Non-current assets:
Other non-current assets	3,668,899	1.04%	38,230

(k)
Inventory

Inventories are stated at the lower of cost or net realizable value. Cost is calculated on the average basis and includes all costs to acquire and other costs to bring the inventories to their present location and condition. The Group records inventory write-downs for excess or obsolete inventories based upon assumptions on current and future demand forecasts. If the inventory on hand is in excess of future demand forecast, the excess amounts are written off. The Group also reviews inventory to determine whether its carrying value exceeds the net amount realizable upon the ultimate sale of the inventory. This requires the determination of the estimated selling price of the vehicles less the estimated cost to convert inventory on hand into a finished product. Once inventory is written-down, a new, lower-cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.
(l)
Property, plant and equipment, net

Property, plant and equipment are stated at cost less accumulated depreciation and impairment loss, if any. Property and equipment are depreciated at rates sufficient to write off their costs less impairment and residual value, if any, over their estimated useful lives on a straight-line basis. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the related assets.

The estimated useful lives are as follows:
Useful lives
Buildings and constructions	20 years
Production facilities	10 years
Charging & battery swap equipment	5 to 8 years
R&D equipment	5 years
Computer and electronic equipment	3 years
Purchased software	3 to 5 years
Leasehold improvements	Shorter of the estimated useful life or remaining lease term
Others	3 to 5 years
Depreciation for mold and tooling is computed using the units-of-production method whereby capitalized costs are amortized over the total estimated productive life of the related assets.
The cost of maintenance and repairs is expensed as incurred, whereas the cost of renewals and betterment that extends the useful lives of property, plant and equipment is capitalized as additions to the related assets. Interest expense on outstanding debt is capitalized during the period of significant capital asset construction. Capitalized interest on construction-in-progress is included within property, plant and equipment and is amortized over the life of the related assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in the statements of comprehensive loss.
(m)
Intangible assets, net

Intangible assets are carried at cost less accumulated amortization and impairment, if any. Intangible assets are amortized using the straight-line method over the estimated useful lives as below:
Useful lives
Domain names and others	5 years
The estimated useful lives of amortized intangible assets are reassessed if circumstances occur that indicate the original estimated useful lives have changed.
(n)
Land use rights, net

Land use rights are recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the estimated useful lives which are 536 months representing the shorter of the estimated usage periods or the terms of the agreements.
(o)
Long-term investments

The Group’s long-term investments include equity investments in entities. Investments in entities in which the Group can exercise significant influence and holds an investment in voting common stock or insubstance for using the equity method of accounting in accordance with ASC topic 323, Investments — Equity Method and Joint Ventures (“ASC 323”). Under the equity method, the Group initially records its investments at fair value. The Group subsequently adjusts the carrying amount of the investments to recognize the Group’s proportionate share of each equity investee’s net income or loss into earnings after the date of investment. The Group evaluates the equity method investments for impairment under ASC 323. An impairment loss on the equity method investments is recognized in earnings when the decline in value is determined to be other-than- temporary. The carrying value of the Group’s long-term investments measured under equity method was RMB294,679 and RMB260,750 as of December 31, 2020 and June 30, 2021, respectively.
Equity securities without readily determinable fair values and over which the Group has neither significant influence nor control through investments in common stock or in-substance common stock are measured and recorded using a measurement alternative that measures the securities at cost minus impairment, if any, plus or minus changes resulting from qualifying observable price changes. The carrying value of the Group’s long-term investments measured under this alternative measurement was RMB5,442 and RMB139,209 as of December 31, 2020 and June 30, 2021.
No impairment charge was recognized for the six months ended June 30, 2020 and 2021.
(p)
Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment by comparing carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. Impairment charge recognized for the six months ended June 30, 2020 and 2021 was RMB25,757 and nil, respectively.
(q)
Warranty liabilities

The Company accrues a warranty reserve for all new vehicles sold by the Company, which includes the Company’s best estimate of the projected costs to repair or replace items under warranties. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims. These estimates are inherently uncertain given the Company’s relatively short history of sales, and changes to the historical or projected warranty experience may cause material changes to the warranty reserve when the Company accumulates more actual data and experience in the future.
The portion of the warranty reserve expected to be incurred within the next 12 months is included within accruals and other liabilities, while the remaining balance is included within other non-current liabilities on the consolidated balance sheets. Warranty expense is recorded as a component of cost of revenues in the consolidated statements of comprehensive loss.
The following table shows a reconciliation in the current reporting period related to carried-forward warranty liabilities.
	June 30, 2020	June 30, 2021
Warranty – beginning of period	412,004	952,946
Provision for warranty	183,299	487,739
Warranty costs incurred	(18,195)	(31,851)
Warranty – end of period	577,108	1,408,834

(r)
Derivative Financial Instruments

Derivative instruments are carried at fair value, which generally represent the estimated amounts expect to receive or pay upon termination of the contracts as of the reporting date. Derivative financial instruments are not used for trading or speculative purposes.
The Group entered into several currency exchange forward contracts with certain commercial banks in PRC to mitigate the risks of foreign exchange gain/loss generated from the Group’s balances of cash and cash equivalents and short-term investments denominated in US dollars. The Group made a policy election to follow similar income statement presentation as derivatives used in qualifying accounting hedges. Therefore, the changes in fair value of the derivatives are recorded in Other (loss)/income, net.

(s)
Revenue recognition

Revenue is recognized when or as the control of the goods or services is transferred to a customer. Depending on the terms of the contract and the laws that apply to the contract, control of the goods and services may be transferred over time or at a point in time. Control of the goods and services is transferred over time if the Group’s performance:
•
provides all of the benefits received and consumed simultaneously by the customer;

•
creates and enhances an asset that the customer controls as the Group performs; or

•
does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to date.

If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.
Contracts with customers may include multiple performance obligations. For such arrangements, the Group allocates revenue to each performance obligation based on its relative standalone selling price. The Group generally determines standalone selling prices based on the prices charged to customers. If the standalone selling price is not directly observable, it is estimated using expected cost plus a margin or adjusted market assessment approach, depending on the availability of observable information. Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation, and changes in judgments on these assumptions and estimates may impact the revenue recognition.
When either party to a contract has performed, the Group presents the contract in the statement of financial position as a contract asset or a contract liability, depending on the relationship between the entity’s performance and the customer’s payment.
A contract asset is the Group’s right to consideration in exchange for goods and services that the Group has transferred to a customer. A receivable is recorded when the Group has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due.
If a customer pays consideration or the Group has a right to an amount of consideration that is unconditional, before the Group transfers a good or service to the customer, the Group presents the contract liability when the payment is made, or a receivable is recorded (whichever is earlier). A contract liability is the Group’s obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer. The Group’s contract liabilities primarily resulted from the multiple performance obligations identified in the vehicle sales contract and the sales of energy and service packages, which is recorded as deferred revenue and advance from customers. As of December 31, 2020 and June 30, 2021, the balances of contract liabilities from vehicle sales contracts were RMB1,253,620 and RMB1,713,396, respectively. As of December 31, 2020 and June 30, 2021, the balances of contract liabilities from the sales of Energy and Service Packages were RMB91,486 and RMB113,478, respectively.
The Group generates revenue from (i) vehicle sales, (ii) battery upgrade service, (iii) sales of charging piles, (iv) sales of packages, and (v) others.
Vehicle sales
The Group generates revenue from sales of electric vehicles, together with a number of embedded products and services through a series of contracts. The Group identifies the users who purchase the vehicle as its customers. There are multiple distinct performance obligations explicitly stated in a series of contracts including sales of vehicles, home chargers, vehicle connectivity services, extended lifetime warranty and battery swapping service which are accounted for in accordance with ASC 606. The standard warranty provided by the Group is accounted for in accordance with ASC 460, Guarantees, and the estimated costs are recorded as a liability when NIO transfers the control of vehicle to a user.

Customers only pay the amount after deducting the government subsidies to which they are entitled for the purchase of electric vehicles. The government subsidies are applied on their behalves and collected by the Group or Jianghuai Automobile Group Co., Ltd. (“JAC”) from the government. The government subsidy is considered as a part of the transaction price it charges the customers for the electric vehicle, as the subsidy is granted to the buyer of the electric vehicle instead of the Group and the buyer remains liable for such amount to the Group in the event the subsidies were not received by the Group. For efficiency reason and as agreed with customers of the Group, the Group or JAC applies and collects the payment on behalf of the customers. In the instance that some eligible customer selects installment payment for battery, the Group believes such arrangement contains a significant financing component and as a result adjusts the transaction price to reflect the impact of time value on the transaction price using an appropriate discount rate (i.e. the interest rates of the loan reflecting the credit risk of the borrower). The portion of receivable of installment payment for battery that is expected to be repaid by customers beyond one year of the dates of the financial statements was recognized as non-current assets. The difference between the gross receivable and the present value is recorded as unrealized finance income. Interest income resulting from a significant financing component is presented separately from revenue from contracts with customers as this is not the Group’s ordinary business.
The battery swapping service provides the users with convenient “recharging” experience by swapping the user’s battery for another one within minutes. The initial users can have their battery packs swapped certain times a month free of charges or at certain charges each time after the monthly free-of-charge quota of swapping is consumed. The battery swapping service is in substance a charging service instead of nonmonetary exchanges or sales of battery packs as the battery packs involved in such swapping are the same in capacity and very similar in performance.
The Group uses a cost plus margin approach to determine the estimated standalone selling price for each individual distinct performance obligation identified, considering the Group’s pricing policies and practices, and the data utilized in making pricing decisions. The overall contract price is then allocated to each distinct performance obligation based on the relative estimated standalone selling price in accordance with ASC 606. The revenue for vehicle sales and home chargers are recognized at a point in time when the control of the product is transferred to the customer. For the vehicle connectivity service and battery swapping service, the Group recognizes the revenue using a straight-line method. As for the extended lifetime warranty, given limited operating history and lack of historical data, the Group decides to recognize the revenue over time based on a straight-line method initially, and will continue monitoring the cost pattern periodically and adjust the revenue recognition pattern to reflect the actual cost pattern as it becomes available.
As the consideration for the vehicle and all embedded services must be paid in advance, which means the payments received are prior to the transfer of goods or services by the Group, the Group records a contract liability (deferred revenue) for the allocated amount regarding those unperformed obligations.
Practical expedients and exemptions
The Group follows the guidance on immaterial promises when identifying performance obligations in the vehicle sales contracts and concludes that lifetime roadside assistance and out-of-town charging services are not performance obligations considering these two services are value-added services to enhance user experience rather than critical items for vehicle driving and forecasted that usage of these two services will be very limited. The Group also performs an estimation on the standalone fair value of each promise applying a cost plus margin approach and concludes that the standalone fair value of roadside assistance and out-of-town charging services are insignificant individually and in aggregate, representing less than 1% of vehicle gross selling price and aggregate fair value of each individual promise.
Considering the qualitative assessment and the result of the quantitative estimate, the Group concluded not to assess whether promises are performance obligations if they are immaterial in the context of the contract and the relative standalone fair value individually and in aggregate is less than 3% of the contract price, namely the road-side assistance and out-of-town charging services. Related costs are recognized as incurred.
On August 20, 2020, the Company introduced the Battery as a Service (BaaS), which allows users to purchase electric vehicles without battery packs and subscribe to the usage of battery packs separately.

Under the BaaS, the Group sells battery packs to Weineng, the Battery Asset Company, and users subscribe to the usage of the battery packs from Weineng by paying a monthly subscription fee. The promise to transfer the control of the battery packs to Battery Asset Company is the only performance obligation in the contract with Battery Asset Company for the sales of battery packs and revenue is recognized at a point in time when the control is transferred.
Together with the launch of the BaaS, the Group entered into service agreements with Weineng, pursuant to which the Group provides services to Weineng including battery packs monitoring, maintenance, upgrade, replacement, IT system support, etc., with monthly service charges. In case of any default in payment of monthly rental fees from users, Weineng also has right to request the Group to track and lock down the battery subscribed by the users to limit its usage. In addition, in furtherance of the BaaS, the Group agreed to provide guarantee to Weineng for the default in payment of monthly subscription fees from users. The maximum amount of guarantee that can be claimed by Weineng for the users’ payment default shall not be higher than the accumulated service fees the Group receives from Weineng.
For services provided to Weineng, revenue is recognized over the period when services are rendered. As for financial guarantee liabilities, the provision of guarantee is linked to and associated with services rendered to Weineng and the payment of guarantee amount is therefore accounted for as the reduction to the revenue from Weineng.
The fair value of the guarantee liabilities is determined by taking considerations of the default pattern of the Group’s existing battery installment programs provided to users. At each period end, the financial liabilities are remeasured with the corresponding changes recorded as the reduction to the revenue.
As of June 30, 2021, both service revenue and guarantee liability were immaterial.
Battery upgrade service
The Group provides battery upgrade service to its users. The users can exchange their battery packs with lower capacity for the battery packs with higher capacity from the Group with a fixed cash consideration. The battery upgrade service is in substance the provision of incremental battery capacity to the users instead of nonmonetary battery exchanges or sales of battery pack. Therefore, the revenue from the battery upgrade service is recognized at the amount of cash consideration paid by users at a point in time when the service is rendered.
Sales of charging piles
In addition to the home chargers provided as one of the performance obligations in the contract of vehicle sales, the Group also sells charging piles to customers separately. Revenue for charging piles are recognized at a point in time when the control of the product is transferred to customers.
Sales of packages
The Group also sells the two packages, energy package and service package in exchange of considerations. The energy package provides vehicle users with a comprehensive range of charging solutions (including charging and battery swapping services). The energy service is applied by users on the mobile application depending on their needs and the Group can decide the most appropriate service to offer according to its available resource. Through the service package, the Group offers vehicle users with a “worry free” vehicle ownership experience (including free repair service with certain limitations, routine maintenance service, enhanced data package, etc.), which can be applied by user via mobile application.
The Group identifies the users who purchase energy package and service package meet the definition of a customer. The agreements for energy package and service package create legal enforceability to both parties on a monthly basis as the respective energy or service packages can be canceled at any time without any penalty. The Group concludes the energy or service provided in energy package or service package respectively meets the stand-ready criteria and contains only one performance obligation within each package, the revenue is recognized over time on a monthly basis as customer simultaneously receives and consumes the benefits provided and the term of legally enforceable contract is only one month.

As the consideration for energy and service packages must be paid in advance, which means the payments received are prior to the transfer of services by the Group, the Group records the consideration as a contract liability (advance from customers) upon receipt.
Others
Other revenues primarily comprise revenues generated from (i) sales of automotive regulatory credits, (ii) sales of accessories and NIO Pilot, (iii) embedded products and services offered together with vehicle sales, including vehicle connectivity service and extended lifetime warranty and (iv) others. Revenue is recognized when relevant services are rendered or control of the products is transferred.
Sales of Automotive Regulatory Credits
New Energy Vehicle (“NEV”) mandate policy launched by China’s Ministry of Industry and Information Technology (“MIIT”) specifies the NEV credit targets and each NEV is assigned a specific number of credits depending on metrics including electric range, energy efficiency, and rated power of fuel cell systems. The Group earns tradable new energy vehicle credits from the production of the Group’s electric vehicles and the credits are calculated by the assigned credits for each type of vehicle multiplied by related production volume. The credits earned by the Group are registered with MIIT and are transferrable. On a separately negotiated basis, the Group sells these credits at agreed price to other regulated entities who can use the credits to comply with the regulatory requirements. The transfer of credits is also registered with MIIT.
Considerations for automotive regulatory credits are typically received at the point control transfers to the customer, or in accordance with payment terms customary to the business. The Company recognize revenue on the sale of automotive regulatory credits at the time control of the regulatory credits is transferred to the purchasing party as other sales revenue in the consolidated statements of comprehensive loss. No such revenue was recognized for the six months ended June 30, 2020 and 2021.
Lease — Lessor
The Group also provides auto financing arrangements to the customers. Revenues from finance leases are recognized using the effective yield method. Revenues from operating leases are recognized on a straight-line basis over the lease term.
Incentives
The Group offers a self-managed customer loyalty program points, which can be used in the Group’s online store and at NIO houses to redeem NIO merchandise. The Group determines the value of each point based on estimated incremental cost. Customers and NIO fans and advocates have a variety of ways to obtain the points. The major accounting policy for its points program is described as follows:
(i)
Sales of vehicle

The Group concludes the points offered linked to the purchase transaction of the vehicle is a material right and accordingly a separate performance obligation according to ASC 606, and should be taken into consideration when allocating the transaction price of the vehicle sales. The Group also estimates the probability of points redemption when performing the allocation. Since historical information does not yet exist for the Group to determine any potential points forfeitures and the fact that most merchandise can be redeemed without requiring a significant amount of points compared with the amount of points provided to users, the Group believes it is reasonable to assume all points will be redeemed and no forfeiture is estimated currently. The amount allocated to the points as separate performance obligation is recorded as contract liability (deferred revenue) and revenue should be recognized when future goods or services are transferred. The Group will continue to monitor when and if forfeiture rate data becomes available and will apply and update the estimated forfeiture rate at each reporting period.
(ii)
Sales of packages

Energy package — When the customers charge their vehicles without using the Group’s charging as tracked by the Group’s system, the Group will grant points based on the actual cost the customers incur. The Group records the value of the points as a reduction of revenue from the energy package.

Service package — The Group grants points to the customers with safe driving record during the effective period of the service package. The Group records the value of the points as a reduction of revenue from the service package.
Since historical information is limited for the Group to determine any potential points forfeiture and most merchandise can be redeemed without requiring a significant amount of points compared with the amount of points provided to users, the Group has used an estimated forfeiture rate of zero.
(iii)
Other scenarios

Customers or users of the mobile application can also obtain points through any other ways such as frequent sign-ins to the Group’s mobile application, sharing articles from the application to users’ own social media. The Group believes these points are to encourage user engagement and generate market awareness. As a result, the Group accounts for such points as selling and marketing expenses with a corresponding liability recorded under other current liabilities of its consolidated balance sheets upon the points offering. The Group estimates liabilities under the customer loyalty program based on cost of the NIO merchandise that can be redeemed, and its estimate of probability of redemption. At the time of redemption, the Group records a reduction of inventory and other current liabilities. In certain cases where merchandise is sold for cash in addition to points, the Group records other revenue.
Similar to the reasons above, the Group estimates no points forfeiture currently and continues to assess when and if a forfeiture rate should be applied.
For the six months ended June 30, 2020 and 2021, the revenue portion allocated to the points as separate performance obligation was RMB38,201 and RMB130,354 respectively, which is recorded as contract liability (deferred revenue). For the six months ended June 30, 2020 and 2021, the total points recorded as a reduction of revenue were insignificant. For the six months ended June 30, 2020 and 2021, the total points recorded as selling and marketing expenses were RMB30,509 and RMB66,357, respectively.
As of December 31, 2020 and June 30, 2021, liabilities recorded related to unredeemed points were RMB221,450 and RMB312,449 , respectively.
(t)
Cost of Sales

Vehicle
Cost of vehicle revenue includes direct parts, material, processing fee, loss compensation to JAC, labor costs, manufacturing overhead (including depreciation of assets associated with the production), and reserves for estimated warranty expenses. Cost of vehicle revenue also includes adjustments to warranty expense and charges to write-down the carrying value of the inventory when it exceeds its estimated net realizable value and to provide for on-hand inventory that is either obsolete or in excess of forecasted demand.
Service and Other
Cost of service and other revenue includes direct parts, material, labor costs, vehicle connectivity costs, and depreciation of assets that are associated with sales of energy and service packages.
(u)
Sales and marketing expenses

Sales and marketing expenses consist primarily of marketing and promotional expenses, salaries and other compensation-related expenses to sales and marketing personnel. Advertising expenses consist primarily of costs for the promotion of corporate image and product marketing. The Group expenses all advertising costs as incurred and classifies these costs under sales and marketing expenses. For the six months ended June 30, 2020 and 2021, advertising costs totaled RMB106,390 and RMB209,267, respectively.

(v)
Research and development expenses

Certain costs associated with developing internal-use software are capitalized when such costs are incurred within the application development stage of software development. Other than that, all costs associated with research and development (“R&D”) are expensed as incurred. R&D expenses are primary comprised of charges for R&D and consulting work performed by third parties; salaries, bonuses, share-based compensation, and benefits for those employees engaged in research, design and development activities; costs related to design tools; license expenses related to intellectual property, supplies and services; and allocated costs, including depreciation and amortization, rental fees, and utilities.
(w)
General and administrative expenses

General and administrative expenses consist primarily of salaries, bonuses, share-based compensation and benefits for employees involved in general corporate functions and those not specifically dedicated to research and development activities, depreciation and amortization of fixed assets which are not used in research and development activities, legal and other professional services fees, rental and other general corporate related expenses.
(x)
Employee benefits

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and VIE of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. Total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB170,541 and RMB293,416 for the six months ended June 30, 2020 and 2021, respectively.
(y)
Government grants

The Group’s PRC based subsidiaries received government subsidies from certain local governments. The Group’s government subsidies consisted of specific subsidies and other subsidies. Specific subsidies are subsidies that the local government has provided for a specific purpose, such as product development and renewal of production facilities. Other subsidies are the subsidies that the local government has not specified its purpose for and are not tied to future trends or performance of the Group; receipt of such subsidy income is not contingent upon any further actions or performance of the Group and the amounts do not have to be refunded under any circumstances. The Group recorded specific purpose subsidies as advances payable when received. For specific subsidies, upon government acceptance of the related project development or asset acquisition, the specific purpose subsidies are recognized to reduce related R&D expenses or the cost of asset acquisition. Other subsidies are recognized as other operating income upon receipt as further performance by the Group is not required.
(z)
Income taxes

Income tax expense for the interim consolidated financial statements is determined using an estimate of the Company’s annual effective tax rate, which is based upon the applicable tax rates and tax laws of the countries in which the income is generated. Deferred income taxes are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive loss in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.
The Group records liabilities related to uncertain tax positions when, despite the Group’s belief that the Group’s tax return positions are supportable, the Group believes that it is more likely than not that those positions may not be fully sustained upon review by tax authorities. Accrued interest and penalties related to unrecognized tax benefits are classified as income tax expense. The Group did not recognize uncertain tax positions as of December 31, 2020 and June 30, 2021.
(aa)   Share-based compensation
The Company grants restricted shares and share options to eligible employees and non-employee consultants and accounts for share-based compensation in accordance with ASC 718, Compensation — Stock Compensation and ASC 505-50 Equity-Based Payments to Non-Employees. There were no new grants to non-employee consultants after the effectiveness of ASU 2018-07-Compensation-stock compensation (Topic 718)-Improvements to nonemployee share-based payment accounting.
Employees’ share-based compensation awards are measured at the grant date fair value of the awards and recognized as expenses a) immediately at the grant date if no vesting conditions are required; or b) for share options or restricted shares granted with only service conditions, using the straight-line vesting method, net of estimated forfeitures, over the vesting period; or c) for share options where the underlying share is liability within the scope of ASC 480, using the graded vesting method, net of estimated forfeitures, over the vesting period, and re-measuring the fair value of the award at each reporting period end until the award is settled.
All transactions in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.
Share-based compensation expenses for share options and restricted shares granted to non-employees are measured at fair value at the earlier of the performance commitment date or the date service is completed and recognized over the period during which the service is provided. The Group applies the guidance in ASC 505-50 to measure share options and restricted shares granted to non-employees based on the then- current fair value at each reporting date.
Upon the completion of the IPO, the fair value of the restricted shares is based on the fair market value of the underlying ordinary shares on the date of grant. In addition, the binomial option-pricing model is used to measure the value of share options. The determination of the fair value is affected by the fair value of the ordinary shares as well as assumptions including the expected share price volatility, actual and projected employee and non-employee share option exercise behavior, risk-free interest rates and expected dividends. The fair value of these awards was determined taking into account independent valuation advice.
The assumptions used in share-based compensation expense recognition represent management’s best estimates, but these estimates involve inherent uncertainties and application of management judgment. If factors change or different assumptions are used, the share-based compensation expenses could be materially different for any period. Moreover, the estimates of fair value of the awards are not intended to predict actual future events or the value that ultimately will be realized by grantees who receive share-based awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company for accounting purposes.
Forfeitures are estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates. The Group uses historical data to estimate pre-vesting options and records share-based compensation expenses only for those awards that are expected to vest.
(ab)   Comprehensive income/(loss)
The Group applies ASC 220, Comprehensive Income, with respect to reporting and presentation of comprehensive loss and its components in a full set of financial statements. Comprehensive loss is defined to include all changes in equity of the Group during a period arising from transactions and other event and circumstances except those resulting from investments by shareholders and distributions to shareholders. For the years presented, the Group’s comprehensive loss includes net loss and other comprehensive loss, which mainly consists of the foreign currency translation adjustment that have been excluded from the determination of net loss.

(ac)   Leases
As the lessee, the Group recognizes in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, the Group makes an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities and recognizes lease expenses for such lease generally on a straight-line basis over the lease term. Operating lease assets are included within right-of-use assets — operating lease, and the corresponding operating lease liabilities are included within operating lease liabilities on the consolidated balance sheets as of December 31, 2020 and June 30, 2021. Finance lease assets are included within other non-current assets, and the corresponding finance lease liabilities are included within accruals and other liabilities for the current portion, and within other non-current liabilities on the Group’s consolidated balance sheets as of December 31, 2020 and June 30, 2021.
(ad)   Dividends
Dividends are recognized when declared. No dividends were declared for the six months ended June 30, 2020 and 2021.
(ae)   Earnings/(Loss)per share
Basic earnings/(loss) per share is computed by dividing net income/(loss) attributable to holders of ordinary shares, considering the accretions to redemption value of the preferred shares, by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights. Diluted earnings/(loss) per share is calculated by dividing net income/(loss) attributable to ordinary shareholders, as adjusted for the accretion and allocation of net income related to the preferred shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of shares issuable upon the conversion of the preferred shares using the if-converted method, unvested restricted shares, restricted share units and ordinary shares issuable upon the exercise of outstanding share options (using the treasury stock method). Ordinary equivalent shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive.
(af)   Segment reporting
ASC 280, Segment Reporting, establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers.
Based on the criteria established by ASC 280, the Group’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. As a whole and hence, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s long-lived assets are substantially located in the PRC, no geographical segments are presented.
3.
Recent Accounting Pronouncements

(a)
Recently adopted accounting pronouncements

In December 2019, the FASB issued ASU 2019-12 — Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU provides an exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. This update also (1) requires an entity to recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, (2) requires an entity to evaluate when a step-up in the tax basis of goodwill should be considered part of the business combination in which goodwill was originally recognized for accounting purposes and when it should be considered a separate transaction, and (3) requires that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The Company adopted ASU No. 2019-12 from January 1, 2021, which did not have a material impact on the Group’s consolidated financial statements.
In January 2020, the FASB issued Accounting Standards Update No. 2020-01, Investments — Equity Securities (Topic 321), Investments — Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323, and Topic 815. The amendments clarified that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the measurement alternative in accordance with Topic 321 immediately before applying or upon discontinuing the equity method. The amendments also clarified that for the purpose of applying paragraph 815-10-15-141(a) an entity should not consider whether, upon the settlement of the forward contract or exercise of the purchased option, individually or with existing investments, the underlying securities would be accounted for under the equity method in Topic 323 or the fair value option in accordance with the financial instruments guidance in Topic 825. An entity also would evaluate the remaining characteristics in paragraph 815-10-15-141 to determine the accounting for those forward contracts and purchased options. The Company adopted ASU No. 2020-01 from January 1, 2021, which did not have a material impact on the Group’s consolidated financial statements.
In August 2020, the FASB issued a new accounting update relating to convertible instruments and contracts in an entity’s own equity. For convertible instruments, the accounting update reduces the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current U.S. GAAP. The accounting update amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. The accounting update also simplifies the diluted earnings per share calculation in certain areas. For public business entities, the update is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years. Entities are allowed to apply this update on either a full or modified retrospective basis. The Company has early adopted this new accounting update on a modified retrospective basis from January 1, 2021 and reported the 2026 Notes as one single unit of account of long-term borrowings on the balance sheet.
(b)
Recently issued accounting pronouncements not yet adopted

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting”, which provides optional expedients and exceptions for applying U.S. GAAP on contract modifications and hedge accounting to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform, if certain criteria are met. These optional expedients and exceptions provided in ASU 2020-04 are effective for the Company as of March 12, 2020 through December 31, 2022. The Company will evaluate transactions or contract modifications occurring as a result of reference rate reform and determine whether to apply the optional guidance on an ongoing basis. The ASU is currently not expected to have a material impact on the Group’s consolidated financial statements.
4.
Concentration and Risks

(a)
Concentration of credit risk

Assets that potentially subject the Group to significant concentrations of credit risk primarily consist of cash and cash equivalents, restricted cash and short-term investment. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. As of December 31, 2020 and June 30, 2021, all of the Group’s cash and cash equivalents, restricted cash and short-term investments were held by major financial institutions located in the PRC and Hong Kong which management believes are of high credit quality. The PRC does not have an official deposit insurance program, nor does it have an agency similar to the Federal Deposit Insurance Corporation (FDIC) in the United States. However, the Group believes that the risk of failure of any of these PRC banks is remote. Bank failure is uncommon in China and the Group believes that those Chinese banks that hold the Group’s cash and cash equivalents and restricted cash are financially sound based on publicly available information.
(b)
Currency convertibility risk

The PRC government imposes controls on the convertibility of RMB into foreign currencies. The Group’s cash and cash equivalents and restricted cash denominated in RMB that are subject to such government controls amounted to RMB6,219,252 and RMB6,432,758 as of December 31, 2020 and June 30, 2021, respectively. The value of RMB is subject to changes in the central government policies and to international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (the “PBOC”). Remittances in currencies other than RMB by the Group in the PRC must be processed through PBOC or other Chinese foreign exchange regulatory bodies which require certain supporting documentation in order to process the remittance.
(c)
Foreign currency exchange rate risk

Since July 21, 2005, the RMB has been permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. While the international reaction to the RMB appreciation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against other currencies.
5.
Inventory

Inventory consists of the following:
	December 31, 2020	June 30, 2021
Raw materials	579,842	960,964
Work in process	2,995	2,161
Finished Goods	381,387	1,066,099
Merchandise	121,978	160,586
Less: write-downs	(4,649)	(2,894)
Total	1,081,553	2,186,916
Raw materials primarily consist of materials for volume production as well as spare parts used for aftersales services.
Work in progress are mainly used for research and development of new models and will be expensed when incurred. Electric drive systems in production are also recorded as work in progress.
Finished goods include vehicles ready for transit at production factory, vehicles in transit to fulfill customer orders, new vehicles available for immediate sale at our sales and service center locations and charging piles.
Merchandise inventory includes accessories and branded merchandise of NIO which can be redeemed by deducting membership rewards points of customer loyalty program in the Group’s application store.
Inventory write-downs recorded in cost of sales for the six months ended June 30, 2020 and 2021 were RMB160 and nil, respectively.

6.
Prepayments and Other Current Assets

Prepayments and other current assets consist of the following:
	December 31, 2020	June 30, 2021
Deductible VAT input	943,577	727,243
Prepayment to vendors	83,792	156,584
Interest receivable	14,046	105,295
Derivative asset	—	72,577
Receivables from JAC	121,012	58,150
Deposits	45,891	56,608
Receivables from third party online payment service providers	69,009	45,269
Other receivables	145,076	136,700
Total	1,422,403	1,358,426
Receivables from JAC mainly consist of national subsidy collected by JAC on behalf of the Group’s customers which was not paid to the Company yet.
Prepayment to vendors mainly consist of prepayment for raw materials, prepaid rental for offices and NIO Houses, and prepaid expenses for R&D services provided by suppliers.
In March 2021, the Group entered into several currency exchange forward contracts with certain commercial banks in PRC. Pursuant to these contracts, the Group committed to sell US dollars to the banks in exchange for Renminbi at pre-arranged fixed foreign exchange rates on specific future dates with no upfront payments. The purpose of these arrangements is to mitigate the risks of foreign exchange gain/loss generated from the Group’s balances of cash and cash equivalents and short-term investments denominated in US dollars.
7.
Property, Plant and Equipment, Net

Property and equipment and related accumulated depreciation were as follows:
	December 31, 2020	June 30, 2021
Mold and tooling	2,411,164	2,359,269
Leasehold improvements	997,191	1,073,614
Production facilities	787,039	779,927
Buildings and constructions	862,603	872,027
Charging & battery swap equipment	721,583	1,028,628
Construction in process	177,457	306,481
Computer and electronic equipment	372,956	421,742
R&D equipment	432,781	471,300
Purchased software	409,445	418,555
Others	374,219	390,547
Subtotal	7,546,438	8,122,090
Less: Accumulated depreciation	(2,470,028)	(3,111,867)
Less: Accumulated impairment	(80,182)	(79,992)
Total property and equipment, net	4,996,228	4,930,231
The Group recorded depreciation expenses of RMB527,970 and RMB 648,629 for the six months ended June 30, 2020 and 2021, respectively.

8.
Intangible Assets, Net

Intangible assets and related accumulated amortization were as follows:
	December 31, 2020			June 30, 2021
	Gross carrying value	Accumulated amortization	Net carrying value	Gross carrying value	Accumulated amortization	Net carrying value
Domain names and others	4,071	(3,458)	613	4,032	(3,828)	204
The Group recorded amortization expenses of RMB480 and RMB370 for the six months ended June 30, 2020 and 2021, respectively.
9.
Other Non-current Assets

Other non-current assets consist of the following:
	December 31, 2020	June 30, 2021
Non-current portion of national subsidy receivable	651,006	1,004,044
Auto financing receivables	—	1,515,502
Receivables of installment payments for battery	637,402	514,438
Long-term deposits	128,355	474,359
Right of use assets – finance lease	95,887	78,168
Prepayments for purchase of property and equipment	15,072	68,457
Others	34,033	13,931
Total	1,561,755	3,668,899
Long-term deposit mainly consists of deposits to vendors for guarantee of production capacity as well as rental deposit for offices and NIO Houses which will not be collectible within one year.
10.
Accruals and Other Liabilities

Accruals and other liabilities consist of the following:
	December 31, 2020	June 30, 2021
Payables for marketing events	596,110	719,266
Advance from customers	620,907	612,477
Payables for purchase of property and equipment	715,561	608,210
Warranty liabilities	297,446	584,020
Current portion of deferred revenue/income	383,430	524,584
Payable for R&D expenses	402,777	481,738
Salaries and benefits payable	494,726	420,989
Accrued expenses	273,676	301,867
Current portion of deferred construction allowance	60,695	47,874
Interest payables	98,462	40,658
Current portion of finance lease liabilities	33,237	33,147
Payables for traveling expenses of employees	18,672	18,117
Payable to employees for options exercised	278,209	716
Derivative liabilities	—	463
Other payables	330,116	247,425
Total	4,604,024	4,641,551

11.
Borrowings

Borrowings consist of the following:
	December 31, 2020	June 30, 2021
Short-term borrowing
Bank loan(i)	1,550,000	4,130,000
Current portion of convertible notes(ii)	—	1,077,292
Current portion of long-term borrowings(iii)	380,560	39,840
Current portion of loan from joint investor(iv)	—	446,995
Long-term borrowings:
Bank loan(iii)	303,822	62,180
Convertible notes(ii)	5,196,507	9,729,440
Loan from joint investor(iv)	437,950	—
Total	7,868,839	15,485,747

(i)
Short-term bank loan

As of December 31, 2020, we obtained short-term borrowings from several banks of RMB1,550,000 in aggregate. The annual interest rate of these borrowings is approximately 3.3% to 4.85%.
As of June 30, 2021, we obtained short-term borrowings from several banks of RMB4,130,000 in aggregate. The annual interest rate of these borrowings is approximately 3.2% to 4.45%.
The short-term borrowings contain covenants including, among others, limitation on liens, consolidation, merger and sale of the Company’s assets. The Company is in compliance with all of the loan covenants as of December 31, 2020 and June 30, 2021. As of December 31, 2020 and June 30, 2021, certain of the Group’s short-term borrowings were guaranteed by the Company’s subsidiaries or pledged with trade receivable of RMB49,800 and RMB440,159, short-term investments of RMB155,498 and RMB110,000, and restricted cash of nil and RMB904,876, respectively.
(ii)
Convertible notes

On January 30, 2019, the Group issued US$650,000 convertible senior notes and additional US$100,000 senior notes (collectively the “2024 Notes”) to the notes purchasers (the “Notes Offering”). The 2024 Notes bears interest at a rate of 4.50% per year, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2019. The 2024 Notes is convertible into the Company’s American Depositary Shares at the pre-agreed fixed conversion price at the discretion of the holders and will mature for repayment on February 1, 2024. Holders of the 2024 Notes are entitled to require the Company to repurchase all or part of the 2024 Notes in cash on February 1, 2022 or in the event of certain fundamental changes. In connection with the Notes Offering, the Company entered into capped call transactions with certain notes purchasers and/or their respective affiliates and/or other financial institutions (the “Capped Call Option Counterparties”) and used a portion of the net proceeds of the Notes Offering to pay the cost of such transactions. In addition, the Company also entered into privately negotiated zero-strike call option transactions with certain notes purchasers or their respective affiliates (the “Zero-Strike Call Option Counterparties”) and used a portion of the net proceeds of the Notes Offering to pay the aggregate premium under such transactions. The Company accounts for the 2024 Notes as a single instruments as a long-term debt. The debt issuance cost were recorded as reduction to the long-term debts and are amortized as interest expenses using the effective interest method. The value of the 2024 Notes are measured by the cash received. The cost for the capped call transactions have been recorded as deduction of additional paid-in capital within total shareholders’ deficit. The zero-strike call option was deemed as a prepaid forward to purchase the Company’s own shares and recognized as permanent equity at its fair value at inception as a reduction to additional paid in capital in the consolidated balance sheet. In November 2020, US$7.0 in aggregate principal amount of such Notes were converted, pursuant to which the Company issued 735 ADSs to the holders of such Notes. Accordingly, the balance of the notes converted were derecognized and recorded as ordinary shares and additional paid-in capital.
On January 15, 2021, the Company entered into separate and individually privately negotiated agreements with certain holders of its outstanding 2024 Notes to exchange US$581,685 principal amount of the outstanding 2024 Notes for 62,192,017 ADSs with a conversion premium of US$ 56,359 (the “2024 Notes Exchanges”). In connection with the 2024 Notes Exchanges, the Company also entered into agreements with certain financial institutions to terminate a portion of the capped call transactions and Zero-Strike Call transactions with the amount corresponding to the portion of the principal amount of the 2024 Notes that were exchanged. With the termination of the capped call transactions and Zero-Strike Call transactions, the Company received 16,402,643 ADSs on January 15, 2021.
For the 2024 Notes Exchanges, the 2024 Notes with carrying amount of US$578,902 were derecognised with a corresponding amount being recognised as share capital and additional paid-in capital. The conversion premium of US$56,359 was recorded as interest expenses. For the terminations of the capped call transactions and Zero-Strike Call transactions, the amount of the purchase price of the capped call transactions and Zero-Strike Call transactions, terminated of RMB1,849,600 that was previously recorded in the additional paid-in capital was reclassified to treasury stock.
In May 2021, US$1,000 in aggregate principal amount of such notes were converted, pursuant to which the Company issued 115,665 ADSs to the holders of such notes. Accordingly, the balance of the notes converted were derecognized and recorded as ordinary shares and additional paid-in capital.
As of June 30, 2021, the Company reclassified the carrying value of the remaining 2024 Notes with the amount of RMB1,077,292 in current liabilities as a result of the early redemption right by holders on February 1, 2022 of the 2024 Notes.
On September 5, 2019, the Group issued US$200,000 convertible senior notes to an affiliate of Tencent Holdings Limited and Mr. Bin Li, chairman and chief executive officer of the Company. Tencent and Mr. Li each subscribed for US$100,000 principal amount of the convertible notes, each in two equally split tranches. The 360-day Notes could be convertible into Class A ordinary shares (or ADSs) of the Company at a conversion price of US$2.98 per ADS at the holder’s option from the 15th day immediately prior to maturity, and the 3-year Notes will be convertible into Class A ordinary shares (or ADSs) of the Company at a conversion price of US$3.12 per ADS at the holder’s option from the first anniversary of the issuance date. The holders of the 3-year Notes had the right to require the Company to repurchase for cash all of the Notes or any portion thereof on February 1, 2022. The 360-day Notes was recorded in short-term borrowings and the 3-year Notes were recorded in long-term borrowings. The Company will pay an annual premium of 2% at maturity. Interest expenses were accrued over the term of each note using the effective interest method.
In September and December 2020, all of the 360-day Notes due in 2020 and US$50,000 in aggregate principal amount of the 3-year Notes due in 2022 were converted, pursuant to which the Company issued 49,582,686 Class A ordinary shares to the holders of such notes. Such notes were derecognized and recorded as ordinary shares and additional paid-in capital. In January 2021, US$22,526 (RMB148,393) in aggregate principal amount of the 3-year Notes due in 2022 were converted, pursuant to which the Company issued 7,219,872 Class A ordinary shares to the holders of such notes. Such notes were derecognized and recorded as ordinary shares and additional paid-in capital. As of December 31, 2020 and June 30, 2021, the balances of these convertible notes outstanding were RMB326,245 and RMB177,485, respectively.
In January and February 2020, the Company consummated the issuance of convertible notes to several third party investors in an aggregate principal amount of US$200,000. The notes issued bore zero interest and matured on February 4, 2021. Prior to maturity, the holder of the notes had the right to convert the notes (a) after the six-month anniversary, into ADSs representing Class A ordinary shares of the Company at an initial conversion price of US$3.07 per ADS or (b) upon the completion of a bona fide issuance of equity securities of the Company for fundraising purposes, into ADSs representing Class A ordinary shares of the Company at the conversion price derived from such equity financing. The notes were recorded in short-term borrowings with interest expenses accrued over the term using the effective interest method. The debt issuance cost were recorded as reduction to the short-term borrowings and are amortized as interest expenses using the effective interest method. In July and August 2020, all of such notes were converted, pursuant to which the Company issued 65,146,600 ADSs to the holders of such notes. Such notes were derecognized and recorded as ordinary shares and additional paid-in capital. As of December 31, 2020 and June 30, 2021, the balances of these convertible notes outstanding were nil.
In March 2020, the Company consummated the issuance of convertible notes to several third party investors with an aggregate principal amount of US$235,000. The notes issued bore zero interest and matured on March 5, 2021. Prior to maturity, holders of the notes had the right to convert either all or part of the principal amount of the notes into Class A ordinary shares (or ADSs) of the Company from September 5, 2020, at a conversion price of US$3.50 per ADS, subject to certain adjustments. The notes were recorded in short-term borrowings with interest expenses accrued over the term using the effective interest method. The debt issuance costs were recorded as reduction to the short-term borrowings and amortized as interest expenses using the effective interest method. In September and October 2020, all of such notes were converted, pursuant to which the Company issued 67,142,790 Class A ADSs to the holders of such notes. Such notes were derecognized and recorded as ordinary shares and additional paid-in capital. As of December 31, 2020 and June 30, 2021, the balances of these convertible notes outstanding were nil.
In January 2021, the Group issued US$750,000 convertible senior notes due 2026 (the “2026 Notes”) and US$750,000 convertible senior notes due 2027 (the “2027 Notes,” and, together with the 2026 Notes, the “Notes”). The 2026 Notes bears no interest and the 2027 Notes bears interest at a rate of 0.50% per year, which is payable semiannually in arrears on February 1 and August 1 of each year, beginning on August 1, 2021. Holders may convert their 2026 notes at their option prior to the close of business on the business day immediately preceding August 1, 2025, and holders may convert their 2027 notes at their option prior to the close of business on the business day immediately preceding August 1, 2026. The initial conversion price is US$93.06 per ADS for the Notes, subject to customary anti-dilution adjustments. Upon conversion, the Company will pay or deliver, as the case may be, cash, ADSs, or a combination of cash and ADSs, at the Company’s discretion. Holders of the 2026 notes have the right to require the Company to repurchase for cash all or part of their notes on February 1, 2024 or in the event of certain fundamental changes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest. Holders of the 2027 notes have the right to require the Company to repurchase for cash all or part of their notes on February 1, 2025 or in the event of certain fundamental changes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest.
The Company early adopted ASU 2020-06 which eliminates the cash conversion accounting models for the Notes. Accordingly, the principal amount of the Notes was reported as one single unit of account in long-term borrowings at its principal amount, net of debt issuance costs of US$26,340, on the basis of not electing fair value option for the notes and no substantial premium to be offered. The Notes are subsequently measured at amortized cost with interest expenses accrued over the term of the Notes using the effective interest method. As of June 30, 2021, the carrying amount of the Notes were RMB9,729,440.

(iii)
Long-term bank loan

				As of December 31, 2020			As of June 30, 2021
				Current portion			Current portion
Ref.	Date of borrowing	Lender/Banks	Maturity/ Repayment date	Outstanding loan	according to the repayment schedule	Long- term portion	Outstanding loan	according to the repayment schedule	Long- term portion
1	May 17, 2017	Bank of Nanjing	May 17, 2022	275,382	200,000	75,382	—	—	—
2	January 25, 2018	China Merchants Bank	January 25, 2021	42,000	42,000	—	—	—	—
3	September 14, 2018	China Merchants Bank	September 13, 2021	46,000	46,000	—	—	—	—
4	February 2, 2018	China CITIC Bank	February 1, 2021	34,500	34,500	—	—	—	—
5	August 17, 2018	China CITIC Bank	March 7, 2021	39,500	39,500	—	—	—	—
6	March 29, 2019	Hankou Bank	March 29, 2022	197,000	2,000	195,000	—	—	—
7	December 24, 2020	Bank of Shanghai	December 24, 2023	50,000	16,560	33,440	41,720	16,560	25,160
8	February 8, 2021	Bank of Shanghai	February 8, 2024	—	—	—	60,300	23,280	37,020
	Total			684,382	380,560	303,822	102,020	39,840	62,180
The long-term borrowings contain covenants including, among others, limitation on liens, consolidation, merger and sale of the Company’s assets. The Company is in compliance with all of the loan covenants as of December 31, 2020 and June 30, 2021. As of December 31, 2020 and June 30, 2021, certain of the Group’s long-term borrowings were guaranteed by the Company’s subsidiaries or pledged with trade receivable of RMB65,138 and RMB152,512, respectively.
(iv)
Loan from joint investor

On May 18, 2017, the Group entered into a joint investment agreement with Wuhan Donghu New Technology Development Zone Management Committee (“Wuhan Donghu”) to set up an entity (the “PE WHJV”). Wuhan Donghu subscribed for RMB384,000 paid in capital in PE WHJV with 49% of the shares. On June 30, 2017, September 29, 2017 and April 16, 2018, Wuhan Donghu injected RMB50,000, RMB100,000 and RMB234,000 in cash to PE WHJV, respectively. Pursuant to the investment agreement, Wuhan Donghu does not have substantive participating rights to PE WHJV, nor is allowed to transfer its equity interest in PE WHJV to other third party. In addition, within five years or when the net assets of PE WHJV is less than RMB550,000, the Group is obligated to purchase from Wuhan Donghu all of its interest in PE WHJV at its investment amount paid plus interest at the current market rate announced by PBOC. As such, the Group consolidates PE WHJV. The investment by Wuhan Donghu is accounted for as a loan because it is only entitled to fixed interest income and subject to repayment within five years or upon the financial covenant violation. As of December 31, 2020 and June 30, 2021, RMB53,950 and RMB62,995 of interest were accrued at the benchmark rate of medium and long-term loan announced by PBOC.
As of June 30, 2021, the Company reclassified the carrying value of the remaining loan from joint venture with the amount of RMB446,995 in current liabilities as a result of the mature date of the loan is dated at May 17, 2022.

12.
Other Non-Current Liabilities

Other non-current liabilities consist of the following:
	December 31, 2020	June 30, 2021
Deferred revenue	677,824	1,041,937
Warranty liabilities	655,500	824,814
Deferred government grants	326,373	319,331
Deferred construction allowance	49,484	21,673
Non-current finance lease liabilities	55,107	37,999
Others	85,618	198,247
Total	1,849,906	2,444,001
Deferred government grants mainly consist of specific government subsidies for purchase of land use right and buildings, product development and renewal of production facilities, which is amortized using the straight-line method as a deduction of the amortization expense of the land use right over its remaining estimated useful life.
Deferred construction allowance consists of long-term payable of construction projects, with payment terms over one year.
13.
Revenue

Revenue by source consists of the following:
	Six Months Ended June 30,
	2020	2021
Vehicle sales	4,741,686	15,317,600
Sales of packages	102,351	220,638
Battery upgrade service	—	220,410
Sales of charging pile	69,717	168,177
Others	177,128	503,555
Total	5,090,882	16,430,380
For the six months ended June 30, 2020 and 2021, revenue recognised at a point in time was RMB4,961,338 and RMB16,181,916, respectively, and revenue recognised over time was RMB129,544 and RMB248,464, respectively.
14.
Deferred Revenue/Income

The following table shows a reconciliation in the current reporting period related to carried-forward deferred revenue/income.
	June 30, 2020	June 30, 2021
Deferred revenue/income – beginning of period	485,087	1,061,254
Additions	323,601	849,879
Recognition	(162,814)	(344,073)
Effects on foreign exchange adjustment	1,181	(539)
Deferred revenue/income – end of period	647,055	1,566,521
Deferred revenue mainly includes the transaction price allocated to the performance obligations that are unsatisfied, or partially satisfied, which mainly arises from the undelivered home chargers, the vehicle connectivity service, the extended lifetime warranty service, the points offered to customers as well as battery swapping service embedded in the vehicle sales contract, with unrecognized deferred revenue balance of RMB1,006,824 and RMB1,522,615 as of December 31, 2020 and June 30, 2021.
The Group expects that 33% of the transaction price allocated to unsatisfied performance obligation as at June 30, 2021 will be recognized as revenue during the period from July 1, 2020 to June 30, 2021. The remaining 67% will be recognized during the period from July 1, 2021 to December 31, 2025.
Deferred income includes the reimbursement from a depository bank in connection with the advancement of the Company’s ADR and investor relations programs in the next five years. The Company initially recorded the payment from the depository bank as deferred income and then recognized as other gain over the beneficial period, with unrecognized deferred income balance of RMB54,430 and RMB43,906 as of December 31, 2020 and June 30, 2021.
15.
Manufacturing in collaboration with JAC

In May 2016, April 2019 and March 2020, the Group entered into an arrangement with JAC for the manufacture of the ES8, ES6 and EC6 for five years. Pursuant to the arrangement, JAC built up a new manufacturing plant (“Hefei Manufacturing Plant”) and is responsible for the equipment used on the product line while NIO is responsible for the tooling. For each vehicle produced the Group pays processing fee to JAC on a per-vehicle basis monthly for the first three years on the basis that NIO provides all the raw materials to JAC. In addition, for the first 36 months after agreed time of start of production, which was April 2018, the Group should compensate JAC operating losses incurred in Hefei Manufacturing Plant. For the six months ended June 30, 2020 and 2021, JAC charged the Group RMB55,270 and nil, respectively, based on the actual losses incurred in Hefei Manufacturing Plant during the same periods, which was recorded in cost of sales.
16.
Research and Development Expenses

Research and development expenses consist of the following:
	Six Months Ended June 30,
	2020	2021
Employee compensation	634,742	928,938
Design and development expenses	294,708	487,405
Depreciation and amortization expenses	94,793	105,406
Rental and related expenses	26,700	26,920
Travel and entertainment expenses	5,790	12,901
Others	10,811	8,644
Total	1,067,544	1,570,214

17.
Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of the following:
	Six Months Ended June 30,
	2020	2021
Employee compensation	748,977	1,166,544
Marketing and promotional expenses	202,990	611,617
Rental and related expenses	250,540	307,536
Depreciation and amortization expenses	204,626	157,339
Professional services	159,654	139,674
IT consumable, office supply and other low value consumable	34,174	47,925
Bad debt provision	20,477	20,586
Travel and entertainment expenses	11,835	29,406
Others	151,861	214,381
Total	1,785,134	2,695,008

18.
Redeemable non-controlling interests

Investment in XPT Auto
XPT (Jiangsu) Automotive Technology Co., Ltd. (“XPT Auto”), the Group’s wholly owned subsidiary had its redeemable preferred share (“XPT Auto PS”) financing of RMB1,269,900 to certain third party strategic investors in the second quarter of 2018. These third party strategic investors’ contributions in XPT Auto were accounted for as the Group’s redeemable non-controlling interests and were classified as Mezzanine equity. Pursuant to XPT Auto’s share purchase agreement, the XPT Auto PS issued to third party strategic investors have the same rights as the existing ordinary shareholder of XPT Auto except that they have following privileges:
Redemption
The holders of XPT Auto PS have the option to request XPT Auto to redeem those shares under certain circumstance: (1) a qualified initial public offering of XPT Auto has not occurred by the fifth anniversary after the issuance of XPT Auto PS; (2) XPT Auto doesn’t meet its performance target (revenue and net profit) for each of the year during FY2019 and FY2023; or (3) a deadlock event lasts for 60 working days and cannot be resolved.
The redemption price should be equal to the original issue price plus simple interest on the original issue price at the rate of 10% per annum minus the dividends paid up to the date of redemption.
Liquidation
In the event of any liquidation, the holders of XPT Auto PS have preference over holders of ordinary shares. On a return of capital on liquidation, XPT Auto’s assets available for distribution among the investors shall first be paid to XPT Auto PS investors at the amount equal to the original issue price plus simple interest on the original issue price at the rate of 10% per annum minus the dividends paid up to the date of liquidation. The remaining assets of XPT Auto shall all be distributed to its ordinary shareholders.
The Company recognized accretion to the respective redemption value of the XPT Auto PS as a reduction of additional paid in capital over the period starting from issuance date. For the six months ended June 30, 2020 and 2021, the Company recorded RMB63,122 and nil, respectively, of accretion on redeemable non-controlling interests to redemption value.
In November 2020, the Company, through its wholly owned subsidiary, purchased all the equity interests in XPT Auto held by its minority shareholders with a cash consideration of RMB1.6 billion, which equaled the redemption price. As a result, the Company indirectly wholly owned XPT Auto thereafter. The

Company accounted for such transaction as an equity transaction. The equity interests held by the minority shareholders, which were recorded as redeemable non-controlling interests with the carrying value of RMB1.6 billion, were derecognized accordingly.
Investment in NIO China
On April 29, 2020, the Company entered into definitive agreements, as amended and supplemented in May and June 2020, for investments in NIO Holding, the legal entity of NIO China wholly owned by the Company pre-investment, with a group of investors (collectively, the “Strategic Investors”), pursuant to which, the Strategic Investors agreed to invest an aggregate of RMB7.0 billion in cash into NIO China for its non-controlling interest. In June and July 2020, the Company received RMB5.0 billion. On September 16, 2020, pursuant to a share transfer agreement, the Company repurchased 8.612% equity interests owned by one of the Strategic Investors of NIO China with the total consideration of RMB511.5 million, consisting of the actual capital investment plus accrued interest. On February 2021, the Company, through one of its wholly-owned subsidiaries, purchased from two of the Strategic Investors an aggregate of 3.305% equity interests in NIO China for a total consideration of RMB5.5 billion and subscribed for newly increased registered capital of NIO China at a subscription price of RMB10.0 billion. As a result of these transactions, as of June 30, 2021, the registered capital of NIO China was approximately RMB6.167 billion, and the Company hold 90.360% controlling equity interests in NIO China. The Company is fulfilling the Company’s other obligations, including injecting the Asset Consideration into NIO China, in accordance with the Hefei Agreements.
Pursuant to NIO China’s share purchase agreement, each of the Strategic Investors has the right to request the Company to redeem their equity interests in NIO China at an agreed price in case of NIO China’s failure to submit the application for a Qualified Initial Public Offering in 48 months commencing from June 29, 2020, failure to complete a Qualified Initial Public Offering in 60 months commencing from June 29, 2020, or other events as set forth in the share purchase agreement. The agreed price is calculated based on each non-controlling shareholder’s cash investment to NIO China plus an annual interest rate of 8.5%. that is not solely within the control of the Company.
As the redemption is at the holders’ option and is upon the occurrence of the events that are not solely within the control of the Company, these Strategic Investors’ contributions in NIO China were classified as mezzanine equity and is subsequent accreted to the redemption price using the agreed interest rate as a reduction of additional paid in capital. For the six-month ended June 30, 2020 and 2021, the Company recorded RMB6,682 and RMB4,496,164 of accretion on redeemable non-controlling interests to redemption value.
19.
Ordinary Shares

Upon inception, each ordinary share was issued at a par value of US$0.00025 per share. Various numbers of ordinary shares were issued to share-based compensation award recipients. Each Class A ordinary share shall entitle theholder thereof to one (1) vote on all matters subject to vote at general meetings of our company, each Class B ordinary share shall entitle theholder thereof to four (4) votes on all matters subject to vote at general meetings of our company, and each Class C ordinary share shallentitle the holder thereof to eight (8) votes on all matters subject to vote at general meetings of our company.
As of December 31, 2020 and June 30, 2021, the authorized share capital of the Company is US$1,000 divided into 4,000,000,000 shares, comprising of: 2,503,736,290 Class A Ordinary Shares, 128,293,932 Class B Ordinary Shares, 148,500,000 Class C Ordinary Shares, each at a par value of US$0.00025 per share, and 1,219,469,778 shares of a par value of US$0.00025 each of such class or classes as the board of directors may determine.
On June 15, 2020 and subsequently on June 18, 2020, the Company consummated the follow-on offering of a total of 82,800,000 American depositary shares (the “ADSs”) at a price of US$5.95 per ADS.
On September 2, 2020, the Company consummated another follow-on offering of a total of 101,775,000 American depositary shares (the “ADSs”) at a price of US$17.00 per ADS.

On December 16, 2020 and subsequently on December 17, 2020, the Company consummated another follow-on offering of a total of 78,200,000 American depositary shares (the “ADSs”) at a price of US$39.00 per ADS.
As disclosed in Note 11 (ii), the Company induced early conversion of its outstanding 2024 Notes and with US$ 581,685 principal amount (including additional 9% premium) in January 2021 and issued a total of 62,192,017 ADSs. In May 2021, US$1,000 in aggregate principal amount of such notes were converted, pursuant to which the Company issued 115,665 ADSs to the holders of such notes.
As of December 31, 2020 and June 30, 2021, 4,000,000,000 ordinary shares were authorized. 1,529,031,103 shares and 1,604,781,760 shares were issued, and 1,526,539,388 shares and 1,586,241,009 shares were outstanding as of December 31, 2020 and June 30, 2021, respectively. The share number excludes 34,436,959 Class A Ordinary Shares issued to the depositary bank for bulk issuance of ADSs reserved for future issuance upon the exercise or vesting of awards granted under the Company’s share incentive plans.
20.
Share-based Compensation

Compensation expenses recognized for share-based awards granted by the Company were as follows:
	Six Months Ended June 30,
	2020	2021
Cost of sales	2,204	12,044
Research and development expenses	19,599	119,286
Selling, general and administrative expenses	55,852	216,529
Total	77,655	347,859
There was no income tax benefit recognized in the consolidated statements of comprehensive loss for share-based compensation expenses and the Group did not capitalize any of the share-based compensation expenses as part of the cost of any assets in the six months ended June 30, 2020 and 2021.
(a) NIO Incentive Plans
In 2015, the Company adopted the 2015 Stock Incentive Plan (the “2015 Plan”), which allows the plan administrator to grant options and restricted shares of the Company to its employees, directors, and consultants.
The Company granted both share options and restricted shares to the employees. The share options and restricted shares of the Company under 2015 Plan have a contractual term of ten years from the grant date, and vest over a period of four years of continuous service, one fourth (1/4) of which vest upon the first anniversary of the stated vesting commencement date and the remaining vest ratably over the following 36 months. Under the 2015 plan, share options granted to the non-NIO US employees of the Group are only exercisable upon the occurrence of an initial public offering by the Company.
In 2016, 2017 and 2018, the Board of Directors further approved the 2016 Stock Incentive Plan (the “2016 Plan”), the 2017 Stock Incentive Plan (the “2017 Plan”) and the 2018 Stock Incentive Plan (the “2018 Plan”). The share options of the Company under 2016 and 2017 Plan have a contractual term of seven or ten years from the grant date, and vest immediately or over a period of four or five years of continuous service.
The Group did not recognize any share-based compensation expenses for options granted to the non- NIO US employees of the Group until completion of the Company’s IPO on September 12, 2018. The Group recognized the share options and restricted shares of the Company granted to the employees of NIO US on a straight-line basis over the vesting term of the awards, net of estimated forfeitures. Share-based compensation expenses for options granted to the non-NIO US employees of the Group before IPO were recognized by using the graded-vesting method.

(i)
Share Options

The following table summarizes activities of the Company’s share options under the 2016, 2017 and 2018 Plans for the six months ended June 30, 2020 and 2021:
	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
		US$	In Years	US$
Outstanding as of December 31, 2019	88,843,972	2.38	6.77	164,363
Granted	17,608,700	2.40	—	—
Exercised	(8,096,413)	1.05	—	—
Cancelled	(7,397,183)	3.00	—	—
Expired	(1,280,689)	4.49	—	—
Outstanding as of June 30, 2020	89,678,387	2.43	7.07	474,734
Outstanding as of December 31, 2020	79,318,499	3.59	6.39	3,581,119
Granted	2,321,150	41.52	—	—
Exercised	(5,991,747)	2.20	—	—
Cancelled	(1,310,894)	13.38	—	—
Expired	(2,473)	8.77	—	—
Outstanding as of June 30, 2021	74,334,535	4.72	5.95	3,604,103
Vested and expected to vest as of December 31, 2020	78,405,625	3.58	6.39	3,540,734
Exercisable as of December 31, 2020	32,504,454	2.28	6.24	1,510,113
Vested and expected to vest as of June 30, 2021	73,658,225	4.69	5.96	3,572,997
Exercisable as of June 30, 2021	39,651,955	2.54	6.00	2,008,926
The total share-based compensation expenses recognized for share options during the six months ended June 30, 2020 and 2021 was RMB76,543 and RMB240,699 respectively.
The weighted-average grant date fair value for options granted under the Company’s 2016, 2017 and 2018 Plans during the Six months ended June 30, 2020 and 2021 was US$1.23 and US$34.19, respectively, computed using the binomial option pricing model with the assumptions (or ranges thereof) in the following table:
	Six months ended June 30,
	2020	2021
Exercise price (US$)	2.38 – 3.98	2.39 – 41.53
Fair value of the ordinary shares on the date of option grant (US$)	2.38 – 3.98	39.54 – 41.53
Risk-free interest rate	0.50% – 1.00%	1.24% – 1.47%
Expected term (in years)	7 – 10	7 – 10
Expected dividend yield	0%	0%
Expected volatility	53%	55%
Expected forfeiture rate (pre-vesting)	6%	2%
Risk-free interest rate is estimated based on the yield curve of US Sovereign Bond as of the option valuation date. The expected volatility at the grant date and each option valuation date is estimated based on annualized standard deviation of daily stock price return of comparable companies with a time horizon close to the expected expiry of the term of the options. The Company has never declared or paid any cash dividends on its capital stock, and the Group does not anticipate any dividend payments in the foreseeable future. Expected term is the contract life of the options.

As of June 30, 2020, and June 30, 2021, there were RMB55,097 and RMB88,822 of unrecognized compensation expenses related to the stock options granted to the employees of NIO US, which is expected to be recognized over a weighted-average period of 3.13 and 2.33 years, respectively.
As of June 30, 2020 and June 30, 2021, there were RMB308,995 and RMB632,908 of unrecognized compensation expenses related to the stocks options granted to the Group’s non-NIO US employees which is expected to be recognized over a weighted-average period of 2.62 years and 1.80 years, respectively.
(ii)
Restricted shares

The fair value of each restricted share granted with service conditions is estimated based on the fair market value of the underlying ordinary shares of the Company on the date of grant.
Share-based compensation expenses of nil and 7,346 related to restricted shares granted to the employees of NIO US was recognized for the six months ended June 30, 2020 and 2021, respectively.
As of December 31, 2020, and June 30, 2021, there were nil and 34,180 of unrecognized compensation expenses related to restricted shares granted to the employees of NIO US, which is expected to be recognized over a weighted-average period of nil and 3.83 years, respectively.
The following table summarizes activities of the Company’s restricted shares to US employees under the 2016 plan:
	Number of Restricted Shares Outstanding	Weighted Average Grant Date Fair Value
		US$
Unvested at December 31, 2019 and June 30, 2020	—	—
Unvested at December 31, 2020	—	—
Grant	162,880	40.15
Vested	—	—
Forfeited	(23,140)	40.28
Unvested at June 30, 2021	139,740	40.13
The following table summarizes activities of the Company’s restricted shares to non-US employees under the 2017 and 2018 plan:
	Number of Restricted Shares Outstanding	Weighted Average Grant Date Fair Value
		US$
Unvested at December 31, 2019 and June 30, 2020	31,948	6.60
Unvested at December 31, 2020	1,735,744	40.05
Granted	6,306,749	32.80
Vested	(584,963)	41.33
Forfeited	(169,153)	38.33
Unvested at June 30, 2021	7,288,377	31.74
As of December 31, 2020 and June 30, 2021, there were RMB472,628 and RMB1,479,827 of unrecognized compensation expenses related to restricted shares granted to the non-US employees, which is expected to be recognized over a weighted-average period of 3.65 and 3.70 years, respectively.
Share-based compensation expenses of RMB1,112 and RMB99,814 related to restricted shares granted to the non-US employees was recognized for the six months ended June 30, 2020 and 2021, respectively.

21.
Loss Per Share

Basic loss per share and diluted loss per share have been calculated in accordance with ASC 260 on computation of earnings per share for the six months ended June 30, 2020 and 2021 as follows:
	Six Months Ended June 30,
	2020	2021
Numerator:
Net loss	(2,868,462)	(1,038,218)
Accretion on redeemable non-controlling interests to redemption value	(63,122)	(4,496,164)
Net loss attributable to non-controlling interests	900	145
Net loss attributable to ordinary shareholders of NIO Inc. for basic/dilutive net loss per share	(2,930,684)	(5,534,237)
Denominator:
Weighted-average number of ordinary shares outstanding – basic and diluted	1,046,063,586	1,557,911,888
Basic and diluted net loss per share attributable to ordinary shareholders of NIO Inc.	(2.80)	(3.55)
For the six months ended June 30, 2020 and 2021, the Company had potential ordinary shares, including non-vested restricted shares, option granted and Convertible Notes. As the Group incurred losses for the six months ended June 30, 2020 and 2021, these potential ordinary shares were anti-dilutive and excluded from the calculation of diluted net loss per share of the Company. Such weighted average numbers of ordinary shares outstanding are as following:
	Six Months Ended June 30,
	2020	2021
Non-vested restricted shares	425	—
Outstanding weighted average options granted	30,517	57,543,920
Convertible notes	235,956	24,649,487
Total	266,898	82,193,407

22.
Related Party Balances and Transactions

The principal related parties with which the Group had transactions during the periods presented are as follows:
Name of Entity or Individual	Relationship with the Company
Ningbo Meishan Bonded Port Area Weilan Investment Co., Ltd.	Controlled by Principal Shareholder
Suzhou Zenlead XPT New Energy Technologies Co., Ltd.	Affiliate
Kunshan Siwopu Intelligent Equipment Co., Ltd.	Affiliate
Nanjing Weibang Transmission Technology Co., Ltd.	Affiliate
Wuhan Weineng Battery Assets Co., Ltd.	Affiliate
Xunjie Energy (Wuhan) Co., Ltd.	Affiliate
Shanghai Weishang Business Consulting Co., Ltd.	Controlled by Principal Shareholder
Beijing Bit Ep Information Technology Co., Ltd.	Controlled by Principal Shareholder
Serene View Investment Limited	Controlled by Principal Shareholder
Huang River Investment Limited	Controlled by Principal Shareholder
Shanghai Yiju Information Technology Co., Ltd.	Controlled by Principal Shareholder
Tianjin Boyou Information Technology Co., Ltd.	Controlled by Principal Shareholder
Beijing Yiche Information Science and Technology Co., Ltd.	Controlled by Principal Shareholder
Beijing Yiche Interactive Advertising Co., Ltd.	Controlled by Principal Shareholder
Wistron Info Comm (Kunshan) Co., Ltd.	Subsidiary’s non-controlling shareholder
Beijing Chehui Hudong Guanggao Co., Ltd.	Controlled by Principal Shareholder
Beijing Xinyi Hudong Guanggao Co., Ltd.	Controlled by Principal Shareholder
Xtronics Innovation Ltd.	Subsidiary’s non-controlling shareholder
Beijing Bitauto Interactive Technology Co., Ltd.	Controlled by Principal Shareholder
In December 2020, Mr. Bin Li resigned as chairman of the Board in Beijing Bitauto Interactive Technology Co., Ltd Since then, Beijing Bitauto Interactive Technology Co., Ltd., Beijing Xinyi Hudong Guanggao Co., Ltd., Bite Shijie (Beijing)Keji Co., Ltd. and Beijing Chehui Hudong Guanggao Co., Ltd. were no longer controlled by Mr. Bin Li, and were no longer the Group’s related parties.
(a)
The Group entered into the following signif icant related party transactions:

(i)
Provision of service

For the six months ended June 30, 2020 and 2021, service income was primarily generated from property management and miscellaneous research and development services the Group provided to its related parties.
	Six Months Ended June 30,
	2020	2021
Wuhan Weineng Battery Assets Co., Ltd.	—	10,322
Nanjing Weibang Transmission Technology Co., Ltd.	805	806
Total	805	11,129

(ii)
Acceptance of advertising and IT support services

	Six Months Ended June 30,
	2020	2021
Beijing Bit Ep Information Technology Co., Ltd.	1,999	2,026
Tianjin Boyou Information Technology Co., Ltd.	19	217
Beijing Chehui Hudong Guanggao Co., Ltd.	40,470	—
Beijing Xinyi Hudong Guanggao Co., Ltd.	14,335	—
Nanjing Weibang Transmission Technology Co., Ltd.	799	—
Beijing Yiche Information Science and Technology Co., Ltd.	265	—
Shanghai Yiju Information Technology Co., Ltd.	123	—
Total	58,010	2,243

(iii)
Cost of manufacturing consignment

	Six Months Ended June 30,
	2020	2021
Suzhou Zenlead XPT New Energy Technologies Co., Ltd.	42,477	69,797

(iv)
Purchase of raw material, property and equipment

	Six Months Ended June 30,
	2020	2021
Kunshan Siwopu Intelligent Equipment Co., Ltd.	8,142	144,318
Nanjing Weibang Transmission Technology Co., Ltd.	41,275	108,402
Xunjie Energy (Wuhan) Co., Ltd.	—	12,699
Total	49,417	265,419

(v)
Sale of raw material, property and equipment

	Six Months Ended June 30,
	2020	2021
Wistron Info Comm (Kunshan) Co., Ltd.	54	—

(vi)
Insterest accrual

	Six Months Ended June 30,
	2020	2021
Huang River Investment Limited	11,786	7,525
Serene View Investment Limited	94,256	—
Total	106,042	7,525

(vii)
Acceptance of R&D and maintenance service

	Six Months Ended June 30,
	2020	2021
Kunshan Siwopu Intelligent Equipment Co., Ltd.	199	2,736
Xunjie Energy (Wuhan) Co., Ltd.	—	211
Total	199	2,947

(viii)
Loan from related party

	Six Months Ended June 30,
	2020	2021
Beijing Bitauto Interactive Technology Co., Ltd.	260,000	—
In 2020, the Group signed loan agreements with Beijing Bitauto Interactive Technology Co., Ltd. for an aggregate loan amount of RMB260,000 at an interest rate of 6%. In March 2020, RMB130,000 was repaid.
(ix)
Sales of goods

	Six Months Ended June 30,
	2020	2021
Wuhan Weineng Battery Assets Co., Ltd.	—	1,587,527
Beijing Yiche Interactive Advertising Co., Ltd.	—	485
Shanghai Weishang Business Consulting Co., Ltd.	—	86
Total	—	1,588,098

(b)
The Group had the following signif icant related party balances:

(i)
Amounts due from related parties

	December 31, 2020	June 30, 2021
Wuhan Weineng Battery Assets Co. Ltd.	118,779	454,223
Ningbo Meishan Bonded Port Area Weilan Investment Co., Ltd.	50,000	50,000
Nanjing Weibang Transmission Technology Co., Ltd.	509	277
Kunshan Siwopu Intelligent Equipment Co., Ltd.	617	—
Wistron Info Comm (Kunshan) Co., Ltd.	—	—
Total	169,905	504,500

(ii)
Amounts due to related parties

	December 31, 2020	June 30, 2021
Suzhou Zenlead XPT New Energy Technologies Co., Ltd.	273,982	228,604
Kunshan Siwopu Intelligent Equipment Co., Ltd.	11,986	138,774
Nanjing Weibang Transmission Technology Co., Ltd.	51,687	50,179
Xunjie Energy (Wuhan) Co., Ltd.	513	10,027
Wistron Info Comm (Kunshan) Co., Ltd.	3,007	2,339
Xtronics Innovation Ltd.	1,493	1,161
Beijing Bit Ep Information Technology Co., Ltd.	1,768	1,077
Beijing Yiche Information Science and Technology Co., Ltd.	167	—
Total	344,603	432,161

(iii)
Interest payable

	December 31, 2020	June 30, 2021
Huang River Investment Limited	3,391	3,063

(iv)
Long-term borrowings and interest payable

	December 31, 2020	June 30, 2021
Huang River Investment Limited	531,507	377,187

23.
Commitment and Contingencies

(a)
Capital commitments

Capital expenditures contracted for at the balance sheet dates but not recognized in the Group’s consolidated financial statements are as follows:
	December 31, 2020	June 30, 2021
Property and equipment	428,448	1,563,984
Leasehold improvements	54,911	187,139
Total	483,359	1,751,123

(b)
Contingencies

Between March and July 2019, several putative securities class action lawsuits were filed against the Company, certain of the Company’s directors and officers, the underwriters in the IPO and the process agent, alleging, in sum and substance, that the Company’s statements in the Registration Statement and/or other public statements were false or misleading and in violation of the U.S. federal securities laws. Some of these actions have been withdrawn, transferred or consolidated. Currently, three securities class actions remain pending in the U.S. District Court for the Eastern District of New York (E.D.N.Y.), Supreme Court of the State of New York, New York County (N.Y. County), and Supreme Court of the State of New York, County of Kings (Kings County) respectively. In the E.D.N.Y. action, the Company and other defendants filed their Motion to Dismiss on October 19, 2020. Certain of the Company’s directors and officers, who were named as defendants in this action, joined the company’s Motion. On August 12, 2021, the Court denied the Motion to Dismiss. In the New York county action, by an order dated March 23, 2021, the Court granted the plaintiffs’ motion to lift the stay in favor of the federal action. Plaintiffs subsequently filed an amended complaint on April 2, 2021.The Company and other defendants filed a motion to dismiss on May 17, 2021. Briefing on the Motion to Dismiss was completed on August 2, 2021. The Court’s decision on the Motion is pending. In the Kings County action, the judge has yet to be assigned and there has not been any major development. These actions remain in their preliminary stages. The Company is currently unable to determine any estimate of the amount or range of any potential loss, if any, associated with the resolution of such lawsuits, if they proceed.
The Group is subject to legal proceedings and regulatory actions in the ordinary course of business, such as disputes with landlords, suppliers, employees, etc. The results of such proceedings cannot be predicted with certainty, but the Group does not anticipate that the final outcome arising out of any of such matters will have a material adverse effect on the consolidated balance sheets, comprehensive loss or cash flows on an individual basis or in the aggregate. As of December 31, 2020 and June 30, 2021, the Group is not a party to any material legal or administrative proceedings.

PROSPECTUS
NIO Inc.
CLASS A ORDINARY SHARES
We may from time to time in one or more offerings offer and sell our Class A ordinary shares, including Class A ordinary shares represented by American depositary shares, or ADSs.
In addition, from time to time, the selling shareholders to be named in a prospectus supplement may offer and sell our Class A ordinary shares held by them. The selling shareholders may sell shares of our Class A ordinary shares through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of shares of our Class A ordinary shares by the selling shareholders.
We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.
These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 37 of this prospectus.
The ADSs are listed on the New York Stock Exchange under the symbol “NIO.” On June 8, 2020, the last reported sale price of the ADSs on the New York Stock Exchange was US$5.97 per ADS.
Investing in the ADSs involves a high degree of risk. You should carefully consider the “Risk Factors” which may be included in any prospectus supplement or are incorporated by reference into this prospectus.
This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 9, 2020.

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.
You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information About Us.” In this prospectus, unless otherwise indicated or unless the context otherwise requires:
•
the terms “we,” “us,” “our company,” “our” and “NIO” refer to NIO Inc., our Cayman Islands holding company and its subsidiaries, its consolidated variable interest entities and the subsidiaries of the consolidated variable interest entities;

•
“shares” and “ordinary shares” refer to our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares, each of par value US$0.00025 per share, “Class A ordinary shares” refers to our Class A ordinary shares, par value US$0.00025 per share, “Class B ordinary shares” refers to our Class B ordinary shares, par value US$0.00025 per share, and “Class C ordinary shares” refers to our Class C ordinary shares, par value US$0.00025 per share;

•
“ADSs” refers to our American depositary shares, each of which represents one Class A ordinary share;

•
“China” and “PRC” refer to the People’s Republic of China and, solely for the purpose of this prospectus, exclude Taiwan, Hong Kong and Macau; and

•
all references to “RMB” and “Renminbi” are to the legal currency of China and all references to “U.S. dollars,” “US$,” “dollars” and “$” are to the legal currency of the United States.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “aim,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to, among other things:
•
our goals and growth strategies;

•
the outbreak of COVID-19;

•
our future business development, financial conditions and results of operations;

•
the expected growth of the electric vehicles industry in China;

•
our expectations regarding demand for and market acceptance of our products and services;

•
our expectations regarding our relationships with customers, contract manufacturers, component suppliers, third-party service providers, strategic partners and other stakeholders;

•
competition in our industry;

•
relevant government policies and regulations relating to our industry; and

•
assumptions underlying or related to any of the foregoing.

Although we believe that our expectations expressed in the forward-looking statements included in this prospectus, any prospectus supplement and the documents incorporated by reference are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. These forward-looking statements are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should thoroughly read this prospectus, any prospectus supplement and the documents incorporated by reference with the understanding that our actual future results may be materially different from, or worse than, what we expect. We qualify all of our forward-looking statements by these cautionary statements.
We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

OUR COMPANY
We are a pioneer in China’s premium smart electric vehicle market. We design, jointly manufacture, and sell smart and connected premium electric vehicles, driving innovations in next generation technologies in connectivity, autonomous driving and artificial intelligence. Redefining user experience, we aim to provide users with comprehensive, convenient and innovative charging solutions and other user-centric service offerings. Our Chinese name, Weilai ( ), which means Blue Sky Coming, reflects our commitment to a more environmentally friendly future.
The first model we developed was the EP9 supercar, introduced in 2016. The EP9 set a world record as the then fastest all-electric car on the track at the Nürburgring Nordschleife “Green Hell” track in Germany in May 2017, finishing a lap in 6 minutes and 45.90 seconds. Combined with an attractive design and strong driving performance, the EP9 delivers extraordinary acceleration and best-in-class electric powertrain technology, helping position us as a premium brand.
We launched our first volume manufactured electric vehicle, the seven-seater ES8, to the public at our NIO Day event on December 16, 2017 and began making deliveries to users on June 28, 2018. In December 2018, we launched its variant, the six-seater ES8, with delivery beginning in March 2019. The ES8 is an all-aluminum alloy body, premium electric SUV that offers exceptional performance, functionality and mobility lifestyle. It is equipped with our proprietary e-propulsion system, which is capable of accelerating from zero to 100 kilometers (km) per hour (kph) in 4.4 seconds and delivering a New European Driving Cycle, or NEDC, driving range of up to 355 km and equipped with a 70-kilowatt-hour battery pack. On December 28, 2019, during the third NIO Day held in Shenzhen, China, we released the all-new ES8, the flagship smart premium electric SUV. The all-new ES8 boasts more than 180 product improvements and comes with better performance, longer driving range and a more sophisticated and high-tech design. With the 100-kilowatt-hour battery pack newly released during the third NIO Day and to be delivered in the fourth quarter of 2020, the all-new ES8 has an NEDC range of up to 580 km, a major improvement in its range performance. We began making deliveries of the all-new ES8 in April 2020. In July 2019, NIO ranked the highest in quality among all electric vehicle brands, and the ES8 ranked the highest in quality among all mid-large electric vehicles, in JD Power’s 2019 New Energy Vehicle Experience Index Study. As of December 31, 2019, we had delivered 20,480 ES8s to customers in more than 270 cities.
We launched our second volume manufactured electric vehicle, the ES6, to the public at our NIO Day event on December 15, 2018 and began making deliveries to users in June 2019. The ES6 is a five-seater high-performance long-range premium electric SUV. The ES6 is smaller but more affordable than the ES8, allowing us to target a broader market in the premium SUV segment. Its performance version is equipped with a 160-kW permanent magnet motor and a 240-kW induction motor, and is capable of accelerating from zero to 100 kph within 4.7 seconds. With the 100-kilowatt-hour battery pack to be delivered in the fourth quarter of 2020, the ES6 performance version boasts an NEDC range of up to 610 km. As of December 31, 2019, we had delivered 11,433 ES6s to customers in more than 250 cities.
We launched our third volume manufactured electric vehicle, the EC6, to the public at our NIO Day event on December 28, 2019. EC6 is a smart premium electric coupe SUV. EC6 has an agile coupe design with drag coefficient at only 0.27Cd. It is dynamically shaped and equipped with a 2.1 squaremeter vault glass roof. With the 100-kilowatt-hour battery pack to be delivered in the fourth quarter of 2020, the EC6 boasts an NEDC range of up to 615 km. Users can pre-order the EC6 through the NIO App and we expect to begin making deliveries of the EC6 in September 2020.
We aim to create the most worry-free experience for our users, online or offline, at home or on-the-go. In response to common concerns over the accessibility and convenience of EV charging, we offer a comprehensive, convenient and innovative suite of charging solutions. These solutions, which we call our NIO Power solutions, include Power Home, our home charging solution; Power Swap, our innovative battery swapping service; Power Mobile, our mobile charging service through charging trucks; Power Charger, our public fast charging solution; and Power Express, our 24-hour on-demand pick-up and drop-off charging service. In addition, our vehicles are compatible with China’s national charging standards and have access to a nationwide publicly accessible charging network of approximately 270,000 charging piles. Beyond charging solutions, we offer comprehensive value-added services to our users, such as statutory and third-party liability insurance and vehicle damage insurance through third- party insurers, repair and routine maintenance services, courtesy car during lengthy repairs and maintenance, nationwide roadside assistance, as well as an enhanced data package. We believe these solutions and services, together, will create a holistic user experience throughout the vehicle lifecycle.
The electric powertrain technologies we developed for the EP9 set the technological foundation for the development of our vehicles, from the ES8 to the ES6 and the EC6 and to other future models. Our e-propulsion system consists of three key sub-systems: an electric drive system, or EDS, an energy storage system, or ESS, and a vehicle intelligence control system, or VIS. Our electric powertrain reflects our cutting-edge proprietary technologies and visionary engineering in our EV design.
We are a pioneer in automotive smart connectivity and enhanced Level 2 autonomous driving. NOMI, which we believe is one of the most advanced in-car AI assistants developed by a Chinese company, is a voice activated AI digital companion that personalizes the user’s driving experience. NIO Pilot, our proprietary enhanced Level 2 advanced driver assistance system, or ADAS, is enabled by 23 sensors and equipped with the Mobileye EyeQ®4 ADAS processor, which is eight times more powerful than its predecessor.
We have significant in-house capabilities in the design and engineering of electric vehicles, electric vehicle components and software systems. We have strategically located our teams in locations where we believe we have access to the best talent. Our strong design, engineering and research and development capabilities enable us to launch smart and connected premium electric vehicles that are customized for, and thus appealing to, Chinese consumers. In addition, our research and development efforts also have resulted in an extensive intellectual property portfolio that we believe differentiates us from our competitors.
We adopt an innovative sales model compared to incumbent automobile manufacturers. We sell our vehicles through our own sales network, including NIO Houses, NIO Spaces and our mobile application. NIO Spaces are showrooms for our brand, vehicles and services. NIO Houses not only function as showrooms, but also clubhouses for our users with multiple social functions. Prospective users can place orders using our mobile application and more importantly, our mobile application fosters a dynamic and interactive online platform. We believe our online and offline integrated community which is developing from our NIO Houses, NIO Spaces and mobile application will retain user engagement and cultivate loyalty to our brand, along with other successful branding activities, such as our annual NIO Day and our Drivers’ Championship winning Formula E team.
For more information about our company, please see “Item 4. Information on the Company” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference, and any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.
Corporate Information
Our principal executive offices are located at Building 20, No. 56 AnTuo Road, Jiading District, Shanghai 201804, PRC. Our telephone number at this address is +86-21-6908-2018. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. We maintain our website at https://ir.nio.com/. The information on our websites should not be deemed to be part of this prospectus.

RISK FACTORS
Please see the factors set forth in “Item 3. Key Information — D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act, and in any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).
The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement(s).

DESCRIPTION OF SHARE CAPITAL
We are an exempted company incorporated under the laws of the Cayman Islands and our affairs are governed by our current eleventh amended and restated memorandum and articles of association, the Companies Law (2020 Revision) of the Cayman Islands, which we refer to as the Companies Law below, and the common law of the Cayman Islands.
As of the date of this prospectus, our authorized share capital US$1,000,000 is divided into 4,000,000,000 shares comprising of (i) 2,500,000,000 Class A ordinary shares of a par value of US$0.00025 each, 831,928,082 of which are issued and outstanding, (ii) 132,030,222 Class B ordinary shares of a par value of US$0.00025 each, all of which are issued and outstanding, (iii) 148,500,000 Class C ordinary shares of a par value of US$0.00025 each, all of which are issued and outstanding, and (iv) 1,219,469,778 shares of a par value of US$0.00025 each of such class or classes (however designated) as our board of directors may determine in accordance with our eleventh amended and restated memorandum and articles of association, none of which is issued and outstanding.
The following are summaries of material provisions of our eleventh amended and restated memorandum and articles of association, which became effective upon the completion of the initial public offering of our ADSs in September 2018, and the Companies Law insofar as they relate to the material terms of our ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read our entire eleventh amended and restated memorandum and articles of association, which was filed as an exhibit to our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference. For information on how to obtain copies of our eleventh amended and restated memorandum and articles of association, see “Where You Can Find More Information About Us.”
Ordinary Shares
General.   Our ordinary shares are divided into Class A ordinary shares, Class B ordinary shares and Class C ordinary shares. Holders of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares shall at all times vote together as one class on all resolutions submitted to a vote by the holders of ordinary shares. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Under our eleventh amended and restated memorandum and articles of association, our company may not issue bearer shares.
Conversion.   Each Class B ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder thereof. Each Class C ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder thereof. In no event shall Class A ordinary shares be convertible into Class B ordinary shares or Class C ordinary shares. Upon any sale, transfer, assignment or disposition of any Class B ordinary share or Class C ordinary share by a shareholder to any person who is not an affiliate of such shareholder, or upon a change of ultimate beneficial ownership of any Class B ordinary share or Class C ordinary share to any person who is not an affiliate of the registered shareholder of such share, each such Class B ordinary share and Class C ordinary share, as applicable, shall be automatically and immediately converted into one (1) Class A ordinary share.
Dividends.   The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors, subject to our eleventh amended and restated memorandum articles of association. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. In either case, under the laws of the Cayman Islands, our company may pay a dividend out of either profits or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.
Voting Rights.   Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. Each Class A ordinary share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of our company, each Class B ordinary share shall entitle the holder thereof to four (4) votes on all matters subject to vote at general meetings of our company, and each Class C ordinary share shall entitle the holder thereof to eight (8) votes on all matters subject to vote at general meetings of our company. A poll may be demanded by the chairman of such meeting or any one or more shareholders present in person or by proxy at the meeting.
An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our eleventh amended and restated memorandum and articles of association. Holders of our ordinary shares may effect certain changes by ordinary resolution, including increasing the amount of our authorized share capital, consolidating all or any of our share capital into shares of larger amount than our existing shares, sub-dividing our shares or any of them into shares of an amount smaller than that fixed by our eleventh amended and restated memorandum and articles of association, and cancelling any unissued shares. Both ordinary resolution and special resolution may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our eleventh amended and restated memorandum and articles of association.
Appointment and Removal of Directors.   Our board of directors may, by the affirmative vote of a simple majority of the directors present and voting at a board meeting, appoint any person as a director, to fill a casual vacancy on the board or as an addition to the existing board. Directors may be appointed or removed by ordinary resolution of our shareholders.
General Meetings of Shareholders.   As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our eleventh amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.
Shareholders’ general meetings may be convened by the chairman of board of directors or a majority of our board of directors. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to all of our shares in issue and entitled to vote.
The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our eleventh amended and restated memorandum and articles of association provide that upon the requisition of shareholders representing in aggregate not less than one-third of the votes attaching to the outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our eleventh amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.
Transfer of Ordinary Shares.   Subject to the restrictions in our eleventh amended and restated memorandum and articles of association set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.
Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:
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the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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the instrument of transfer is in respect of only one class of ordinary shares;

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the instrument of transfer is properly stamped, if required;

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in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

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a fee of such maximum sum as the New York Stock Exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
The registration of transfers may, after compliance with any notice required of the New York Stock Exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board of directors may determine.
Liquidation.   On the winding-up of our company, if the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding-up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding-up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.
Calls on Shares and Forfeiture of Shares.   Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.
Redemption, Repurchase and Surrender of Shares.   We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors or by special resolution of our shareholders. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.
Variations of Rights of Shares.   If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class), whether or not our company is being wound-up, may be varied with the consent in writing of holders of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by, inter alia, the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.
Issuance of Additional Shares.   Our eleventh amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our eleventh amended and restated memorandum of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:
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the designation of the series;

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the number of shares of the series;

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the dividend rights, dividend rates, conversion rights, voting rights; and

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the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.
Inspection of Books and Records.   Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information About Us.”
Changes in Capital.   Our shareholders may from time to time by ordinary resolution:
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increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

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consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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sub-divide our existing shares, or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

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cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Our shareholders may, by special resolution and subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital and any capital redemption reserve in any manner authorized by law.
Anti-Takeover Provisions.   Some provisions of our eleventh amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:
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authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

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limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our eleventh amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.
Exempted Company.   We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies, ordinary non-resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident/non-resident company except that an exempted company:
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does not have to file an annual return detailing its shareholders with the Registrar of Companies of the Cayman Islands;

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is not required to open its register of members for inspection;

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does not have to hold an annual general meeting;

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may issue negotiable or bearer shares or shares with no par value;

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may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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may register as a limited duration company; and

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may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Registered Office and Objects
Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other location within the Cayman Islands as our directors may from time to time decide. Under our eleventh amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.
Differences in Corporate Law
The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements.   The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
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the statutory provisions as to the required majority vote have been met;

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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits.   In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:
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a company acts or proposes to act illegally or ultra vires;

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the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.   The Companies Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our eleventh amended and restated memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our eleventh amended and restated memorandum and articles of association.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ Fiduciary Duties.   Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Shareholder Action by Written Consent.   Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our eleventh amended and restated articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals.   Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our eleventh amended and restated articles of association allow our shareholders holding in aggregate not less than one-third of all votes attaching to the outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our eleventh amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.
Cumulative Voting.   Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our eleventh amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors.   Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our eleventh amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director will also cease to be a director if he (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) without special leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our eleventh amended and restated articles of association.
Transactions with Interested Shareholders.   The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up.   Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.
Under Companies Law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our eleventh amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.
Variation of Rights of Shares.   Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our eleventh amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.
Amendment of Governing Documents.   Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law and our eleventh amended and restated memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.
Rights of Non-resident or Foreign Shareholders.   There are no limitations imposed by our eleventh amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our eleventh amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.
History of Securities Issuances
The following is a summary of securities issuances by us in the past three years.
Ordinary Shares
On August 1, 2018, we issued 1,541,667 ordinary shares to Prime Hubs Limited for nil consideration. The ordinary shares were converted into Class A ordinary shares upon the completion of our initial public offering.
On September 12, 2018, we completed our initial public offering of 160,000,000 American depositary shares, each representing one Class A ordinary share. Subsequently on October 12, 2018, the associated over-allotment option were fully exercised by our underwriters for our initial public offering and an additional 24,000,000 American depositary shares, each representing one Class A ordinary share, were issued. The offering and the over-allotment option were completed at an issuance price of $6.26 per ADS.
Preferred Shares
On July 6, 2017, we issued an aggregate of 24,466,024 series C preferred shares for aggregate consideration of US$95,050,500.0 to Tea Leaf Limited, BLISSFUL DAYS HOLDINGS LIMITED, Guangfa Xinde Capital Management Limited, Bluefuture Fund L.P., UBS AG, London Branch, KEEN EAGLE CAPITAL INVESTMENT LIMITED and China Oceanwide International Asset Management Limited.

On July 20, 2017, we issued 1,287,001 series C preferred shares for consideration of US$5,000,000.0 to CMFHK Fortune 100 SPC.
On November 10, 2017, we issued an aggregate of 196,211,257 series D preferred shares for aggregate consideration of US$1,050,300,000.0 to Image Frame Investment (HK) Limited, MORESPARK LIMITED, LEAP PROSPECT LIMITED, Serenity WL Holdings Ltd, SCOTTISH MORTGAGE INVESTMENT TRUST PLC, PACIFIC HORIZON INVESTMENT TRUST PLC, Myriad Opportunities Master Fund Limited, LONE SPRUCE, L.P., Lone Cypress, LTD., ULTRA RESULT HOLDINGS LIMITED, AL NAHDHA INVESTMENT LLC, Al Beed Group, Oldbridge Invest L.L.C., AC Limited, BEST CASTLE LIMITED, HUBEI SCIENCE & TECHNOLOGY INVESTMENT GROUP (HONG KONG) COMPANY LIMITED, WP NIO Investment Partnership, LP, Lezmenia Assets Limited, LAPATHIA HOLDINGS LIMITED, PV Vision Limited, Silver Ridge Fund I Limited Partnership, The Mabel Chan 2012 Family Trust, Magic Stone Special Opportunity Fund IV L.P., Mega Treasure Investment Limited, Tanzanite Gem Holdings Limited, SCC Growth IV Holdco A, Ltd., Joy Next Investment Management Limited, Anderson Investments Pte. Ltd., HH DYU Holdings Limited, TPG Growth III SF Pte. Ltd., Bluestone Company Limited, Bright Sky II, L.P, Diamond Division Limited, WEST CITY ASIA LIMITED, Haixia NEV International Limited Partnership, Palace Investments Pte. Ltd. and KEEN EAGLE CAPITAL INVESTMENT LIMITED.
On November 24, 2017, we issued an aggregate of 11,769,312 series D preferred shares for aggregate consideration of US$63,000,000.0 to Caitong Funds SPC — New Technology Fund Segregated Portfolio, CICC Ehealthcare Investment Limited, CapThrone Investment Limited Partnership and HCM VI Limited.
On December 1, 2017, we issued 4,670,362 series D preferred shares for a consideration of US$25,000,000.0 to STAR AZURE INTERNATIONAL LIMITED.
On December 15, 2017, we issued 934,072 series D preferred shares for consideration of US$5,000,000.0 to Oceanwide Sigma Limited.
On February 24, 2018, we forfeited 937,160 series C preferred shares from CEG Smart Travel Co., Limited.
All preferred shares were converted into Class A, Class B or Class C ordinary shares upon the completion of our initial public offering.
Option and Restricted Share Grants
We have granted options, restricted shares and other awards to purchase our ordinary shares to certain of our directors, executive officers, employees and consultants. See “Item 6. Directors, Senior Management and Employees — B. Compensation of Directors and Executive Officers” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of one Class A ordinary share, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.
The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.
We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See “— Jurisdiction and Arbitration.”
The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find More Information About Us.”
Holding the ADSs
How will you hold your ADSs?
You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Dividends and Other Distributions
How will you receive dividends and other distributions on the shares?
The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.
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Cash.   The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.
Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.
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Shares.   For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

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Elective Distributions in Cash or Shares.   If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

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Rights to Purchase Additional Shares.   If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).
U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.
There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.
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Other Distributions.   Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.
Deposit, Withdrawal and Cancellation
How are ADSs issued?
The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.
How do ADS holders cancel an American Depositary Share?
You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.
How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.
Voting Rights
How do you vote?
You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.
If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.
The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.
In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.
Compliance with Regulations
Information Requests
Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.
Disclosure of Interests
Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the New York Stock Exchange and any other stock exchange on which the ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.
Fees and Expenses
As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):
Service	Fees
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To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued
• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
• Distribution of cash dividends	Up to US$0.05 per ADS held
• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank
As an ADS holder, you will also be responsible for paying certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:
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Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

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Expenses incurred for converting foreign currency into U.S. dollars.

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Expenses for cable, telex and fax transmissions and for delivery of securities.

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Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

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Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

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Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

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Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.
The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.
In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.
The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.
Payment of Taxes
You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.
Reclassifications, Recapitalizations and Mergers
If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

If we:	Then:
Distribute securities on the ordinary shares that are not distributed to you, or recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.
How may the deposit agreement be terminated?
The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.
After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.
Books of Depositary
The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.
The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.
These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs
The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:
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are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

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are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

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are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

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are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

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are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

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are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

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may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

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disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

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disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.
In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Jurisdiction and Arbitration
The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The fees of the arbitrator and other costs incurred by the parties in connection with such arbitration shall be paid by the party or parties that is (are) unsuccessful in such arbitration. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims arising under the Securities Act or the Exchange Act in state or federal courts. The arbitration provision of the deposit agreement shall not relieve us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act and is not intended to be deemed a waiver by any holder or beneficial owner of ADSs of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.
Jury Trial Waiver
The deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law. No condition, stipulation or provision of the deposit agreement or ADSs shall relieve us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act nor serve as a waiver by any holder or beneficial owner of ADSs of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.
Requirements for Depositary Actions
Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:
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payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

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satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

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compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs
You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:
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when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

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when you owe money to pay fees, taxes and similar charges;

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when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities;

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other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

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for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.
This right of withdrawal may not be limited by any other provision of the deposit agreement.
Direct Registration System
In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:
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political and economic stability;

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an effective judicial system;

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a favorable tax system;

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the absence of exchange control or currency restrictions; and

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the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:
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the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide less protection to investors as compared to the United States; and

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Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or the securities laws of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.
We have been advised by our Cayman Islands legal counsel, Maples and Calder (Hong Kong) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For such a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy of the Cayman Islands). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Han Kun Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:
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recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

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entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.
It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or Class A ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

TAXATION
The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change or differing interpretation, possibly with retroactive effect. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, PRC and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel, and to the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Han Kun Law Offices, our PRC counsel.
Cayman Islands Taxation
The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax of gift tax. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands are not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations under Cayman Islands law.
Payments of dividends and capital in respect of our Class A ordinary shares and ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A ordinary shares or ADSs, nor will gains derived from the disposal of our Class A ordinary shares or ADSs be subject to Cayman Islands income or corporation tax.
No stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.
People’s Republic of China Taxation
Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC. Further to Circular 82, the State Administration of Taxation issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters.
We believe that NIO Inc. is not a PRC resident enterprise for PRC tax purposes. NIO Inc. is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that NIO Inc. meets all of the conditions above. NIO Inc. is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.
If the PRC tax authorities determine that NIO Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or Class A ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of NIO Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that NIO Inc. is treated as a PRC resident enterprise. Pursuant to the EIT Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in China, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the tax rate in respect to dividends paid by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced tax rate: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in November 2015, require that non-resident enterprises must obtain approval from the relevant tax authority in order to enjoy the reduced tax rate. There are also other conditions for enjoying the reduced tax rate according to other relevant tax rules and regulations. Accordingly, our subsidiaries may be able to enjoy the 5% tax rate for the dividends it receives from its PRC incorporated subsidiaries if they satisfy the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations and obtain the approvals as required. However, according to SAT Circular 81, if the relevant tax authorities determine our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable tax rate on dividends in the future.
Provided that our Cayman Islands holding company, NIO Inc., is not deemed to be a PRC resident enterprise, holders of our ADSs and Class A ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares or ADSs. Circular 7 further clarifies that, if a non-resident enterprise derives income by acquiring and selling shares in an offshore listed enterprise in the public market, such income will not be subject to PRC tax. However, there is uncertainty as to the application of Circular 7, we and our non-PRC resident investors may be at risk of being required to file a return and being taxed under Circular 7 and we may be required to expend valuable resources to comply with Circular 7 or to establish that we should not be taxed under Circular 7. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference.
U.S. Federal Income Tax Considerations
The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or Class A ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, alternative minimum tax, and other non-income tax considerations or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or Class A ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:
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banks and other financial institutions;

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insurance companies;

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pension plans;

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cooperatives;

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regulated investment companies;

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real estate investment trusts;

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broker-dealers;

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traders that elect to use a mark-to-market method of accounting;

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certain former U.S. citizens or long-term residents;

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tax-exempt entities (including private foundations);

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holders who acquire their ADSs or Class A ordinary shares pursuant to any employee share option or otherwise as compensation;

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investors that will hold their ADSs or Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

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investors that have a functional currency other than the U.S. dollar;

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investors required to accelerate the recognition of any item of gross income with respect to ADSs or Class A ordinary shares “as a result of such income being recognized on an applicable financial statement”;

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persons that actually or constructively own 10% or more of our stock (by vote or value); or

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partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or Class A ordinary shares through such entities.

All of the foregoing may be subject to tax rules that differ significantly from those discussed below.
Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or Class A ordinary shares.
General
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or Class A ordinary shares that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

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an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or Class A ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or Class A ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or Class A ordinary shares.
For U.S. federal income tax purposes, a U.S. Holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will generally not be subject to U.S. federal income tax.
Passive Foreign Investment Company Considerations
A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.
Although the law in this regard is not entirely clear, we treat our VIEs as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with these entities, and as a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we do not own the VIEs for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.
Assuming that we are the owner of our VIEs for U.S. federal income tax purposes, we do not believe we were a PFIC for the taxable year ended December 31, 2019, and based on our current and expected composition of income and assets and the value of our assets (and taking into account our current market capitalization), we do not expect to be a PFIC for the current taxable year or the foreseeable future. While we do not expect to be or to become a PFIC in the current or foreseeable taxable years, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our passive income significantly increases relative to our non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.
If we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or Class A ordinary shares, the PFIC rules discussed below under “— Passive Foreign Investment Company Rules” generally will apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.
The discussion below under “— Dividends” and “— Sale or Other Disposition” is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under “— Passive Foreign Investment Company Rules.”
Dividends
Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or Class A ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on our ADSs or Class A ordinary shares will not be eligible for the dividends received deduction allowed to corporations. A non-corporate U.S. Holder will be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our ADSs are readily tradeable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the United States-PRC income tax treaty, (2) we are neither a PFIC nor treated as such with respect to such a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. We expect our ADSs (but not our Class A ordinary shares) will be considered to be readily tradeable on the New York Stock Exchange, which is an established securities market in the United States. There can be no assurance, however, that our ADSs will be considered readily tradeable on an established securities market in later years.
In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “— People’s Republic of China Taxation” above), we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation described in the preceding paragraph.
Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or Class A ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.
Sale or Other Disposition
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or Class A ordinary shares. Any capital gain or loss will be long-term if the ADSs or Class A ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of non-corporate U.S. Holders is generally eligible for a reduced rate of taxation. In the event that gain from the disposition of the ADSs or Class A ordinary shares is subject to tax in the PRC, such gain may be treated as PRC-source gain under the United States-PRC income tax treaty. If a U.S. Holder is not eligible for the benefits of the income tax treaty or fails to make the election to treat any gain as foreign source, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or Class A ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or Class A ordinary shares, including the availability of the foreign tax credit under their particular circumstances.
Passive Foreign Investment Company Rules
If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or Class A ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or Class A ordinary shares. Under the PFIC rules:
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the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or Class A ordinary shares;

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the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

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the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

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an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares and any of our subsidiaries, our variable interest entities or any of the subsidiaries of our variable interest entities is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, our variable interest entities or any of the subsidiaries of our variable interest entities.
As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded. For those purposes, our ADSs, but not our Class A ordinary shares, will be treated as marketable stock upon their listing on the New York Stock Exchange. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.
Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.
We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or Class A ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or Class A ordinary shares if we are or become a PFIC.

SELLING SHAREHOLDERS
Selling shareholders to be named in a prospectus supplement may, from time to time, offer and sell some or all of the shares of our ordinary shares held by them pursuant to this prospectus and the applicable prospectus supplement.
Such selling shareholders may sell shares of our ordinary shares held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of some or all of our ordinary shares held by them in transactions exempt from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION
We or the selling shareholders named in the applicable prospectus supplement may sell the securities described in this prospectus from time to time in one or more transactions, including without limitation:
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to or through underwriters, brokers or dealers;

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through agents;

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on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

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through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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directly to one or more purchasers in negotiated sales or competitively bid transactions; or

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through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.
We may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.
We or the selling shareholders named in the applicable prospectus supplement may sell the securities offered by this prospectus at:
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a fixed price or prices, which may be changed;

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market prices prevailing at the time of sale;

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prices related to such prevailing market prices; or

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negotiated prices.

We or the selling shareholders named in the applicable prospectus supplement may solicit offers to purchase the securities directly from the public from time to time. We or the selling shareholders named in the applicable prospectus supplement may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions to be paid to the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act. From time to time, we or the selling shareholders named in the applicable prospectus supplement may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public. We or the selling shareholders named in the applicable prospectus supplement may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we or the selling shareholders named in the applicable prospectus supplement sell securities to underwriters, we or the selling shareholders named in the applicable prospectus supplement will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us or the selling shareholders named in the applicable prospectus supplement in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us or the selling shareholders named in the applicable prospectus supplement, to indemnification by us or the selling shareholders named in the applicable prospectus supplement against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make.
The applicable prospectus supplement will describe the terms of the offering of the securities, including the following:
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the name of the agent or any underwriters;

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the public offering or purchase price;

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any discounts and commissions to be allowed or paid to the agent or underwriters;

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all other items constituting underwriting compensation;

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any discounts and commissions to be allowed or paid to dealers; and

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any exchanges on which the securities will be listed.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.
We may pay expenses incurred with respect to the registration of shares owned by any selling shareholders.
The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, NIO Inc. and its subsidiaries. In addition, we may offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another. If so indicated in an applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.
In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.
Unless otherwise indicated in an applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.
The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS
We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the ordinary shares represented by the ADSs and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriters by a law firm named in the applicable prospectus supplement. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. All information filed with or furnished to the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, the SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. We also maintain a website at http://ir.nio.com/, but information contained on, or linked from, our website is not incorporated by reference in this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement
As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.
This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
We incorporate by reference the documents listed below:
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our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed on May 14, 2020;

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our current report on Form 6-K furnished on June 9, 2020;

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the description of the securities contained in our registration statement on Form 8-A filed on August 28, 2018 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

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with respect to each offering of securities under this prospectus, all reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed on May 14, 2020, contains a description of our business and audited consolidated financial statements with a report by our independent registered public accounting firm. These financial statements are prepared in accordance with U.S. GAAP.
Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
NIO Inc.
Building 20, No. 56 AnTuo Road
Anting Town, Jiading District, Shanghai 201804
People’s Republic of China
Tel: +86 21 6908-3681
Attention: Investor Relations Department
You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.